Prospectus Supplement
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145810
PROSPECTUS
Prospectus Supplement No. 10
(to prospectus dated September 13, 2007)

     This Prospectus Supplement No. 10 supplements and amends the prospectus dated September 13, 2007, relating to the sale of up to 3,249,860 shares of common stock by certain selling stockholders. The selling stockholders are listed in the section beginning on page 39 of this prospectus supplement.
     This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7, No. 8 and No. 9 thereto, and is qualified by reference to the Prospectus and Supplements Nos. 1 through 9, except to the extent that the information in this Prospectus Supplement No. 10 updates or supersedes the information contained in the Prospectus or Supplements Nos. 1 through 9.
     Our common stock is listed on the NASDAQ Capital Market under the symbol “OCLS.” On December 4, 2009, the last reported sale price for our common stock on the NASDAQ Capital Market was $2.00 per share.

     Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 10 is December 8, 2009

     You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.
     You should read carefully the entire prospectus before making an investment decision. In this prospectus, unless otherwise indicated, the words “we,” “us,” and “our” refer to Oculus Innovative Sciences, Inc. and its subsidiaries and do not refer to the selling stockholders.

SUMMARY
     The following summary highlights selected information from this prospectus. Because this is a summary, it does not contain all the information about us that may be important to you. You should read carefully the more detailed information in this prospectus, including “Risk Factors.”
Our Business
          We incorporated under the laws of the State of California in April 1999 as Micromed Laboratories, Inc. In August 2001, we changed our name to Oculus Innovative Sciences, Inc. and later reincorporated under the laws of the State of Delaware in December 2006. We conduct our business worldwide, with significant operating subsidiaries in Europe and Mexico, and references to our Company contained in this prospectus include our subsidiaries, Oculus Technologies of Mexico, S.A. de C.V., and Oculus Innovative Sciences Netherlands, B.V., except where the context otherwise requires. Our principal executive offices are located at 1129 North McDowell Boulevard, Petaluma, California 94954. Our telephone number is (707) 782-0792. Our fiscal year end is March 31. Our website is www.oculusis.com. Information contained on our website does not constitute part of this prospectus.
          We develop, manufacture and market a family of products intended to prevent and treat infections in chronic and acute wounds. Our platform technology, called Microcyn®, is a proprietary solution of electrically charged oxychlorine small molecules designed to treat a wide range of organisms that cause disease (pathogens). These include viruses, fungi, spores and antibiotic-resistant strains of bacteria, such as Methicillin-resistant Staphylococcus aureus, or MRSA, and Vancomycin-resistant Enterococcus, or VRE, in wounds.
          We do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, nor do we have the necessary regulatory clearance or approval to market Microcyn in the United States as a medical device for an antimicrobial or wound healing indication. Our device product is cleared for sale in the United States as a 510(k) medical device for wound cleaning, debridement, lubricating, moistening and dressing; is a device under CE Mark in Europe; is approved by the State Food and Drug Administration, or SFDA, in China as a technology that reduces the propagation of microbes in wounds and creates a moist environment for wound healing; and is approved as a drug in India and Mexico.
The Offering

Common stock offered by the selling stockholders	3,249,860 shares
     We will not receive any proceeds from this offering. We may, however, receive the proceeds from the sale of shares of our common stock to the selling stockholders upon the cash exercise of their warrants. We will bear costs relating to the registration of the shares. See “Plan of Distribution” for more information.
RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, as well as the other information contained in this prospectus, before you decide to buy any shares of our common stock. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks materialize, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.
Risks Related to Our Business
We have a history of losses, we expect to continue to incur losses and we may never achieve profitability.
     We incurred a net loss of 1,893,000 and $5,434,000 for the three and six months ended September 30, 2009, respectively. At September 30, 2009, our accumulated deficit amounted to $114,239,000. During the three months ended September 30, 2009, net cash used in operating activities amounted to $3,355,000. At September 30, 2009, our working capital amounted to $6,373,000. We need to raise additional capital from external sources in order to sustain our operations while continuing the longer term efforts contemplated under our business plan. We expect to continue incurring losses for the foreseeable future and must raise additional capital to pursue product development initiatives, penetrate markets for the sale of our products and continue as a going concern. We may not raise additional capital. We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means. If the economic climate in the U.S. does not improve or continues to deteriorate, our ability to raise additional capital could be negatively impacted. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to commercialize our products in the U.S., which is critical to the realization of our business plan and the future operations. These matters raise substantial doubt about our ability to continue as a going concern.
Declining general economic or business conditions may have a negative impact on our business.
     Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the global economy and expectations of slower global economic growth going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global economic slowdown. If the economic climate in the U.S. does not improve or continues to deteriorate, our business, including our patient population, our suppliers and our third-party payors, could be negatively affected, resulting in a negative impact on our business.
Our inability to raise additional capital on acceptable terms in the future may cause us to curtail certain operational activities, including regulatory trials, sales and marketing, and international operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.
     We expect capital outlays and operating expenditures to increase over the next several years as we work to conduct regulatory trials, commercialize our products and expand our infrastructure. We may need to raise additional capital to, among other things:
•	fund our clinical trials and preclinical studies;

•	sustain commercialization of our current products or new products;

•	expand our manufacturing capabilities;

•	increase our sales and marketing efforts to drive market adoption and address competitive developments;

•	acquire or license technologies; and

•	finance capital expenditures and our general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

•	the progress and timing of our clinical trials;

•	the level of research and development investment required to maintain and improve our technology position;

•	cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our efforts to acquire or license complementary technologies or acquire complementary businesses;

•	changes in product development plans needed to address any difficulties in commercialization;

•	competing technological and market developments; and

•	changes in regulatory policies or laws that affect our operations.
     If we raise additional funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including regulatory trials, sales and marketing, and international operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.
We do not have the necessary regulatory approvals to market Microcyn as a drug in the United States.
     We have obtained five 510(k) clearances in the United States that permit us to sell Microcyn as a medical device to clean, moisten and debride wounds. Before we are permitted to sell Microcyn as a drug in the United States, we must, among other things, successfully complete additional preclinical studies and well-controlled clinical trials, submit a New Drug Application, or NDA, to the FDA and obtain FDA approval.
     The FDA approval process is expensive and uncertain, requires detailed and comprehensive scientific and other data and generally takes several years. Despite the time and expense exerted, approval is never guaranteed. Even if we obtain FDA approval to sell Microcyn as a drug, we may not be able to successfully commercialize Microcyn as a drug in the United States and may never recover the substantial costs we have invested in the development of our Microcyn products.
Delays or adverse results in clinical trials could result in increased costs to us and delay our ability to generate revenue.
     Clinical trials can be long and expensive, and the outcome of clinical trials is uncertain and subject to delays. It may take several years to complete clinical trials, if at all, and a product candidate may fail at any stage of the clinical trial process. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. Interim results of a preclinical study or clinical trial do not necessarily predict final results, and acceptable results in preclinical studies or early clinical trials may not be repeatable in later subsequent clinical trials. The commencement or completion of any of our clinical trials may be delayed or halted for a variety of reasons, including the following:
•	insufficient funds to continue our clinical trials;

•	the FDA requirements for approval, including requirements for testing efficacy or safety, may change;

•	the FDA or other regulatory authorities do not approve a clinical trial protocol;

•	patients do not enroll in clinical trials at the rate we expect;

•	delays in reaching agreement on acceptable clinical trial agreement terms with prospective sites;

•	delays in obtaining institutional review board approval to conduct a study at a prospective site;

•	third party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or the third party organizations do not perform data collection and analysis in a timely or accurate manner; and

•	governmental regulations or administrative actions are changed.
     We do not know whether future clinical trials will demonstrate safety and efficacy sufficiently to result in additional FDA approvals. While a number of physicians have conducted clinical studies assessing the safety and efficacy of Microcyn for various indications, the data from these studies is not sufficient to support approval of Microcyn as a drug in the United States.
     The FDA and other regulatory bodies may also change standards and acceptable trial procedures required for a showing of safety and efficacy. For example, until recently, the FDA accepted non-inferiority clinical trials, or clinical trials that show that a new treatment is equivalent to standard treatment, as the standard for anti-infective drug approvals. On October 12, 2007, the FDA released draft guidance entitled Antibacterial Drug Products: Use of Noninferiority Studies to Support Approval. This new agency guidance requires either placebo-controlled or superiority trial designs, which are designed to test whether, and to what extent, a new treatment is better than the placebo. The uncertainty of clinical trial protocols and changes within FDA guidelines could have a negative impact on the timelines and milestones for our clinical program.

If we fail to obtain, or experience significant delays in obtaining, additional regulatory clearances or approvals to market our current or future products, we may be unable to commercialize these products.
     Developing, testing, manufacturing, marketing and selling of medical technology products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. The process of obtaining regulatory clearance and approval of medical technology products is costly and time consuming. Even though the underlying product formulation may be the same or similar, our products are subject to different regulations and approval processes depending upon their intended use.
     To obtain regulatory approval of our products as drugs in the United States, we must first show that our products are safe and effective for target indications through preclinical studies (laboratory and animal testing) and clinical trials (human testing). The FDA generally clears marketing of a medical device through the 510(k) pre-market clearance process if it is demonstrated that the new product has the same intended use and the same or similar technological characteristics as another legally marketed Class II device, such as a device already cleared by the FDA through the 510(k) premarket notification process, and otherwise meets the FDA’s requirements. Product modifications, including labeling the product for a new intended use, may require the submission of a new 510(k) clearance and FDA approval before the modified product can be marketed.
     The outcomes of clinical trials are inherently uncertain. In addition, we do not know whether the necessary approvals or clearances will be granted or delayed for future products. The FDA could request additional information, changes to formulation or clinical testing that could adversely affect the time to market and sale of products as drugs. If we do not obtain the requisite regulatory clearances and approvals, we will be unable to commercialize our products as drugs or devices and may never recover any of the substantial costs we have invested in the development of Microcyn.
     Distribution of our products outside the United States is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. We do not know whether we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on our future business, financial condition, and results of operations.
If our products do not gain market acceptance, our business will suffer because we might not be able to fund future operations.
     A number of factors may affect the market acceptance of our products or any other products we develop or acquire, including, among others:
•	the price of our products relative to other treatments for the same or similar treatments;

•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of our products for their indicated applications and treatments;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.
     If our products do not gain market acceptance, we may not be able to fund future operations, including developing, testing and obtaining regulatory approval for new product candidates and expanding our sales and marketing efforts for our approved products, which would cause our business to suffer.
If our competitors develop products similar to Microcyn, we may need to modify or alter our business strategy, which may delay the achievement of our goals.
     Competitors may develop products with similar characteristics as Microcyn. Such similar products marketed by larger competitors can hinder our efforts to penetrate the market. As a result, we may be forced to modify or alter our business and regulatory strategy and sales and marketing plans, as a response to changes in the market, competition and technology limitations, among others. Such modifications may pose additional delays in achieving our goals.
We intend to license or collaborate with third parties in various potential markets, and events involving these strategic partners or any future collaborations could delay or prevent us from developing or commercializing products.
     Our business strategy and our short-term and long-term operating results will depend in part on our ability to execute on existing strategic collaborations and to license or partner with new strategic partners. We believe collaborations allow us to leverage our resources and technologies and to access markets that are compatible with our own core areas of expertise while avoiding the cost of establishing or maintaining a direct sales force in each market. We may incur significant costs in the use of third parties to identify and assist in establishing relationships with potential collaborators.
     To penetrate our target markets, we may need to enter into additional collaborative agreements to assist in the development and commercialization of products. For example, depending upon our analysis of the time and expense involved in obtaining FDA approval to sell a product to treat open wounds, we may choose to license our technology to a third party as opposed to pursuing commercialization ourselves. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position and our internal capabilities. Our discussions with potential collaborators may not lead to the establishment of new collaborations on favorable terms and may have the potential to provide collaborators with access to our key intellectual property filings and next generation formations. We have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborations or potential products. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may not develop or commercialize products that arise out of our collaborative arrangements or devote sufficient resources to the development, manufacture, marketing or sale of these products. By entering into a collaboration, we may preclude opportunities to collaborate with other third parties who do not wish to associate with our existing third party strategic partners. Moreover, in the event of termination of a collaboration agreement, termination negotiations may result in less favorable terms.
If we are unable to expand our direct domestic sales force, we may not be able to successfully sell our products in the United States.
     We have very limited commercialization capability and make Microcyn-based products available primarily through our website, and several regional distributors. We plan for a more aggressive commercialization and product launch in the event we obtain drug approval from the FDA or obtain other clearance or approval with wound healing claims. Developing a sales force is expensive and time consuming, and the lack of qualified sales personnel could delay or limit the success of our product launch. Our domestic sales force, if established, will be competing with the sales operations of our competitors, which are better funded and more experienced. We may not be able to develop domestic sales capacity on a timely basis or at all.
Our dependence on distributors for sales could limit or prevent us from selling our products and from realizing long-term revenue growth.
     We currently depend on distributors to sell Microcyn in the United States, Europe and other countries and intend to continue to sell our products primarily through distributors in Europe and the United States for the foreseeable future. If we are unable to expand our direct sales force, we will continue to rely on distributors to sell Microcyn. Our existing distribution agreements are generally short-term in duration, and we may need to pursue alternate distributors if the other parties to these agreements terminate or elect not to renew their agreements. If we are unable to retain our current distributors for any reason, we must replace them with alternate distributors experienced in supplying the wound care market, which could be time-consuming and divert management’s attention from other operational matters. In addition, we will need to attract additional distributors to expand the geographic areas in which we sell Microcyn. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations, which could harm our ability to generate revenues. In addition, some of our distributors may also sell products that compete with ours. In some countries, regulatory licenses must be held by residents of the country. For example, the regulatory approval for one product in India is owned and held by our Indian distributor. If the licenses are not in our name or under our control, we might not have the power to ensure their ongoing effectiveness and use by us. If current or future distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, we may not realize long-term revenue growth.
If we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

     Regulatory approvals or clearances that we currently have and that we may receive in the future are subject to limitations on the indicated uses for which the products may be marketed, and any future approvals could contain requirements for potentially costly post-marketing follow-up studies. If the FDA determines that our promotional materials or activities constitute promotion of an unapproved use or we otherwise fail to comply with FDA regulations, we may be subject to regulatory enforcement actions, including a warning letter, injunction, seizure, civil fine or criminal penalties. In addition, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record-keeping for approved products are subject to extensive regulation. Our manufacturing facilities, processes and specifications are subject to periodic inspection by the FDA, European and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure to continue to meet regulatory standards or to remedy any deficiencies could result in restrictions being imposed on products or manufacturing processes, fines, suspension or loss of regulatory approvals or clearances, product recalls, termination of distribution or product seizures or the need to invest substantial resources to comply with various existing and new requirements. In the more egregious cases, criminal sanctions, civil penalties, disgorgement of profits or closure of our manufacturing facilities are possible. The subsequent discovery of previously unknown problems with Microcyn, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of our products, and could include voluntary or mandatory recall or withdrawal of products from the market.
     New government regulations may be enacted and changes in FDA policies and regulations, their interpretation and enforcement, could prevent or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. Therefore, we do not know whether we will be able to continue to comply with any regulations or that the costs of such compliance will not have a material adverse effect on our future business, financial condition, and results of operations. If we are not able to maintain regulatory compliance, we will not be permitted to market our products and our business would suffer.
We may experience difficulties in manufacturing Microcyn, which could prevent us from commercializing one or more of our products.
     The machines used to manufacture our Microcyn-based products are complex, use complicated software and must be monitored by highly trained engineers. Slight deviations anywhere in our manufacturing process, including quality control, labeling and packaging, could lead to a failure to meet the specifications required by the FDA, the EPA, European notified bodies, Mexican regulatory agencies and other foreign regulatory bodies, which may result in lot failures or product recalls. If we are unable to obtain quality internal and external components, mechanical and electrical parts, if our software contains defects or is corrupted, or if we are unable to attract and retain qualified technicians to manufacture our products, our manufacturing output of Microcyn, or any other product candidate based on our platform that we may develop, could fail to meet required standards, our regulatory approvals could be delayed, denied or revoked, and commercialization of one or more of our Microcyn-based products may be delayed or foregone. Manufacturing processes that are used to produce the smaller quantities of Microcyn needed for clinical tests and current commercial sales may not be successfully scaled up to allow production of significant commercial quantities. Any failure to manufacture our products to required standards on a commercial scale could result in reduced revenues, delays in generating revenue and increased costs.
Our competitive position depends on our ability to protect our intellectual property and our proprietary technologies.
     Our ability to compete and to achieve and maintain profitability depends on our ability to protect our intellectual property and proprietary technologies. We currently rely on a combination of patents, patent applications, trademarks, trade secret laws, confidentiality agreements, license agreements and invention assignment agreements to protect our intellectual property rights. We also rely upon unpatented know-how and continuing technological innovation to develop and maintain our competitive position. These measures may not be adequate to safeguard our Microcyn technology. If we do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced.
     Although we have filed U.S. and foreign patent applications related to our Microcyn based products, the manufacturing technology for making the products, and their uses, only one U.S. patent has been issued from these applications to date.
     Our pending patent applications and any patent applications we may file in the future may not result in issued patents, and we do not know whether any of our in-licensed patents or any additional patents that might ultimately be issued by the U.S. Patent and Trademark Office or foreign regulatory body will protect our Microcyn technology. Any claims that issue may not be sufficiently broad to prevent third parties from producing competing substitutes and may be infringed, designed around, or invalidated by third parties. Even issued patents may later be found to be invalid, or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. For example, a competitor filed a Notice of Opposition with the Opposition Division of the European Patent Office in February 2008 opposing our recently issued European patent.
     The degree of future protection for our proprietary rights is more uncertain in part because legal means afford only limited protection and may not adequately protect our rights, and we will not be able to ensure that:
•	we were the first to invent the inventions described in patent applications;

•	we were the first to file patent applications for inventions;

•	others will not independently develop similar or alternative technologies or duplicate our products without infringing our intellectual property rights;

•	any patents licensed or issued to us will provide us with any competitive advantages;

•	we will develop proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our ability to do business.
     The policies we use to protect our trade secrets may not be effective in preventing misappropriation of our trade secrets by others. In addition, confidentiality and invention assignment agreements executed by our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosures. We cannot be certain that the steps we have taken will prevent the misappropriation and use of our intellectual property in the United States, or in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.
We may face intellectual property infringement claims that could be time-consuming, costly to defend and could result in our loss of significant rights and, in the case of patent infringement claims, the assessment of treble damages.
     On occasion, we may receive notices of claims of infringement, misappropriation or misuse of other parties’ proprietary rights. We may have disputes regarding intellectual property rights with the parties that have licensed those rights to us. We may also initiate claims to defend our intellectual property. Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. In addition, the outcome of such litigation may be unpredictable. If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if we were to be found to have willfully infringed a third party’s patent) to the party claiming infringement, develop non-infringing technology, stop selling our products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. In addition, modifying our products to exclude infringing technologies could require us to seek re-approval or clearance from various regulatory bodies for our products, which would be costly and time consuming. Also, we may be unaware of pending patent applications that relate to our technology. Parties making infringement claims on future issued patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.
Our ability to generate revenue will be diminished if we are unable to obtain acceptable prices or an adequate level of reimbursement from third-party payors of healthcare costs.
     The continuing efforts of governmental and other third-party payors, including managed care organizations such as health maintenance organizations, or HMOs, to contain or reduce costs of health care may affect our future revenue and profitability, and the future revenue and profitability of our potential customers, suppliers and collaborative or license partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, governmental and private payors have limited the growth of health care costs through price regulation or controls, competitive pricing programs and drug rebate programs. Our ability to commercialize our products successfully will depend in part on the extent to which appropriate coverage and reimbursement levels for the cost of our Microcyn products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as HMOs.

     There is significant uncertainty concerning third-party coverage and reimbursement of newly approved medical products and drugs. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for or rejection of our products. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to generate revenues.
     In addition, given ongoing federal and state government initiatives directed at lowering the total cost of health care, the United States Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and the reform of the Medicare and Medicaid payment systems. While we cannot predict whether any proposed cost-containment measures will be adopted, the announcement or adoption of these proposals could reduce the price that we receive for our Microcyn products in the future.
We could be required to indemnify third parties for alleged infringement, which could cause us to incur significant costs.
     Some of our distribution agreements contain commitments to indemnify our distributors against liability arising from infringement of third party intellectual property such as patents. We may be required to indemnify our customers for claims made against them or license fees they are required to pay. If we are forced to indemnify for claims or to pay license fees, our business and financial condition could be substantially harmed.
A significant part of our business is conducted outside of the United States, exposing us to additional risks that may not exist in the United States, which in turn could cause our business and operating results to suffer.
     We have international operations in Mexico and Europe. During the years ended March 31, 2009 and 2008, approximately 76% and 70% of our total revenues were generated from sales outside of the United States. Our business is highly regulated for the use, marketing and manufacturing of our Microcyn products both domestically and internationally. Our international operations are subject to risks, including:
•	local political or economic instability;

•	changes in governmental regulation;

•	changes in import/export duties;

•	trade restrictions;

•	lack of experience in foreign markets;

•	difficulties and costs of staffing and managing operations in certain foreign countries;

•	work stoppages or other changes in labor conditions;

•	difficulties in collecting accounts receivables on a timely basis or at all; and

•	adverse tax consequences or overlapping tax structures.
     We plan to continue to market and sell our products internationally to respond to customer requirements and market opportunities. Establishing operations in any foreign country or region presents risks such as those described above as well as risks specific to the particular country or region. In addition, until a payment history is established over time with customers in a new geography or region, the likelihood of collecting receivables generated by such operations could be less than our expectations. As a result, there is a greater risk that reserves set with respect to the collection of such receivables may be inadequate. If our operations in any foreign country are unsuccessful, we could incur significant losses and we may not achieve profitability.
     In addition, changes in policies or laws of the United States or foreign governments resulting in, among other things, changes in regulations and the approval process, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. If we fail to realize the anticipated revenue growth of our future international operations, our business and operating results could suffer.

Our sales in international markets subject us to foreign currency exchange and other risks and costs which could harm our business.
     A substantial portion of our revenues are derived from outside the United States; primarily from Mexico. We anticipate that revenues from international customers will continue to represent a substantial portion of our revenues for the foreseeable future. Because we generate revenues in foreign currencies, we are subject to the effects of exchange rate fluctuations. The functional currency of our Mexican subsidiary is the Mexican Peso, and the functional currency of our subsidiary in the Netherlands is the Euro. For the preparation of our consolidated financial statements, the financial results of our foreign subsidiaries are translated into U.S. dollars on average exchange rates during the applicable period. If the U.S. dollar appreciates against the Mexican Peso or the Euro, as applicable, the revenues we recognize from sales by our subsidiaries will be adversely impacted. Foreign exchange gains or losses as a result of exchange rate fluctuations in any given period could harm our operating results and negatively impact our revenues. Additionally, if the effective price of our products were to increase as a result of fluctuations in foreign currency exchange rates, demand for our products could decline and adversely affect our results of operations and financial condition.
The loss of key members of our senior management team, one of our directors or our inability to retain highly skilled scientists, technicians and salespeople could adversely affect our business.
     Our success depends largely on the skills, experience and performance of key members of our executive management team, including Hojabr Alimi, our Chief Executive Officer and Robert Northey, our Director of Research and Development. The efforts of these people will be critical to us as we continue to develop our products and attempt to commercialize products in the chronic and acute wound care market. If we were to lose one or more of these individuals, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategies.
     Our research and development programs depend on our ability to attract and retain highly skilled scientists and technicians. We may not be able to attract or retain qualified scientists and technicians in the future due to the intense competition for qualified personnel among medical technology businesses, particularly in the San Francisco Bay Area. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified personnel. In addition, our success depends on our ability to attract and retain salespeople with extensive experience in wound care and close relationships with the medical community, including physicians and other medical staff. We may have difficulties locating, recruiting or retaining qualified salespeople, which could cause a delay or decline in the rate of adoption of our products. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to support our research, development and sales programs.
     We maintain key-person life insurance only on Mr. Alimi. We may discontinue this insurance in the future, it may not continue to be available on commercially reasonable terms or, if continued, it may prove inadequate to compensate us for the loss of Mr. Alimi’s services.
The wound care industry is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are less expensive or more effective than any products that we may develop, our commercial opportunity will be reduced or eliminated.
     Our success depends, in part, upon our ability to stay at the forefront of technological change and maintain a competitive position. We compete with large healthcare, pharmaceutical and biotechnology companies, along with smaller or early-stage companies that have collaborative arrangements with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Our competitors may:
•	develop and patent processes or products earlier than we will;

•	develop and commercialize products that are less expensive or more efficient than any products that we may develop;

•	obtain regulatory approvals for competing products more rapidly than we will; and

•	improve upon existing technological approaches or develop new or different approaches that render our technology or products obsolete or non-competitive.
     As a result, we may not be able to successfully commercialize any future products.
The success of our research and development efforts may depend on our ability to find suitable collaborators to fully exploit our capabilities. If we are unable to establish collaborations or if these future collaborations are unsuccessful, our research and development efforts may be unsuccessful, which could adversely affect our results of operations and financial condition.
     An important element of our business strategy will be to enter into collaborative or license arrangements under which we license our Microcyn technology to other parties for development and commercialization. We expect that while we may initially seek to conduct initial clinical trials on our drug candidates, we may need to seek collaborators for a number of our potential products because of the expense, effort and expertise required to conduct additional clinical trials and further develop those potential products candidates. Because collaboration arrangements are complex to negotiate, we may not be successful in our attempts to establish these arrangements. If we need third party assistance in identifying and negotiating one or more acceptable arrangements, it might be costly. Also, we may not have products that are desirable to other parties, or we may be unwilling to license a potential product because the party interested in it is a competitor. The terms of any arrangements that we establish may not be favorable to us. Alternatively, potential collaborators may decide against entering into an agreement with us because of our financial, regulatory or intellectual property position or for scientific, commercial or other reasons. If we are not able to establish collaborative agreements, we may not be able to develop and commercialize new products, which would adversely affect our business and our revenues.
     In order for any of these collaboration or license arrangements to be successful, we must first identify potential collaborators or licensees whose capabilities complement and integrate well with ours. We may rely on these arrangements for not only financial resources, but also for expertise or economies of scale that we expect to need in the future relating to clinical trials, manufacturing, sales and marketing, and for licenses to technology rights. However, it is likely that we will not be able to control the amount and timing of resources that our collaborators or licensees devote to our programs or potential products. If our collaborators or licensees prove difficult to work with, are less skilled than we originally expected, or do not devote adequate resources to the program, the relationship will not be successful. If a business combination involving a collaborator or licensee and a third party were to occur, the effect could be to diminish, terminate or cause delays in development of a potential product.
If we are unable to comply with broad and complex federal and state fraud and abuse laws, including state and federal anti-kickback laws, we could face substantial penalties and our products could be excluded from government healthcare programs.
     We are subject to various federal and state laws pertaining to healthcare fraud and abuse, which include, among other things, “anti-kickback” laws that prohibit payments to induce the referral of products and services, and “false claims” statutes that prohibit the fraudulent billing of federal healthcare programs. Our operations are subject to the federal anti-kickback statute, a criminal statute that, subject to certain statutory exceptions, prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward a person either (i) for referring an individual for the furnishing of items or services for which payment may be made in whole or in part by a government healthcare program such as Medicare or Medicaid, or (ii) for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of an item or service for which payment may be made under a government healthcare program. Because of the breadth of the federal anti-kickback statute, the Office of Inspector General of the U.S. Department of Health and Human Services, or the OIG, was authorized to adopt regulations setting forth additional exceptions to the prohibitions of the statute commonly known as “safe harbors.” If all of the elements of an applicable safe harbor are fully satisfied, an arrangement will not be subject to prosecution under the federal anti-kickback statute.
     In addition, if there is a change in law, regulation or administrative or judicial interpretations of these laws, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a negative effect on our business, financial condition and results of operations.
     Healthcare fraud and abuse laws are complex, and even minor, inadvertent irregularities can potentially give rise to claims that a statute or regulation has been violated. The frequency of suits to enforce these laws have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We may become subject to such litigation. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could harm our reputation, be costly to defend and divert management’s attention from other aspects of our business. Similarly, if the physicians or other providers or entities with whom we do business are found to have violated abuse laws, they may be subject to sanctions, which could also have a negative impact on us.
Our efforts to discover and develop potential products may not lead to the discovery, development, commercialization or marketing of actual drug products.
     We are currently engaged in a number of different approaches to discover and develop new product applications and product candidates. At the present time, we have one Microcyn-based drug candidate in clinical trials. We also have a non-Microcyn-based compound in the research and development phase. We believe this compound has potential applications in oncology. Discovery and development of potential drug candidates are expensive and time-consuming, and we do not know if our efforts will lead to discovery of any drug candidates that can be successfully developed and marketed. If our efforts do not lead to the discovery of a suitable drug candidate, we may be unable to grow our clinical pipeline or we may be unable to enter into agreements with collaborators who are willing to develop our drug candidates.
We must maintain expensive finance and accounting systems, procedures and controls to accommodate growth of our business and organization and to satisfy public company reporting requirements, which will increase our costs and require additional management resources.
     As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the Commission. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires our management to perform an annual assessment of our internal control over financial reporting. Compliance with Section 404 and other requirements of doing business as a public company have and will continue to increase our costs and require additional management resources to implement an ongoing program to perform system and process evaluation and testing of our internal controls. In the past, we entered into transactions that resulted in accounting consequences that we did not identify at the time of the transactions. As a result, our prior independent auditors informed us that we did not have the appropriate financial management and reporting structure in place to meet the demands of a public company and that our accounting and financial personnel lacked the appropriate level of accounting knowledge, experience and training. In calendar year 2006, our current independent auditors recommended certain changes which, in addition to other changes in our financial reporting and management structure, have been implemented at additional cost. We have upgraded our accounting systems, procedures and controls and will need to continue to implement additional finance and accounting systems, procedures and controls as we grow our business and organization, enter into complex business transactions and take actions designed to satisfy reporting requirements. As of our second report on Form 10-K, our management concluded that our internal controls were adequate to meet the required Section 404 assessment. If we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting in future Form 10-K filings, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934. A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.
We may not be able to maintain sufficient product liability insurance to cover claims against us.
     Product liability insurance for the healthcare industry is generally expensive to the extent it is available at all. We may not be able to maintain such insurance on acceptable terms or be able to secure increased coverage if the commercialization of our products progresses, nor can we be sure that existing or future claims against us will be covered by our product liability insurance. Moreover, the existing coverage of our insurance policy or any rights of indemnification and contribution that we may have may not be sufficient to offset existing or future claims. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition, and results of operations.
Risks Related to Our Common Stock
Our operating results may fluctuate, which could cause our stock price to decrease.
     Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:
•	demand by physicians, other medical staff and patients for our Microcyn products;

•	reimbursement decisions by third-party payors and announcements of those decisions;

•	clinical trial results and publication of results in peer-reviewed journals or the presentation at medical conferences;

•	the inclusion or exclusion of our Microcyn products in large clinical trials conducted by others;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	issues in manufacturing our product candidates or products;

•	new or less expensive products and services or new technology introduced or offered by our competitors or us;

•	the development and commercialization of product enhancements;

•	changes in the regulatory environment;

•	delays in establishing new strategic relationships;

•	costs associated with collaborations and new product candidates;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	litigation or public concern about the safety of our product candidates or products;

•	changes in recommendations of securities analysts or lack of analyst coverage;

•	failure to meet analyst expectations regarding our operating results;

•	additions or departures of key personnel; and

•	general market conditions.
     Variations in the timing of our future revenues and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, the NASDAQ Capital Market, in general, and the market for life sciences companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.
If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the price you paid for it.
     Although our common stock is listed on the NASDAQ Capital Market, an active and liquid trading market for our common stock has not yet and may not ever develop or be sustained. You may not be able to sell your shares quickly or at or above the price you paid for our stock if trading in our stock is not active.
Anti-takeover provisions in our charter and by-laws and under Delaware law may make it more difficult for stockholders to change our management and may also make a takeover difficult.
     Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include:
•	the ability of our board of directors to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of convertible preferred stock, which rights could be senior to those of common stock;

•	limitations on persons authorized to call a special meeting of stockholders; and

•	advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before meetings of stockholders.
     These provisions might discourage, delay or prevent a change of control in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.
Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.
     Our charter allows us to issue up to 100,000,000 shares of our common stock and to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of convertible preferred stock. In the event we issue additional shares of our capital stock, dilution to our stockholders could result. In addition, if we issue and designate a class of convertible preferred stock, these securities may provide for rights, preferences or privileges senior to those of holders of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “continue,” “ongoing,” “potential,” “expect,” “predict,” “believe,” “intend,” “may,” “will,” “should,” “could,” “would” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements about, but not limited to: the progress and timing of our development programs and regulatory approvals for our products; the benefits and effectiveness of our products; our position as a worldwide leader using anti-infectives; the development of protocols for clinical studies; enrollment in clinical studies; the progress and timing of clinical trials and physician studies; our expectations related to the use of proceeds from our initial public offering; our ability to manufacture sufficient amounts of our product candidates for clinical trials and products for commercialization activities; the outcome of discussions with the FDA and other regulatory agencies; the content and timing of submissions to, and decisions made by, the FDA and other regulatory agencies, including demonstrating to the satisfaction of the FDA the safety and efficacy of our products; the ability of our products to meet existing or future regulatory standards; the rate and causes of infection; the accuracy of our estimates of the size and characteristics of the markets which may be addressed by our products; our expectations and capabilities relating to the sales and marketing of our current products and our product candidates; the execution of distribution agreements; the expansion of our sales force and distribution network; the establishment of strategic partnerships for the development or sale of products; the timing and aggressiveness of commercializing our products; our ability to take advantage of additional market opportunities; our ability to maintain a market presence in the medical community; our ability to protect our intellectual property and operate our business without infringing on the intellectual property of others; our ability to continue to expand our intellectual property portfolio; our expectations about the outcome of litigation and controversies with third parties; our ability to attract and retain qualified directors, officers and employees; our relationship with QP; our ability to compete with other companies that are developing or selling products that are competitive with our products; our ability to retain experienced suppliers; the ability of our products to become the standard of care for controlling infection in chronic and acute wounds; the advantages of our products over current methods of care in the treatment of chronic and acute wounds; our expectations and capabilities relating to the effectiveness of our product; our ability to expand to and commercialize products in markets outside the wound care market; our estimates regarding future operating performance, earnings and capital requirements; our expectations with respect to our microbiology contract testing laboratory; our expectations relating to the concentration of our revenue from international sales; and the impact of the Sarbanes-Oxley Act of 2002 and any future changes in accounting regulations or practices in general with respect to public companies.
     Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed below, as well as our ability to develop and commercialize new products; the risk of unanticipated delays in research and development efforts; the risk that we may not obtain reimbursement for our existing test and any future products we may develop; the risks and uncertainties associated with the regulation of our products by the FDA; the ability to compete against third parties; our ability to obtain capital when needed; our history of operating losses and the risks set forth under “Risks Factors” above. These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Our Business
     We develop, manufacture and market, a family of products intended to significantly reduce the need for antibiotics as it prevents and treats infections in chronic and acute wounds while simultaneously enhancing wound healing through modes of action unrelated to the treatment of infection. Infection is a serious potential complication in both chronic and acute wounds, and controlling infection is a critical step in wound healing. Our platform technology, called Microcyn®, is a proprietary solution of electrically charged oxychlorine small molecules designed to treat a wide range of organisms that cause disease, or pathogens. These include viruses, fungi, spores and antibiotic-resistant strains of bacteria, such as Methicillin-resistant Staphylococcus aureus, or MRSA, and Vancomycin-resistant Enterococcus, or VRE, in wounds. Our device product is cleared for sale in the United States as a 510(k) medical device for wound cleaning, debridement, lubricating, moistening and dressing; is a device under CE Mark in Europe; is approved by the State Food and Drug Administration, or SFDA, in China as a technology that reduces the propagation of microbes in wounds and creates a moist environment for wound healing; and is approved as a drug in India and Mexico. We do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, nor do we have the necessary regulatory clearance or approval to market Microcyn in the U.S. as a medical device for an antimicrobial or wound healing indication.

     Clinical testing we conducted in connection with our submissions to the FDA, as well as physician clinical studies, suggest that our Microcyn-based product may help reduce a wide range of pathogens from acute and chronic wounds while curing or improving infection and concurrently enhancing wound healing through modes of action unrelated to the treatment of infection. These physician clinical studies suggest that our Microcyn-based product is safe, easy to use and complementary to many existing treatment methods in wound care. Physician clinical studies and usage in the United States suggest that our 510(k) product may shorten hospital stays, lower aggregate patient care costs and, in certain cases, reduce the need for systemic antibiotics. We are also pursuing the use of our Microcyn platform technology in other markets outside of wound care, including in the respiratory, ophthalmology, dental and dermatology markets.
     In 2005, chronic and acute wound care represented an aggregate of $9.6 billion in global product sales, of which $3.3 billion was spent for the treatment of skin ulcers, $1.6 billion to treat burns and $4.7 billion for the treatment of surgical and trauma wounds, according to Kalorama Information, a life sciences market research firm. In the Kalorama Information, we believe the markets most related to our product involve approximately $1.3 billion for the treatment of skin ulcers, $300 million for the treatment of burns and $700 million for the treatment of surgical and trauma wounds. Common methods of controlling infection, including topical antiseptics and antibiotics, have proven to be only moderately effective in combating infection in the wound bed. However, topical antiseptics tend to inhibit the healing process due to their toxicity and may require specialized preparation or handling. Antibiotics can lead to the emergence of resistant bacteria, such as MRSA and VRE. Systemic antibiotics may be less effective in controlling infection in patients with disorders affecting circulation, such as diabetes, which are commonly associated with chronic wounds. As a result, no single treatment is used across all types of wounds and stages of healing.
     We believe Microcyn is the only known stable, anti-infective therapeutic available in the world today that simultaneously cures or improves infection while also promoting wound healing through increased blood flow to the wound bed and reduction of inflammation. Also, we believe Microcyn provides significant advantages over current methods of care in the treatment of a wide range of chronic and acute wounds throughout all stages of treatment. These stages include cleaning, debridement, prevention and treatment of infections and wound healing. We believe that unlike antibiotics, antiseptics, growth regulators and other advanced wound care products, Microcyn is the only stable wound care solution that is as safe as saline, and also cures infection while simultaneously accelerating wound healing. Also, unlike most antibiotics, we believe Microcyn does not target specific strains of bacteria, a practice which has been shown to promote the development of resistant bacteria. In addition, our products are shelf stable, require no special preparation and are easy to use.
     Our goal is to become a worldwide leader as the standard of care in the treatment and irrigation of open wounds. We currently have, and intend to seek additional, regulatory clearances and approvals to market our Microcyn-based products worldwide. In July 2004, we began selling Microcyn in Mexico after receiving approval from the Mexican Ministry of Health, or MOH, for the use of Microcyn as an antiseptic, disinfectant and sterilant. Since then, physicians in the United States, Europe, India, Pakistan, China and Mexico have conducted more than 28 physician clinical studies assessing Microcyn’s use in the treatment of infections in a variety of wound types, including hard-to-treat wounds such as diabetic ulcers and burns. Most of these studies were not intended to be rigorously designed or controlled clinical trials and, as such, did not have all of the controls required for clinical trials used to support a new drug application, or NDA, submission to the FDA. A number of these studies did not include blinding, randomization, predefined clinical end points, use of placebo and active control groups or U.S. good clinical practices requirements. We used the data generated from some of these studies to support our application for the CE Mark, or European Union certification, for wound cleaning and reduction of microbial load. We received the CE Mark in November 2004 and additional international approvals in China, Canada, Mexico and India. Microcyn has also received five FDA 510(k) clearances for use as a medical device in wound cleaning, or debridement, lubricating, moistening and dressing, including traumatic wounds and acute and chronic dermal lesions. Most recently, on May 27, 2009, we received a 510(k) clearance from the FDA to market our Microcyn Skin and Wound Gel as both a prescription and over-the-counter formulation Additionally, on June 4, 2009, we received an expanded 510(k) label clearance from the FDA to market our Microcyn Skin and Wound Cleanser with preservatives as both a prescription and over-the-counter formulation. The new prescription product is indicated for use by health care professionals to manage the debridement of wounds such as stage I-IV pressure ulcers, diabetic foot ulcers, post-surgical wounds, first- and second-degree wounds, grafted and donor sites.
     In the fourth quarter of 2007, we completed a Phase II randomized clinical trial, which was designed to evaluate the effectiveness of Microcyn in mildly infected diabetic foot ulcers with the primary endpoint of clinical cure or improvement in signs and symptoms of infection according to guidelines of Infectious Disease Society of America. We used 15 clinical sites and enrolled 48 evaluable patients in three arms, using Microcyn alone, Microcyn plus an oral antibiotic and saline plus an oral antibiotic. We announced the results of our Phase II trial in March 2008. In the clinically evaluable population of the study, the clinical success rate at visit four (test of cure) for patients treated with Microcyn alone was 93.3% compared to 56.3% for the Levofloxacin plus saline-treated patients. This study was not statistically powered, but the high clinical success rate (93.3%) and the p-value (0.033) would suggest the difference is meaningfully positive for the Microcyn-treated patients. Also, for this set of data, the 95.0% confidence interval for the Microcyn-only arm ranged from 80.7% to 100.0% while the 95.0% confidence interval for the Levofloxacin and saline arm ranged from 31.9% to 80.6%; the confidence intervals do not overlap, thus indicating a favorable clinical success for Microcyn compared to Levofloxacin. At visit three (end of treatment) the clinical success rate for patients treated with Microcyn alone was 77.8% compared to 61.1% for the Levofloxacin plus saline-treated patients.
     We conducted a review meeting with the FDA in August 2008 to discuss the results of our Phase II trial and our future clinical program. Following a review of the Phase II data on Microcyn Technology for the treatment of mildly infected diabetic foot ulcers, the FDA agreed:
•	We may move forward into the pivotal phase of our U.S. clinical program for Microcyn Technology.

•	There were no safety issues relative to moving into this next clinical phase immediately, and carcinogenicity studies will not be required for product approval; and

•	Clinical requirements for efficacy and safety for a new drug application, or NDA, will be appropriately accounted for within the agreed upon pivotal trial designs.
     Two pivotal clinical trials must be completed for submission to the FDA of an NDA, for the treatment of mildly infected diabetic foot ulcers. Commencement of these trials will be dependent upon the support of a strategic partner. In the event that we successfully complete clinical trials and obtain drug approval from the FDA, we may seek clearance for treatment of other types of wounds. We are currently pursuing strategic partnerships to assess potential applications for Microcyn in several other markets and therapeutic categories, including respiratory, ophthalmology, dermatology, dental and veterinary markets. FDA or other governmental approvals will be required for any potential new products or new indications.
     We currently make Microcyn available, both as a prescription and over-the-counter product, under our five 510(k) clearances in the United States, primarily through a partnership with Advocos, a specialty U.S. contract sales organization. In the quarter ending December 31, 2008, we initiated an aggressive commercialization into the podiatry market in the United States. In the second quarter of 2009, we expanded this sales effort to include wound care centers, hospitals, nursing homes, urgent care clinics and home healthcare. Additionally, we are in the process of introducing Microcyn-based consumer healthcare products both in the United States and abroad. Initially, these will include an oral care rinse, nasal care wash and a skin hydrogel.
     On January 26, 2009, we announced a strategic revenue-sharing partnership with Vetericyn, Inc. Pursuant to this agreement, we granted Vetericyn, Inc. exclusive rights to market the Microcyn Technology in the North American animal healthcare market. As part of this agreement, we will not incur marketing or sales expenses, but will share in all revenues.
     Our partner, Union Springs Pharmaceuticals, a subsidiary of the Drug Enhancement Company of America, or DECA, has marketed MyClyns, an over-the-counter “first responder” pen application, with Microcyn in the United States since January 2008.
     We have announced the development of a Microcyn hydrogel which we recieved a 510(k) approval in the U.S. We will pursue additional approvals in Europe, China, India and Mexico and we will initiate commercialization upon obtaining these approvals.
     We currently rely on exclusive agreements with country-specific distributors for the sale of Microcyn-based products in Europe. In Mexico, we sell Microcyn through a network of distributors and through a contract sales force dedicated exclusively to selling Microcyn, including salespeople, nurses and clinical support staff. In India, we sell through Alkem, the fifth largest pharmaceutical company in India. The first full year of Microcyn product distribution in India was in 2008. In China, we signed a distribution agreement with China Bao Tai, which secured marketing approval from the SFDA in March 2008. China Bao Tai is working with Sinopharm, the largest pharmaceutical group in China, to distribute Microcyn-based products to hospitals, doctors and clinics. China Bao Tai and Sinopharm are in process of providing samples broadly to many hospitals and doctors throughout many provinces in China in anticipation of a product launch after price registration has been completed.
Market Opportunity — Key Limitations of Existing Treatments
     Commonly used topical antiseptics and antibiotics have limitations and side effects that may constrain their usage. For example:
•	antibiotics and antiseptics can kill bacteria and cure infection but do not independently accelerate wound healing;

•	many antiseptics, including Betadine, hydrogen peroxide and Dakin’s solution, are toxic, can destroy human cells and tissue, may cause allergic reactions and can impede the wound healing process;

•	silver-based products are expensive and require precise dosage and close monitoring by trained medical staff to minimize the potential for tissue toxicity, allergic reactions and bacterial resistance;

•	the increase in antibiotic-resistant bacterial strains, such as MRSA and VRE, have compromised the effectiveness of some widely used topical and systemic antibiotics, including Neosporin and Bacitracin;

•	oral and systemic antibiotics often are not effective in treating topical infections especially if the patient does not have adequate blood flow to the wound and they can also cause serious side effects; and

•	growth regulators, skin substitutes and vacuum-assisted closure accelerate wound healing but do not cure infection.
Our Solution
     We believe Microcyn has potential advantages over current methods of care in the treatment of chronic and acute wounds, including the following:
•	Reduces Need for Antibiotics While Curing Infection. Our Phase II results and several physician based studies suggest that Microcyn may be effective in curing and improving the signs and symptoms of infections while reducing the use of antibiotics.

•	Accelerates Wound Healing. Based on numerous physician based studies and usage feedback from doctors, we believe that Microcyn may accelerate the wound healing process independently of the benefits of curing the infection.

•	Wound Care Solution. Our 510(k) product is cleared as a medical device for sale in the United States for wound cleaning, or debridement, lubricating, moistening and dressing. Laboratory testing and physician clinical studies further suggest that our 510(k) Microcyn product is effective against a wide range of bacteria that causes infection in a variety of acute and chronic wounds. In addition, because of its mechanism of action, we believe Microcyn does not target specific strains of bacteria, the practice of which has been shown to promote the development of resistant bacteria. In physician clinical studies, our 510(k) Microcyn product has been used in conjunction with other wound care therapeutic products. Data from these studies suggest that patients generally experienced less pain, improved mobility and physical activity levels and better quality of life.

•	Non-irritating. Our 510(k) product label states that our 510(k) product, which is based on our Microcyn technology, is non-irritating and non-sensitizing to the skin and eyes. Throughout all our clinical trials and physician clinical studies to date and since our first commercial sale of Microcyn in Mexico in 2004, we have received no reports of serious adverse events related to the use of Microcyn products when used according to label instructions.

•	Ease of Use. Our 510(k) product label states that our 510(k) product requires no special handling precautions. Our products require no preparation before use or at time of disposal, and caregivers can use our products without significant training. In addition, Microcyn can be stored at room temperature. Unlike other oxychlorine solutions, which are typically stable for not more than 48 hours, our laboratory tests show that Microcyn has a shelf life of up to two years depending on the size and type of packaging. Our products are also designed to be complementary to most advanced technologies to treat serious wounds, such as negative-pressure wound therapy, jet lavage and tissue-engineered skin substitutes.

•	Cost-Effectiveness. The treatment of many wounds requires extended hospitalization and care, including the use of expensive systemic antibiotics. Infection prolongs the healing time and necessitates increased use of systemic antibiotics. We believe that Microcyn has the potential to cure infection, accelerate healing time and, in certain cases, may help reduce the need for systemic antibiotics, reduce the need for amputation and lead to earlier hospital discharge, thereby lowering overall patient cost.
Microcyn Platform Technology
Mechanism of Action
     We believe Microcyn’s ability to reduce the use of antibiotics through prevention and treatment of infections while promoting wound healing is based on its uniquely engineered chemistry. As a result of our patented manufacturing process, Microcyn is a proprietary solution of oxychlorine compounds that, among other things, interact with and inactivate surface proteins on cell walls and membranes of microorganisms and viruses. The function of these proteins are varied and play significant roles in cell communication, nutrient and waste transport and other required functions for cell viability. Once Microcyn surrounds single cell microorganisms, it damages these proteins, causing the cell membrane to rupture, leading to cell death, which we believe is caused by increased membrane permeability and induced osmotic pressure imbalance. We continue to study the exact mechanisms by which protein and structural components of the bacterial cell walls and membranes, and the protein shell that surrounds a virus, are affected by Microcyn. This destruction of the cell appears to occur through a fundamentally different process than that which occurs as a result of contact with a bleach-based solution because experiments have demonstrated that Microcyn kills bleach-resistant bacteria. However, we believe the solution remains non-irritating to human tissues because human cells have unique protective mechanisms, are interlocked, and prevent Microcyn from targeting and surrounding single cells topically on the body. Our laboratory tests suggest that our solution does not penetrate and kill multi-cellular organisms and does not damage or affect human DNA.
     In laboratory tests, Microcyn has been shown to destroy certain biofilms. A biofilm is a complex cluster of microorganisms or bacteria marked by the formation of a protective shell, allowing the bacteria to collect and proliferate. It is estimated that over 65% of microbial infections in the body involve bacteria growing as a biofilm. Bacteria living in a biofilm typically have significantly different properties from free-floating bacteria of the same species. One result of this film environment is increased resistance to antibiotics and to the body’s immune system. In chronic wounds, biofilms interfere with the normal healing process and halt or slow wound closure. In our laboratory studies, Microcyn was shown to destroy two common biofilms after five minutes of exposure.
     In recently published studies, Microcyn has been shown to significantly increase the dilation of capillaries in wounds as indicated by higher levels of oxygen at a wound site after the application of our product and also reduce inflammation by inhibiting certain inflammatory responses from allergy-producing mast cells. It is widely accepted that reducing inflammation surrounding an injury or wound is beneficial to wound healing. Our laboratory research suggests that Microcyn’s interference with these cells is selective to only the inflammatory response and does not interfere with other functions of these cells.
     Microcyn has demonstrated antimicrobial activity against numerous bacterial, viral and fungal pathogens, including antibiotic-resistant strains, as evidenced by passing results in numerous standardized laboratory microbiology tests conducted on our 510(k) product by a variety of certified independent testing laboratories. Some of the pathogens against which Microcyn has demonstrated antimicrobial activity are listed below:
Pathogen
Antibiotic-Resistant Bacteria
Vancomycin Resistant Enterococcus faecalis (VRE)
Methicillin Resistant Staphylococcus aureus (MRSA)
Other Bacteria
Acinetobacter baumanii
Aspergillus niger
Clostridium difficile
Escherichia coli
Escherichia coli O157:H7
Mycobacterium bovis
Pseudomonas aeruginosa
Salmonella typhi
Viruses
Human Coronavirus
Human Immunodeficiency Virus Type 1 — HIV
Influenza A
Rhinovirus Type 37
Fungi
Candida albicans
Trichophyton mentagrophytes
In addition to the above mentioned independent laboratory microbiology tests, a study was completed and published in the Journal of Hospital Infection in 2005, that showed that Microcyn exerts a wide range of antimicrobial activity (Landa-Solis, González-Espinosa D, Guzman B, Snyder M, Reyes-Terán G, Torres K and Gutiérrez AA. Microcyn: a novel super-oxidized water with neutral pH and disinfectant activity. J Hosp Infect (UK) 61: 291-299).

Current Regulatory Approvals and Clearances
     All of our current products are based on our Microcyn platform technology. We are able to modify the chemistry of Microcyn by changing the oxidation-reduction potential, pH level and concentrations of specific ions or chemicals, which allows us to manufacture a variety of solutions, each specifically designed for maximum efficacy and safety by indication. The indications for our products vary from country to country due to different regulatory requirements and standards from jurisdiction to jurisdiction. The indications below are summaries of the indications approved by the regulatory authority or authorities in the listed jurisdiction. The similarly named products have similar formulations; however, they may not have identical specifications due to varying requirements in different jurisdictions’ regulatory agencies. The following is a list of the regulatory approvals and clearances that Microcyn-based products have received for our most significant or potentially significant markets:

	Approval or	Year of Approval
Region	Clearance Type	or Clearance	Summary Indication
United States	510(k)	2005	Moistening and lubricating absorbent wound dressings for traumatic wounds.

	510(k)	2005	Moistening and debriding acute and chronic dermal lesions.

	510(k)	2006	Moistening absorbent wound dressings and cleaning minor cuts.

European Union	CE Mark	2004	Debriding, irrigating and moistening acute and chronic wounds in comprehensive wound treatment by reducing microbial load and creating moist environment.

Mexico	Product Registration	2004	Antiseptic treatment of wounds and infected areas.

	Product Registration	2003	Antiseptic disinfection solution for high level disinfection of medical instruments, and/or equipment and clean-rooms, areas of medical instruments, equipment and clean room areas.

Canada	Class II Medical Device	2004	Moistening, irrigating, cleansing and debriding acute and chronic dermal lesions, diabetic ulcers and post-surgical wounds.

India(1)	Drug License	2006	Cleaning and debriding in wound management.

China	Medical Device	2008	Reduces the propagation of microbes in wounds and creates a moist environment for wound healing.

United States	510(k)	2009	Management of exuding wounds such as leg ulcers, pressure ulcers, diabetic ulcers and for the management of mechanically or surgically debridement of wounds.

United States	510(k)	2009	Debridement of wounds, such as stage I-IV pressure ulcers, diabetic foot ulcers, post surgical wounds, first and second burns, grafted and donor sites.

Notes

(1)	Drug license held by Indian distributor as required by Indian law.

   Clinical Trials
     We have completed a proof-of-concept Phase II trial in the U.S., which demonstrated the effectiveness of Microcyn in mildly infected diabetic foot ulcers with the primary endpoint of clinical cure and improvement of infection. We used 15 clinical sites and enrolled 48 evaluable patients in three arms, using Microcyn alone, Microcyn plus an oral antibiotic and saline plus an oral antibiotic. We announced the results of our Phase II trial in March 2008. In the clinically evaluable population of the study, the clinical success rate at visit four (test of cure) for Microcyn-alone-treated patients was 93.3% compared to 56.3% for the levofloxacin plus saline-treated patients. This study was not statistically powered, but the high clinical success rate (93.3%) and the p-value (0.033) suggests the difference is meaningfully positive for the Microcyn-treated patients. Also, for this set of data, the 95.0% confidence interval for the Microcyn only arm ranged from 80.7% to 100% while the 95.0% confidence interval for the levofloxacin and saline arm ranged from 31.9% to 80.6%; the confidence intervals do not overlap, indicating a favorable clinical success for Microcyn compared to levofloxacin. At visit 3 (end of treatment), the clinical success rate for patients treated with Microcyn-alone was 77.8% compared to 61.1% for the levofloxacin plus saline-treated patients.
   Physician Clinical Studies
     In addition to the Phase II trial mentioned above, several physicians and scientists have conducted more than 28 clinical studies of Microcyn generating data suggesting that the Microcyn technology is non-irritating to healthy tissue, reduces microbial load, accelerates wound healing, reduces pain, shortens treatment time and may have the potential to reduce costs to healthcare providers and patients. We have sponsored many of the physicians performing these studies by supplying Microcyn, unrestricted research grants, paying expenses or providing honoraria. In some cases, the physicians who performed these studies also hold equity in our Company. The studies were performed in the United States, Europe, India, Pakistan, China and Mexico, and used various endpoints, methods and controls (for example, saline, antiseptics and antibiotics). These studies were not intended to be rigorously designed or controlled clinical trials and, as such, did not have all of the controls required for clinical trials used to support an NDA submission to the FDA in that they did not necessarily include blinding, randomization, predefined clinical endpoints, use of placebo and active control groups or U.S. good clinical practice requirements.
     In many cases the physicians who led these studies have published articles on their studies and results. The following table lists publications and presentations at peer-reviewed meetings from physicians who have completed studies on the use of Microcyn for wound care and wound irrigation.

		Number of
Physician	Country	Patients	Publication
David E. Allie, M.D.(1)	U.S.	40	Allie D. Super-Oxidized Dermacyn in Lower-Extremity Wounds. Wounds, 2006, 18 (Suppl), 3-6.

Tom Wolvos, M.D.(2)	U.S.	26	Wolvos TA. Advanced Wound Care with Stable, Super-Oxidized Water. A look at how combination therapy can optimize wound healing. Wounds, 2006, 18 (Suppl), 11-13.

Cheryl Bongiovanni, Ph.D.(3)	U.S.	8	Bongiovanni CM. Superoxidized Water Improves Wound Care Outcomes in Diabetic Patients. Diabetic Microvascular Complications Today, 2006, May-Jun: 11-14.

		3	Bongiovanni CM. Nonsurgical Management of Chronic Wounds in Patients with Diabetes. Journal of Vascular Ultrasound, 2006, 30: 215-218,

		Number of
Physician	Country	Patients	Publication
Luca Dalla Paola, M.D.(4)	Italy	218	Dalla Paola L, Brocco E, Senesi, A, Merico M, De Vido D, Assaloni R, DaRos R. Super-Oxidized Solution (SOS) Therapy for Infected Diabetic Foot Ulcers. Wounds, 2006, vol. 18: 262-270 Dalla Paola, L. Treating diabetic foot ulcers with super-oxidized water. Wounds, 2006, 18 (Suppl), 14-16

Alberto Piagessi, M.D.(5)	Italy	33	Goretti C, Mazzurco S, Ambrosini Nobili L, Macchiarini S, Tedeschi A, Palumbo F, Scatena A, Rizzo L and Piaggesi A. Clinical Outcomes of Wide Postsurgical Lesions in the Infected Diabetic Foot Managed With 2 Different Local Treatment Tegimes Compared Using a Quasi-Experimental Study Design: A Preliminary Communication. Int. J. Lower Extremity Wounds, 2007 6: 22-27.

Ariel Miranda, M.D.(5)	Mexico	64	Miranda-Altamirano A. Reducing Bacterial Infectious Complications from Burn Wounds. A look at the use of Oculus Microcyn60 to treat wounds in Mexico. Wounds, 2006, 18 (Suppl), 17-19.

Lenka Veverkova, M.D.(3)	Czech Republic	27	Veverkova L, Jedlicka V, Vesely M, Tejkalova R, Zabranska S, Capov I, Votava M. Methicilin-resistent Staphylococcus aureus — problem in health care. J Wound Healing 2005, 2:201-202.

Elia Ricci M.D.(6)	Italy	40	Ricci E, Astolfi S, Cassino R. Clinical results about an antimicrobial solution (Dermacyn Wound Care) in the treatment of infected chronic wounds. 17th Conference. EWMA Meeting 2005. Glasgow, UK. May 2-4, 2007. In preparation for publication.

Alfredo Barrera MD(5)	Mexico	40	Barrera-Zavala A, Guillen-Rojas M, Escobedo-Anzures J, Rendon J, Ayala O & Gutiérrez AA. A pilot study on source control of peritonitis with a neutral pH — super oxidized solution16th World Congress of the International, Association of Surgeons and Gastroenterologists (IASG). Madrid, Spain. 25th-27th May, 2006.

D Peterson MD	U.S.	5	Peterson D, Hermann K, Niezgoda J, Dermacyn Effective in Treatment of Chronic Wounds with Extensive Bioburden While Reducing Local Pain Levels. Symposium on Advanced Wound Care and Wound Healing Society, Tampa, FL, April 28-May 1, 2007.

Steenvoorde, P.M.D, Van Doorn, L.P., M.A., Jacobi, C.E, PhD & Oskam, J., M.D., PhD.(3)	Netherlands	10	An unexpected effect of Dermacyn on infected leg ulcers, J Wound Care 2007, 16: 60-61.

		Number of
Physician	Country	Patients	Publication
Fermin Martinez M.D.	Mexico	45	Martínez-De Jesús FR, Ramos-De la Medina A, Remes-Troche JM, Armstrong DG, Wu SC, Lázaro Martínez JL, Beneit-Montesinos JV. Efficacy and safety of neutral pH superoxidised solution in severe diabetic foot infections. Int Wound J. 2007, 4:353-362.

Hadi SF MD(3)	Pakistan	100	Hadi SF, Khaliq T, Bilal N, Sikandar I, Saaiq M, Zubair M, Aurangzeb S. Treating infected diabetic wounds with superoxidized water as anti-septic agent: a preliminary experience. J Coll Physicians Surg Pak. 2007, 17:740-743.

BT Monaghan DPM(3)	Ireland	10	Monaghan BT & Cundell JH. Dermacyn as the Local Treatment for Infected Diabetic Foot Wounds. A case series. 5th Int. Symp. On the Diabetic Foot. Noordwijkerhout. 2007, The Netherlands. May 9-12, 2007.

Fernando Uribe MD(6)	Mexico	80	Uribe F. Effect of neutral pH Superoxidized solution in the healing of diabetic foot ulcers. 47(th) ICAAC Meeting. Poster L-1144. Chicago, IL. USA. Sept 17-20, 2007.

Ning Fanggang MD(3)	China	20	Fanggang N, Guoan Z. The clinical efficacy of Dermacyn on deep partial thickness burn wounds.

Amar Pal Suri DPM(6)	India	100	Suri AP. The Effectiveness of Stable Neutral Super-oxidized Solution for the Treatment of Infected Diabetic Foot Wounds. Diabetic Foot Global Conference. Hollywood, CA. 13-15 March. 2008.

			Submitted for publication Jan, 2008.

Alberto Piaggesi M.D.(5)	Italy	40	Piaggesi A et al. Efficacy and safety of microcyn® technology in wide post-surgical lesions in the infected diabetic foot. Diabetic Foot Global Conference. Hollywood, Ca. 13-15 March. 2008.

Robert G. Frykberg, DPM, MPH(6)	U.S.	23	RG. Frykberg, RG, Tallis A, Tierney, E.: Wound Healing in Chronic Lower Extremity Wounds Comparing Super-Oxidized Solution (SOS) vs. Saline. Diabetic Foot Global Conference. Hollywood, Ca. 13-15 March. 2008.

Matthew Regulski DPM(5)	U.S.	18	Regulski M, Floros R, Petranto R, Migliori V, Alster H, Pfeiffer D. Efficacy and Compatibility of Combination Therapy with Super-Oxidized Solution and a Skin Substitute for Lower Extremity Wounds. Symposium on Advanced Wound Care and Wound Healing Society, San Diego, CA, April 24-28, 2008.

		Number of
Physician	Country	Patients	Publication
Adam Landsman DPM PhD,(5) Andres A Gutierrez MD PhD(1) & Oculus Collaborative Group	U.S.	48	Landsman A, Blume P, Palladino M, Jordan D, Vayser DJ, Halperin G, Gutierrez AA and Oculus Collaborative Group. An Open Label, Three Arm Study of the Safety and Clinical Efficacy of Topical Wound Care vs. Oral Levofloxacin vs. Combined Therapy for Mild Diabetic Foot Infections. Diabetic Foot Global Conference. Hollywood, CA. 13-15 March. 2008.

Christopher Gauland, DPM(3)	U.S.	5	Gauland C., Sickle Cell Disease, Symposium on Advanced Wound Care and Wound Healing Society, San Diego, CA, April 24-28, 2008.

Hadi, SF	Pakistan	100	Hadi SF, Khaliq T, Bilal N, Sikandar I, Saaiq M, Zubair M, Aurangzeb S. Treating infected diabetic wounds with superoxidized water as anti-septic agent J Coll Physicians Surg Pak. 2007, 17:740-743.

Chittoria RV	India	20	Chittoria RK, Yootla M, Sampatrao LM, Raman SV. The role of super oxidized solution in the management of diabetic foot ulcer: our experience. Nepal Med Coll J. 2007, 9:125-128.

Anand A	India	50	Anand, AR Comparative Efficacy and Tolerability of Oxum against Povidone Iodine Topical Application in the Post-caesarean Section Wound Management Indian Medical Gazette December 2007, 498-505.

Dharap SB	India	30	Dharap SB, Ghag GS, Kulkarni KP, Venkatesh V. Efficacy and safety of Oxum in the treatment of the venous ulcer. J Indian Med Assoc 2008, 106:326-330.

Dhusia H	India	41	Dhusia H, Comparative Efficacy and Tolerability of Microcyn Superoxidized Solution (Oxum) against Povidone Iodine Application in Orodental Infections. Indian Medical Gazette February 2008, 68-75.

Khairulasri MG	Malaysia	178	Khairulasri MG, Ramzisham ARM, Ooi JSM, Zamrin DM. Dermacyn irrigation in reducing sternotomy wound infection following coronary artery bypass graft surgery 11th Scientific Conference. Kota Bharu, Malaysia 2008.

Notes

(1)	indicates that the physician is a stockholder and was a member of our Medical and Business Advisory Board that we dissolved in April 2007, and was a paid consultant and received research grants, expense payments, honorarium and Microcyn to complete the study.

(2)	indicates that the physician was a paid consultant, received expenses in connection with corporate development and licensing evaluations and is a warrant holder.

(3)	indicates that the physician received Microcyn to complete the study.

(4)	indicates that the physician is a paid consultant, was a member of our Medical and Business Advisory Board, which we dissolved in April 2007, and received expense payments and Microcyn to complete the study.

(5)	indicates that the physician received payments, expense payments and Microcyn to complete the study.

(6)	indicates that the physician received reimbursement of travel expenses and received Microcyn to complete the study.
     In addition to the above articles and publications, several additional papers on the basic science of the technology have been published or have been submitted for peer review and publication, including:

Researchers	Country	Publication
Landa-Solis, González-Espinosa D., Guzman B, Snyder M, Reyes-Terán G., Torres K. and Gutiérrez A.A.(1)	Mexico	Microcyn(tm) a novel super-oxidized water with neutral pH and disinfectant activity. J Hosp Infect (UK) 2005, 61: 291-299.

Gutiérrez, A.A.(1)	U.S.	The science behind stable, super-oxidized water. Exploring the various applications of super-oxidized solutions. Wounds, 2006, 18 (Suppl), 7-10.

Dalla Paola L. and Faglia E.(2)	Italy	Treatment of diabetic foot ulcer: an overview. Strategies for clinical approach. Current Diabetes Reviews, 2006, 2, 431-447 431.

González-Espinosa D., Pérez-Romano L., Guzman Soriano B., Arias E., Bongiovanni, C.M. & Gutiérrez A.A.(1),(3)	Mexico, U.S.	Effects of neutral super-oxidized water on human dermal fibroblasts in vitro. International Wound Journal, 2007, 4: 241-250.

Medina-Tamayo J., Balleza-Tapia H., López, X., Cid, M.E., González-Espinosa, D. Gutiérrez A.A., and González-Espinosa C.(1)	Mexico, U.S.	Super-oxidized water inhibits IgE-antigen- induced degranulation and cytokine release in mast cells. International Immunopharmacology 2007. 2007, 7:1013-1024.

Q LeDuc.	UK	Le Duc Q, Breetveld M, Middelkoop E, Scheper RJ, Ulrich MMW, Gibbs S. A cytotoxic analysis of antiseptic medication on skin substitutes and autograft. Br J Dermatology. 2007, 157:33-40.

B McCurdy	U.S.	McCurdy B. Emerging Innovations in Treatment. Podiatry Today 2006, 19: 40-48.

Zahumensky E.	Czech Republic	Infections and diabetic foot syndrome in field practice. Vnitr Lek. 2006;52:411-416.

Rose R., Setlow B., Monroe A., Mallozzi M., Driks A., Setlow P.(5)	U.S.	Comparison of the properties of Bacillus subtilis spores made in liquid or on agar plates. Submitted 2008.

Paul M., Setlow B. and Setlow P.(5)	U.S.	The killing of spores of Bacillus subtilis by Microcyn(tm), a stable superoxided water. Submitted 2008.

Eileen Thatcher(4) & Andres A Gutierrez(1)	U.S.	Thatcher E & Gutiérrez AA. The Anti-Bacterial Efficacy of a New Super-Oxidized Solution. 47(th) ICAAC Meeting. Chicago, IL. USA. Sept 17-20, 2007.

Michael Taketa-Graham(5), Gutierrez AA(1), Thatcher E.(4)	U.S.	Taketa-Graham M, Gutierrez AA, Thatcher E. The Anti-Viral Efficacy of a New Super-Oxidized Solution.. 47th ICAAC Meeting. Poster L-1144. Chicago, IL. USA. Sept 17-20, 2007.

Researchers	Country	Publication
Dardine J, Martinez C, & Thatcher E.(4)	U.S.	Dardine J, Martinez C, & Thatcher E. Activity of a pH Neutral Super-Oxidized Solution Against Bacteria Selected for Sodium Hypochlorite Resistance. 47th ICAAC Meeting. Poster L-1144. Chicago, IL. USA. Sept 17-20, 2007.

Sauer K, Vazquez G., Thatcher E., Northey R. and Gutierrez A.A.(1),(4),(5)	U.S.	Neutral super-oxidized solution is effective in killing P. aeruginosa biofilms. Submitted 2007.

Notes

(1)	Dr. Gutierrez was our Director of Medical Affairs and conducted the study during his employment by our Company.

(2)	Dr. Dalla Paola was a member of our Medical and Business Advisory Board, which we dissolved in April 2007, and received expense payments and Microcyn to complete the study.

(3)	Dr. Bongiovanni received Microcyn to complete the study.

(4)	Dr. Thatcher is a full-time consultant to us, is a stockholder, previously served on our board of directors, and received Microcyn to complete the study.

(5)	Dr. Northey is our Director of Research and Development and conducted the study during his employment by our Company.
Sales and Marketing
     Our products are purchased by hospitals, physicians, nurses and other healthcare practitioners who are the primary caregivers to patients being treated for acute or chronic woundsor undergoing surgical procedures. We currently make Microcyn available under our five 510(k) clearances in the United States, primarily through a partnership with Advocos, a specialty U.S. contract sales organization. In the quarter ended December 31, 2008, we initiated commercialization into the podiatry market in the United States. In the Spring of 2009, we expanded this sales effort to include wound care centers, hospitals, nursing homes, urgent care clinics and home healthcare. Additionally, we are in the process of introducing Microcyn-based consumer healthcare products both in the United States and abroad. Initially, these will include an oral care rinse, nasal care wash and a skin care hydrogel.
     In January 2009, we announced a strategic revenue-sharing partnership with Vetericyn, Inc. whereby we granted Vetericyn, Inc., exclusive rights to market the Microcyn Technology in the North American animal healthcare market. As part of this agreement, we will not incur marketing or sales expenses, but will share in all revenues.
     Our partner, Union Springs Pharmaceuticals, a subsidiary of the Drug Enhancement Company of America, or DECA, has marketed MyClyns, an over-the-counter “first responder” pen application, with Microcyn in the United States since January 2008.
     In Europe, we currently have distribution agreements with distributors in the Netherlands, Italy, and the Czech Republic for distribution of our Microcyn-based products in those countries.
     In Mexico, we market our products through our established distribution network and direct sales organization. We have a dedicated contract sales force, including salespeople, nurses and clinical support staff responsible for selling Microcyn to private and public hospitals and to retail pharmacies.
     In India, we entered into an exclusive agreement with Alkem Laboratories, a large pharmaceutical company in India, for the sale of Microcyn-based products in India and Nepal.
     In China, we signed a distribution agreement with China Bao Tai, which in March 2008 secured marketing approval from the Chinese State Food and Drug Administration, or SFDA. China Bao Tai and Sinopharm, the largest pharmaceutical group in China, are providing free samples of Microcyn-based products to hospitals, doctors and clinics in anticipation of a product launch after price registration is obtained.
     Throughout the rest of the world, we intend to use strategic partners and distributors, who have a significant sales, marketing and distribution presence in their respective countries. We have established partners and distribution channels for our wound care products in Bangladesh, Pakistan, Singapore, United Arab Emirates and Saudi Arabia.

Manufacturing
     We manufacture Microcyn through a proprietary electrolysis process within a multi-chamber system. We are able to control the passage of ions through proprietary membranes, yielding electrolyzed water with only trace amounts of chlorine. This process is fundamentally different from the processes for manufacturing hydrogen peroxide and bleach and, we believe, is the basis for our technology’s effectiveness and safety. Our manufacturing process produces very little waste, which is disposed of as water after a simple non-toxic chemical treatment.
     We manufacture our products in San Diego using a contract manufacturing organization located in San Diego, California. We also manufacture our products at our facility in Zapopan, Mexico and we have a research and development pilot plant in Petaluma, California. We have developed an automated manufacturing process and conduct quality assurance testing on each production batch in accordance with current U.S. Current Good Manufacturing Practice, or cGMP. Our facilities are required to meet and maintain regulatory standards applicable to the manufacture pharmaceutical and medical device products. Our United States facilities are certified and comply with cGMP medical device Quality Systems Regulation, or QSR, and International Organization for Standardization, or ISO, guidelines. Our Mexico facility has been approved by the MOH and is also ISO certified.
     Our machines are subjected to a series of tests, which is part of a validation protocol mandated by cGMP, QSR and ISO requirements. This validation is designed to ensure that the final product is consistently manufactured in accordance with product specifications at all manufacturing sites. Certain materials and components used in manufacturing our machines are proprietary to us.
     We believe we have a sufficient number of machines to produce an adequate amount of Microcyn to meet anticipated future requirements for at least the next two years. As we expand into new geographic markets, we may establish additional manufacturing facilities to better serve those new markets.
Intellectual Property
     Our success depends in part on our ability to obtain and maintain proprietary protection for our product technology and know-how, to operate without infringing proprietary rights of others, and to prevent others from infringing our proprietary rights. We seek to protect our proprietary position by, among other methods, filing, when possible, U.S. and foreign patent applications relating to our technology, inventions and improvements that are important to our business. We also rely on trade secrets, know-how, continuing technological innovation, and in-licensing opportunities to develop and maintain our proprietary position.
     As of May 1, 2009, we own two issued U.S. patents, two issued European patents, one issued Japanese patent, 13 pending U.S. patent applications and 69 foreign pending patent applications generally relating to electrolyzed water. These applications include two provisional U.S. patent applications for which the time to file non-provisional U.S. patent applications has not expired and one international PCT application for which the time to file counterpart national phase applications has not yet expired. Our portfolio of issued and pending applications can be divided into two groups. The first group includes two issued U.S. patents, two issued European patents, one issued Japanese patent, two pending U.S. patent applications, and four foreign patent applications that relate to early generation electrolyzed water product, methods of using electrolyzed water, and aspects of the method and apparatus for manufacturing electrolyzed water. The second group includes 13 pending U.S. patent applications (including provisional U.S. patent applications) and 65 foreign patent applications (including international PCT applications) that relate to Microcyn, the method and apparatus for manufacturing Microcyn, and its uses.
     Although we work to protect our technology, we cannot assure you that any patent will issue from currently pending patent applications or from future patent applications. We also cannot assure you that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged, or that others will not claim rights in or ownership of our patents and proprietary rights. Furthermore, we cannot assure you that others have not developed or will develop similar products, duplicate any of our products or design around our patents.
     We have also filed for trademark protection for marks used with our Microcyn products in each of the United States, Europe, Canada, certain countries in Central and South America, including Mexico and Brazil, and certain countries in Asia, including Japan, China, the Republic of Korea, India and Australia. In addition to patents and trademarks, we rely on trade secret and other intellectual property laws, nondisclosure agreements and other measures to protect our intellectual property rights. We believe that in order to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationship with us. We also require our employees, consultants and advisors whom we expect to work on our products to agree to disclose and assign to us all inventions made in the course of our working relationship with them, while using our property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to wrongfully obtain or use information that we regard as proprietary.
Competition
     The wound care market is highly competitive. We compete with a number of large, well-established and well-funded companies that sell a broad range of wound care products, including topical anti-infectives and antibiotics, as well as some advanced wound technologies, such as skin substitutes, growth factors and sophisticated delayed release silver-based dressings. We believe the principal competitive factors in our target market include improved patient outcomes, such as time in the hospital, healing time, adverse events, safety of products, ease of use, stability, pathogen killing and cost effectiveness.
     Our products compete with a variety of products used for wound cleaning, debriding and moistening, including sterile saline, and chlorhexadine-based products, and they also compete with a large number of prescription and over-the-counter products for the prevention and treatment of infections, including topical anti-infectives, such as Betadine, silver sulfadiazine, hydrogen peroxide, Dakin’s solution and hypochlorous acid, and topical antibiotics, such as Neosporine, Mupirocin and Bacitracin. Currently, no single anti-infective product dominates the chronic or acute wound markets because many of the products have serious limitations or tend to inhibit the wound healing process.
     Our products can replace the use of sterile saline for debriding and moistening a dressing as well as for use as a complementary product with many advanced wound care technologies, such as the VAC Therapy System from Kinetic Concepts Inc., skin substitute products from Smith & Nephew, Integra Life Sciences, Life Cell, Organogenesis and Ortec International, and ultrasound from Celleration. We believe that Microcyn can enhance the effectiveness of many of these advanced wound care technologies. Because Microcyn is competitive with some of the large wound care companies’ products and complementary to others, we may compete with such companies in some product lines and complement such companies in other product lines.
     While many companies are able to produce oxychlorine formulations, their products, unlike ours, typically become unstable after 48 hours. One such company, PuriCore, sells electrolysis machines used to manufacture brine-based oxidized water primarily as a sterilant. Additionally, we believe that Microcyn is the only stable anti-infective therapeutic available in the world today that simultaneously cures or improves infection while also accelerating wound healing through increased blood flow to the wound bed and reduction of inflammation.
     Some of our competitors enjoy several competitive advantages, including:
•	significantly greater name recognition;

•	established relationships with healthcare professionals, patients and third-party payors;

•	established distribution networks;

•	additional product lines and the ability to offer rebates or bundle products to offer discounts or incentives;

•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products and marketing; and

•	greater financial and human resources for product development, sales and marketing and patient support.
Government Regulation
     Government authorities in the United States at the federal, state and local levels and foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing, and import and export of pharmaceutical products, biologics and medical devices. All of our products in development will require regulatory approval or clearance by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal, state, local and foreign statutes and regulations also govern testing, manufacturing, safety, labeling, storage, distribution and record-keeping related to such products and their marketing. The process of obtaining these approvals and clearances, and the subsequent process of maintaining substantial compliance with appropriate federal, state, local, and foreign statutes and regulations, require the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals.
     Before we are permitted to sell Microcyn as a drug in the United States, we must, among other things, successfully complete additional preclinical studies and well-controlled clinical trials, submit a New Drug Application, or NDA, to the FDA and obtain FDA approval. In July 2006, we completed a controlled clinical trial for pre-operative skin preparation. After completion of this trial, the FDA advised us that it is considering adopting new heightened performance requirements for evaluating efficacy of products designed to be used in pre-operative skin preparation such as ours. In discussions with the FDA, the FDA has not provided us with the definitive timing for, or parameters of, any such requirements, and has informally stated that it is uncertain during what time frame it will be able to do so. We plan to continue our discussions with the FDA regarding the possible timing and parameters of any new guidelines for evaluating efficacy for pre-operative skin preparations. Depending on the ultimate position of the FDA regarding performance criteria for pre-operative skin preparations, we may reassess our priorities, clinical timelines and schedules for pursuing a pre-operative skin preparation indication or may decide not to pursue this indication. We also intend to seek FDA approval for the use of Microcyn to treat infections in wounds.
     We have sponsored the majority of physicians performing physician clinical studies of Microcyn and in some cases, the physicians who performed these studies also hold equity in our Company. The physician clinical studies were performed in the United States, Mexico, Europe, Pakistan, India and China, and used various endpoints, methods and controls. These studies were not intended to be rigorously designed or controlled clinical trials and, as such, did not have all of the controls required for clinical trials used to support an NDA submission to the FDA in that they did not include blinding, randomization, predefined clinical endpoints, use of placebo and active control groups or U.S. good clinical practice requirements. Consequently, we may not use the results of these physician clinical studies to support an NDA submission for Microcyn to the FDA. In addition, any results obtained from clinical trials designed to support an NDA submission for Microcyn to the FDA may not be as favorable as results from such physician clinical studies and otherwise may not be sufficient to support an NDA submission or FDA approval of any Microcyn NDA.
   Medical Device Regulation
     Microcyn has received five 510(k) clearances for use as a medical device in wound cleaning, or debridement, lubricating, moistening and dressing, including traumatic wounds and acute and chronic dermal lesions. Any future product candidates or new applications using Microcyn that are classified as medical devices will need clearance by the FDA.
     New medical devices, such as Microcyn, are subject to FDA clearance and extensive regulation under the Federal Food Drug and Cosmetic Act, or FDCA. Under the FDCA, medical devices are classified into one of three classes: Class  I, Class II or Class III. The classification of a device into one of these three classes generally depends on the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.
     Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls. These general controls include compliance with the applicable portions of the FDA’s Quality System Regulation, which sets forth good manufacturing practice requirements; facility registration, device listing and product reporting of adverse medical events; truthful and non-misleading labeling; and promotion of the device only for its cleared or approved intended uses. Class II devices are also subject to these general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Review and clearance by the FDA for these devices is typically accomplished through the so-called 510(k) pre-market notification procedure. When 510(k) clearance is sought, a sponsor must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a legally marketed Class II device (for example, a device previously cleared through the 510(k) premarket notification process). If the FDA agrees that the proposed device is substantially equivalent to the predicate device, then 510(k) clearance to market will be granted. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require pre-market approval, or PMA.
     Clinical trials are almost always required to support a PMA application and are sometimes required for a 510(k) pre-market notification. These trials generally require submission of an application for an investigational device exemption, or IDE. An IDE must be supported by pre-clinical data, such as animal and laboratory testing results, which show that the device is safe to test in humans and that the study protocols are scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and is eligible for more abbreviated investigational device exemption requirements.

     Both before and after a medical device is commercially distributed, manufacturers and marketers of the device have ongoing responsibilities under FDA regulations. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. Device manufacturers are subject to periodic and unannounced inspection by the FDA for compliance with the Quality System Regulation, which sets forth the current good manufacturing practice requirements that govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, servicing, labeling, storage, installation and distribution of all finished medical devices intended for human use.
     FDA regulations prohibit the advertising and promotion of a medical device for any use outside the scope of a 510(k) clearance or PMA approval or for unsupported safety or effectiveness claims. Although the FDA does not regulate physicians’ practice of medicine, the FDA does regulate manufacturer communications with respect to off-label use.
     If the FDA finds that a manufacturer has failed to comply with FDA laws and regulations or that a medical device is ineffective or poses an unreasonable health risk, it can institute or seek a wide variety of enforcement actions and remedies, ranging from a public warning letter to more severe actions such as:
•	fines, injunctions and civil penalties;

•	recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing requests for 510(k) clearance or PMA approval of new products;

•	withdrawing 510(k) clearance or PMA approvals already granted; and

•	criminal prosecution.
The FDA also has the authority to require repair, replacement or refund of the cost of any medical device.
     The FDA also administers certain controls over the export of medical devices from the United States, as international sales of medical devices that have not received FDA clearance are subject to FDA export requirements. Additionally, each foreign country subjects such medical devices to its own regulatory requirements. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

   Pharmaceutical Product Regulation
     We have two pharmaceutical product candidates that are regulated by the FDA and will require approval before we can market or sell them as drugs. Any future product candidates or new applications using Microcyn that are classified as drugs will need approval by the FDA.
     In the United States, the FDA regulates drugs under the FDCA and implementing regulations that are adopted under the FDCA. In the case of biologics, the FDA regulates such products under the Public Health Service Act. If we fail to comply with the applicable requirements under these laws and regulations at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us. The FDA also administers certain controls over the export of drugs and biologics from the United States.
•	Pre-Clinical Phase. The pre-clinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans.

•	Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the substance in humans, as well as the ability to produce the substance in accordance with cGMP requirements. Data from these activities are compiled in a New Drug Application, or NDA, or for biologic products a Biologics License Application, or BLA, for submission to the FDA requesting approval to market the drug.

•	Post-Approval Phase. The post-approval phase follows FDA approval of the NDA or BLA, and involves the production and continued analytical and clinical monitoring of the product. The post-approval phase may also involve the development and regulatory approval of product modifications and line extensions, including improved dosage forms, of the approved product, as well as for generic versions of the approved drug, as the product approaches expiration of patent or other exclusivity protection.
     Each of these three phases is discussed further below.
     Pre-Clinical Phase.  The development of a new pharmaceutical agent begins with the discovery or synthesis of a new molecule. These agents are screened for pharmacological activity using various animal and tissue models, with the goal of selecting a lead agent for further development. Additional studies are conducted to confirm pharmacological activity, to generate safety data, and to evaluate prototype dosage forms for appropriate release and activity characteristics. Once the pharmaceutically active molecule is fully characterized, an initial purity profile of the agent is established. During this and subsequent stages of development, the agent is analyzed to confirm the integrity and quality of material produced. In addition, development and optimization of the initial dosage forms to be used in clinical trials are completed, together with analytical models to determine product stability and degradation. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Upon successful completion of pre-clinical safety and efficacy studies in animals, an IND submission is prepared and provided to the FDA for review prior to commencement of human clinical trials. The IND consists of the initial chemistry, analytical, formulation and animal testing data generated during the pre-clinical phase. The review period for an IND submission is 30 days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase I clinical trials.
     Clinical Phase.  Following successful submission of an IND, the sponsor is permitted to conduct clinical trials involving the administration of the investigational product candidate to human subjects under the supervision of qualified investigators in accordance with Good Clinical Practice, or GCP,. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the drug. Each protocol must be submitted to the FDA as part of the IND prior to beginning the trial. Each trial must be reviewed, approved and conducted under the auspices of an independent Institutional Review Board, and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:
•	Phase I. Phase I human clinical trials are conducted on a limited number of healthy individuals to determine the drug’s safety and tolerability and include biological analyses to determine the availability and metabolization of the active ingredient following administration. The total number of subjects and patients included in Phase I clinical trials varies, but is generally in the range of 20 to 80 people.

•	Phase II. Phase II clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug’s potential efficacy and ideal dose. These clinical trials are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analysis to confirm the consistent composition of the product.

•	Phase III. Phase III clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained and safety (toxicity), tolerability, and an ideal dosing regimen have been established. Phase III clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to complete the information needed to provide adequate instructions for the use of the drug. Phase III trials usually include from several hundred to several thousand subjects.
     Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed. Phase I, II, and III testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. Clinical investigators, or IRBs, and companies may be subject to pre-approval, routine, or “for cause” inspections by the FDA for compliance with GCPs, and FDA regulations governing clinical investigations. The FDA may suspend or terminate clinical trials, or a clinical investigator’s participation in a clinical trial, at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials in their respective institutions at any time for a variety of reasons, including safety issues.
     Post-Approval Phase.  After approval, we are still subject to continuing regulation by the FDA, including, but not limited to, record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, we are required to maintain and provide updated safety and efficacy information to the FDA. We are also required to comply with requirements concerning advertising and promotional labeling. In that regard, our advertising and promotional materials must be truthful and not misleading. We are also prohibited from promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.
     Drug and biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic routine and unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state, or local agencies. In addition, approved biological drug products may be subject to lot-by-lot release testing by the FDA before these products can be commercially distributed. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Future FDA inspections may identify compliance issues at our facilities or at the facilities that may disrupt production or distribution, or require substantial resources to correct.
     In addition, following FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

   Regulation of Disinfectants
     In the United States, the EPA regulates disinfectants as antimicrobial pesticides under the Federal Insecticide, Fungicide and Rodenticide Act, or FIFRA, and the implementing regulations that the EPA has adopted under FIFRA. Before marketing a disinfectant in the United States, we must satisfy the EPA’s pesticide registration requirements. That registration process requires us to demonstrate the disinfectant’s efficacy and to determine the potential human and ecological risks associated with use of the disinfectant. The testing and registration process could be lengthy and could be expensive. We may not be able to satisfy all of the pesticide registration requirements for a particular proposed new disinfectant product. Once we satisfy the FIFRA registration requirements for an individual disinfectant, additional FIFRA regulations will apply to our various business activities, including marketing, related to that EPA-registered product.
     Failure to comply with FIFRA’s requirements could expose us to various enforcement actions. FIFRA empowers the EPA to seek administrative or judicial sanctions against those who violate FIFRA. Among the potential FIFRA penalties are civil administrative penalties, stop sale orders, cancellation of our registration, seizures, injunctions and criminal sanctions. If EPA were to initiate a FIFRA enforcement action against us, it could have a material adverse effect on us.
   Other Regulation in the United States
Health Care Coverage and Reimbursement by Third-Party Payors
     Commercial success in marketing and selling our products depends, in part, on the availability of adequate coverage and reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, and managed-care arrangements, are continuing in many countries where we do business, including the United States. These changes are causing the marketplace to be more cost-conscious and focused on the delivery of more cost-effective medical products. Government programs, including Medicare and Medicaid, private health care insurance companies, and managed-care plans control costs by limiting coverage and the amount of reimbursement for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Some third-party payors also require that a favorable coverage determination be made for new or innovative medical devices or therapies before they will provide reimbursement of those medical devices or therapies. Even though a new medical product may have been cleared or approved for commercial distribution, we may find limited demand for the product until adequate coverage and reimbursement have been obtained from governmental and other third-party payors.
Fraud and Abuse Laws
     In the United States, we are subject to various federal and state laws pertaining to healthcare fraud and abuse, which, among other things, prohibit the offer or acceptance of remuneration intended to induce or in exchange for the purchase of products or services reimbursed under a federal healthcare program and the submission of false or fraudulent claims with the government. These laws include the federal Anti-Kickback Statute, the False Claim Act and comparable state laws. These laws regulate the activities of entities involved in the healthcare industry, such as us, by limiting the kinds of financial arrangements such entities may have with healthcare providers who use or recommend the use of medical products (including for example, sales and marketing programs, advisory boards and research and educational grants). In addition, in order to ensure that healthcare entities comply with healthcare laws, the Office of Inspector General, or OIG, of the U.S. Department of Health and Human Services recommends that healthcare entities institute effective compliance programs. To assist in the development of effective compliance programs, the OIG has issued model Compliance Program Guidance, or CPG, materials for a variety of healthcare entities which, among other things, identify practices to avoid that may implicate the federal Anti-Kickback Statute and other relevant laws and describes elements of an effective compliance program. While compliance with the CPG materials is voluntary, a recent California law requires pharmaceutical and devices manufacturers to initiate compliance programs that incorporate the CPG and the July 2002 Pharmaceuticals Research and Manufacturers of America Code on Interactions with Healthcare Professionals.
     Due to the scope and breadth of the provisions of some of these laws, it is possible that some of our practices might be challenged by the government under one or more of these laws in the future. Violations of these laws, which are discussed more fully below, can lead to civil and criminal penalties, damages, imprisonment, fines, exclusion from participation in Medicare, Medicaid and other federal health care programs, and the curtailment or restructuring of our operations. Any such violations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

     Anti-Kickback Laws.  Our operations are subject to federal and state anti-kickback laws. The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual for a good or service reimbursed under a federal healthcare program, or the furnishing, recommending, or arranging of a good or service, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, the furnishing of supplies or equipment, waiver of co-payments, and providing anything at less than its fair market value. Because the Anti-Kickback Statute makes illegal a wide variety of common (even beneficial) business arrangements, the OIG was tasked with issuing regulations, commonly known as “safe harbors,” that describe arrangements where the risk of illegal remuneration is minimal. As long as all of the requirements of a particular safe harbor are strictly met, the entity engaging in that activity will not be prosecuted under the federal Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG. Our agreements to pay compensation to our advisory board members and physicians who conduct clinical trials or provide other services for us may be subject to challenge to the extent they do not fall within relevant safe harbors under state and federal anti-kickback laws. In addition, many states have adopted laws similar to the federal Anti-Kickback Statute which apply to the referral of patients for healthcare services reimbursed by Medicaid, and some have adopted such laws with respect to private insurance. Violations of the Anti-Kickback Statute are subject to significant fines and penalties and may lead to a company being excluded from participating in federal health care programs.
     False Claims Laws.  The federal False Claims Act prohibits knowingly filing a false claim, knowingly causing the filing of a false claim, or knowingly using false statements to obtain payment from the federal government. Under the False Claims Act, such suits are known as “qui tam” actions, and those who bring such suits. Individuals may file suit on behalf of the government share in any amounts received by the government pursuant to a settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act under the Deficit Reduction Act of 2005, the federal government created financial incentives for states to enact false claims laws consistent with the federal False Claims Act. As more states enact such laws, we expect the number of qui tam lawsuits to increase. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claims action, pay fines or be excluded from Medicare, Medicaid or other federal or state government healthcare programs as a result of investigations arising out of such actions.
     HIPAA.  Two federal crimes were created under the Health Insurance Portability and Accountability Act of 1996, or HIPAA: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
Health Information Privacy and Security
     Individually identifiable health information is subject to an array of federal and state regulation. Federal rules promulgated pursuant to HIPAA regulate the use and disclosure of health information by “covered entities.” Covered entities include individual and institutional health care providers from which we may receive individually identifiable health information. These regulations govern, among other things, the use and disclosure of health information for research purposes, and require the covered entity to obtain the written authorization of the individual before using or disclosing health information for research. Failure of the covered entity to obtain such authorization could subject the covered entity to civil and criminal penalties. We may experience delays and complex negotiations as we deal with each entity’s differing interpretation of the regulations and what is required for compliance. Also, where our customers or contractors are covered entities, including hospitals, universities, physicians or clinics, we may be required by the HIPAA regulations to enter into “business associate” agreements that subject us to certain privacy and security requirements. In addition, many states have laws that apply to the use and disclosure of health information, and these laws could also affect the manner in which we conduct our research and other aspects of our business. Such state laws are not preempted by the federal privacy law where they afford greater privacy protection to the individual. While activities to assure compliance with health information privacy laws are a routine business practice, we are unable to predict the extent to which our resources may be diverted in the event of an investigation or enforcement action with respect to such laws.
   Foreign Regulation
     Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the applicable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products.
European Union Regulation
     Medical Device Regulation.  Our Microcyn products are classified as medical devices in the European Union. In order to sell our medical device products within the European Union, we are required to comply with the requirements of the Medical Devices Directive, or MDD, and its national implementations, including affixing CE Marks on our products. In order to comply with the MDD, we must meet certain requirements relating to the safety and performance of our products and, prior to marketing our products, we must successfully undergo verification of our product’s regulatory compliance, or conformity assessment.
     Medical devices are divided into three regulatory classes: Class I, Class IIb and Class III. The nature of the conformity assessment procedures depends on the regulatory class of the product. We executed the conformity assessment for production quality assurance for Class IIb products for Dermacyn Wound Care. Compliance with production quality assurance is audited every year by a private entity certified by government regulators. In order to comply with the examination, we completed, among other things, a risk analysis and presented clinical data, which demonstrated that our products met the performance specifications claimed by us, provided sufficient evidence of adequate assessment of unwanted side effects and demonstrated that the benefits to the patient outweigh the risks associated with the device. We will be subject to continued supervision and will be required to report any serious adverse incidents to the appropriate authorities. We will also be required to comply with additional national requirements that are beyond the scope of the MDD.
     We received our CE certificate for Dermacyn Wound Care as a Class IIb medical device in February 2005. We may not be able to maintain the requirements established for CE Marks for any or all of our products or be able to produce these products in a timely and profitable manner while complying with the requirements of the MDD and other regulatory requirements.
     Marketing Authorizations for Drugs.  In order to obtain marketing approval of any of our drug products in Europe, we must submit for review an application similar to a U.S. NDA to the relevant authority. In contrast to the United States, where the FDA is the only authority that administers and approves NDAs, in Europe there are multiple authorities that administer and approve these applications. Marketing authorizations in Europe expire after five years but may be renewed.
     We believe that our Microcyn-based drugs will be reviewed by the Committee for Medicinal Products for Human Use, or CHMP, on behalf of the European Medicines Agency, or EMEA. Based upon the review of the CHMP, the EMEA provides an opinion to the European Commission on the safety, quality and efficacy of the drug. The decision to grant or refuse an authorization is made by the European Commission.
     Approval of applications can take several months to several years, or may be denied. This approval process can be affected by many of the same factors relating to safety, quality and efficacy as in the approval process for NDAs in the United States. As in the United States, European drug regulatory authorities can require us to perform additional non-clinical studies and clinical trials. The need for such studies or trials, if imposed, may delay marketing approval and involve unanticipated costs. Inspection of clinical investigation sites by a competent authority may also be required as part of the regulatory approval procedure. In addition, as a condition of marketing approval, regulatory agencies in Europe may require post-marketing surveillance to monitor for adverse effects, or other additional studies as deemed appropriate. The terms of any approval, including labeling content, may be more restrictive than expected and could affect the marketability of a product. In addition, after approval for the initial indication, further clinical studies are usually necessary to gain approval for any additional indications.
     European GMP.  In the European Union, the manufacture of pharmaceutical products and clinical trial supplies is subject to good manufacturing practice, or GMP, as set forth in the relevant laws and guidelines. Compliance with GMP is generally assessed by the competent regulatory authorities. They may conduct inspections of relevant facilities, and review manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining approval for each product, in many cases each drug manufacturing facility must be approved. Further inspections may occur over the life of the product.
     Mexico.  The MOH is the authority in charge of sanitary controls in Mexico. Sanitary controls are a group of practices related to the orientation, education, testing, verification and application of security measures and sanctions exercised by the MOH. The MOH acts by virtue of the Federal Commission for the Protection against Sanitary Risks, or COFEPRIS, a decentralized entity of the MOH whose mission is to protect the population against sanitary risks, by means of centralized sanitary regulations, controls and by raising public awareness.
     The MOH is responsible for the issuance of Official Mexican Standards and specifications for drugs subject to the provisions of the General Health Law, which govern the process and specifications of drugs, including the obtaining, preparation, manufacturing, maintenance, mixture, conditioning, packaging, handling, transport, distribution, storage and supply of products to the public at large. In addition, a medical device is defined as a device that may contain antiseptics or germicides used in surgical practice or in the treatment of continuity solutions, skin injuries or its attachments.
     Regulations applicable to medical devices and drugs are divided into two sections: the business that manufactures the medical device or drug and the product itself.
     Manufacturing a Medical Device or Drug.  Under the General Health Law, a business that manufactures drugs is either required to obtain a Sanitary Authorization or to file an Operating Notice. Our Mexico subsidiary, Oculus Technologies of Mexico, S.A. de C.V. is considered a business that manufactures medical devices and therefore is not subject to a Sanitary Authorization, but rather only an Operating Notice.
     In addition to its Operating Notice, our Mexico subsidiary has obtained a “Good Processing Practices Certificate” issued by COFEPRIS, which demonstrates that the manufacturing of Microcyn at the facility located in Zapopan, Mexico, operates in accordance with the applicable official standards.
     Commercialization of Drugs and Medical Devices.  Drugs and medical devices should be commercialized in appropriate packaging containing labels printed in accordance with specific official standards. For medical devices, there are no specific standards or regulations related to the labeling of the product, but rather only a general standard related to the labeling for all types of products to be commercialized in Mexico. Advertising of medical devices is regulated in the General Health Law and in the specific regulations of the General Health Law related to advertising. Generally, the advertising of medical devices is subject to a permit only in the case that such advertising is directed to the general public.
     Medical Devices and Drugs as a Product.  To produce, sell or distribute medical devices, a Sanitary Registry is required in accordance with the General Health Law and the Regulation for Drugs. Such registry is granted for a term of five years, and this term may be extended. The Sanitary Registry may be revoked if the interested party does not request the extension in the term or the product or the manufacturer or the raw material is changed without the permission of the MOH.
     The MOH classifies the medical devices in three classes:
•	Class I. Devices for which safety and effectiveness have been duly proved and are generally not used inside the body;

•	Class II. Devices that may vary with respect to the material used for its fabrication or in its concentration and generally used in the inside of the body for a period no greater than 30 days; and

•	Class III. New devices or recently approved devices in the medical practice or those used inside the body and which shall remain inside the body for a period greater than 30 days.
     Violation of these regulations may result in the revocation of the registrations or approvals, and, in addition, economic fines. In some cases, such violations may constitute criminal actions.
     In addition, regulatory approval of prices is required in most countries other than the United States, which could result in lengthy negotiations delaying our ability to commercialize our products. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return.
Research and Development
     Research and development expense consists primarily of personnel expenses, clinical and regulatory services and supplies. For the years ended March 31, 2009 and 2008, research and development expense amounted to $6,252,000 and $9,778,000, respectively. None of this expense was borne by our customers.

Our Employees
     As of May 21, 2009, we had 44 full-time employees and 4 part-time employees. We are not a party to any collective bargaining agreements. We believe our relations with our employees are good.
Corporate Information
     We were incorporated in California in 1999 as Micromed Laboratories, Inc. In August 2001, we changed our name to Oculus Innovative Sciences, Inc. In December 2006, we reincorporated in Delaware. Our principal executive offices are located at 1129 N. McDowell Blvd, Petaluma, California, 94954, and our telephone number is (707) 782-0792. Our website is located at www.oculusis.com. Information on our website is not a part of this prospectus.
USE OF PROCEEDS
     We may receive proceeds upon the exercise of warrants. There can be no assurance any of these warrants will be exercised by the selling stockholders, or, if exercised, that we will receive any cash proceeds upon such exercises. Any cash proceeds received from the exercise of the warrants will be added to working capital and used for general corporate purposes.

SELLING STOCKHOLDERS
     On December 4, 2009, we changed the exercise price of outstanding warrants that were issued on or about August 13, 2007 by the Company to $1.70. We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders named in the following table. The term “selling stockholders” includes the person listed below and his respective transferees, pledgees, donees, or other successors. The table below sets forth certain information regarding the beneficial ownership of our common stock by each of the selling stockholders as of August 15, 2007. Information with respect to beneficial ownership is based on data provided by the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the exercise of all warrants listed in the table and the sale of the shares offered and no other purchases or sales of common stock.
     Unless otherwise described below, to our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, or been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.
     Certain of the selling stockholders in the table below acquired the shares of common stock and the warrants to which this prospectus relates from us in a private placement which closed on August 13, 2007. In the private placement, we issued 1,262,500 shares of our common stock and warrants to purchase up to an additional 416,622 shares of our common stock; we also issued an additional warrant to purchase up to 88,375 shares of our common stock to Rodman & Renshaw, LLC, or Rodman & Renshaw, as compensation for its services as placement agent in the private placement. As part of the private placement, we entered into a registration rights agreement with the investors covering the resale of the common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrants. Pursuant to these registration rights, the shares of common stock issued to the investors in the private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement are being registered hereunder. As to shares being sold by Rodman & Renshaw for its own account, Rodman & Renshaw is an underwriter. Rodman & Renshaw received its warrant in the ordinary course of business.
     We are also registering up to 1,482,363 shares of common stock, including 1,255,909 shares issuable upon exercise of warrants, all of which are being offered for resale for the accounts of the selling stockholders. Some of these shares are being registered pursuant to “piggyback” registration rights” that we granted to the stockholders or warrant holders. The shares being registered were acquired from us in various transactions and are comprised of the following:
•	Warrants to purchase up to 234,746 shares of our common stock issued to the underwriters in our initial public offering in 2007.

•	Warrants to purchase up to 29,129 shares of our common stock and 145,652 shares of our common stock issued in 2006 to investors in a preferred stock financing.

•	Warrants to purchase up to 24,127 shares of our common stock issued in 2006 to the placement agent in a private stock financing.

•	Warrants to purchase up to 319,445 shares of our common stock issued in 2006 to the placement agent in a private stock financing, and 555 shares of our common stock that have been issued upon exercise of a similar warrant.

•	45,832 shares of common stock issued to an investor in a private stock financing in 2005.

•	Warrants to purchase up to 391,908 shares of our common stock issued in 2005 to the placement agent in a private stock financing, and 16,666 shares of our common stock have been issued upon exercise of three similar warrants.

•	16,666 shares of common stock issued to an investor in a private stock financing in 2004 and 1,083 shares of common stock received by such investor as a stock dividend on such shares.

•	Warrants to purchase up to 18,275 shares of our common stock issued in connection with bridge financings in 2004 and 2005.

•	A warrant to purchase up to 16,666 shares of our common stock issued to a lender in connection with an equipment financing arrangement in 2005.

•	Warrants to purchase up to 71,521 shares of our common stock issued in connection with an equipment financing arrangement in 2006.

•	Warrants to purchase up to 100,093 shares of our common stock issued between 2005 and 2007 to consultants and advisors who performed services for us.

•	Warrants to purchase up to 49,999 shares of our common stock issued in connection with the settlement of litigation in 2006.

	Shares
	Beneficially	Shares
	Owned Before	Beneficially
	Offering	Owned Before
	(Excluding	Offering that	Total Shares	Percentage		Number of
	Shares Issuable	are Issuable	Beneficially	Beneficially		Shares Owned	Percentage
	Upon Exercise	Upon Exercise	Owned Before	Owned Before	Number of	After the	Owned After
Name and Address of Beneficial Owner	of Warrants)	of Warrants	Offering	Offering(1)(2)	Shares Offered	Offering	Offering
Aristeia International Limited	84,575	27,909	112,484	*	112,484	0	*
Aristeia Partners L.P.	10,512	3,468	13,980	*	13,980	0	*
Aristeia Special Investments Master, L.P.	29,913	9,871	39,784	*	39,784	0	*
Avendis Absolute Alternative 1 Trading Ltd(3)	35,000	11,550	46,550	*	46,550	0	*
Cranshire Capital, L.P.(4)	62,500	20,625	83,125	*	83,125	0	*
Crescent International Ltd(5)	56,900	12,705	69,605	*	51,205	18,400	*
Diamond Opportunity Fund, LLC(6)	43,750	14,437	58,187	*	58,187	0	*
Double U Master Fund LP(7)	12,500	4,125	16,625	*	16,625	0	*
Egatniv, LLC	12,500	4,125	16,625	*	16,625	0	*
Graham Anderson	12,500	4,125	16,625	*	16,625	0	*
Franklin Biotechnology Discovery Fund	250,000	82,500	332,500	2.51%	332,500	0	*
Highbridge International LLC(8)	62,500	20,625	83,125	*	83,125	0	*
Iroquois Master Fund Ltd.	37,500	12,375	49,875	*	49,875	0	*
Lincoln Biotech Ventures II, L.P.	12,500	4,125	16,625	*	16,625	0	*
Otago Partners, LLC	12,500	4,125	16,625	*	16,625	0	*
Perceptive Life Sciences Master Fund LTD(9)	175,000	57,750	232,750	1.76%	232,750	0	*
Catalytix LDC Life Science Hedge AC	12,500	4,125	16,625	*	16,625	0	*
Rockmore Investment Master Fund Ltd(10)	43,750	14,437	58,187	*	58,187	0	*
RRC Biofund, LP(11)	135,000	34,650	169,650	1.29%	139,650	30,000	*
Whalehaven Capital Fund Limited(12)	62,500	20,625	83,125	*	83,125	0	*
Daniel B. and Linda O. Ahlberg Trustees FBO Ahlberg Joint Revocable Trust u/a dtd 8/27/06	7,500	1,485	8,985	*	5,985	3,000	*
Alice Ann Corporation	9,300	2,310	11,610	*	9,310	2,300	*
Robert G. Allison	10,000	3,300	13,300	*	13,300	0	*
William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	7,000	1,320	8,320	*	5,320	3,000	*
Piper Jaffray as Custodian FBO William H. Baxter IRA	3,500	1,155	4,655	*	4,655	0	*
David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97	9,000	1,650	10,650	*	6,650	4,000	*
Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA	6,500	2,145	8,645	*	8,645	0	*
Gary & Leslie Clipper JTWROS	3,000	990	3,990	*	3,990	0	*
Piper Jaffray as Custodian FBO Mark Donahoe IRA	13,000	2,640	15,640	*	10,640	5,000	*
Dennis D. Gonyea	5,000	1,650	6,650	*	6,650	0	*
Richard A. Hoel	3,000	990	3,990	*	3,990	0	*
Elizabeth J. Kuehne	5,000	1,650	6,650	*	6,650	0	*
Piper Jaffray as Custodian FBO Elizabeth J. Kuehne IRA	5,500	1,155	6,655	*	4,655	2,000	*
Piper Jaffray as Custodian FBO Michael E. McElligott SPN/PRO	3,500	1,155	4,655	*	4,655	0	*
Piper Jaffray as Custodian FBO Charles W. Pappas IRA	4,500	1,485	5,985	*	5,985	0	*
John T. Potter	6,000	1,980	7,980	*	7,980	0	*
Carolyn Salon	4,000	1,320	5,320	*	5,320	0	*
Joel A. Salon	3,500	1,155	4,655	*	4,655	0	*
Paul C. Seel & Nancy S. Seel JTWROS	8,400	1,650	10,050	*	6,650	3,400	*
E. Terry Skone, TTEE FBO E. Terry Skone Revocable Trust U/A dtd 11/30/05	6,000	1,980	7,980	*	7,980	0	*
Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96	5,000	1,650	6,650	*	6,650	0	*
Piper Jaffray as Custodian FBO James B. Wallace SPN/PRO	6,000	1,980	7,980	*	7,980	0	*
David M. Westrum, TTEE FBO David M. Westrum Revocable Living Trust u/a dtd 6/1/97	5,000	1,650	6,650	*	6,650	0	*
Piper Jaffray as Custodian FBO Michael R. Wilcox IRA	5,000	1,650	6,650	*	6,650	0	*
Pyramid Partners, L.P.	25,000	8,250	33,250	*	33,250	0	*
Rodman & Renshaw LLC(13)	0	88,375	88,375	*	88,375		*
Brookstreet Securities Corporation(13)(14)	0	187,139	187,139	1.40%	162,139	25,000	*
Roth Capital Partners, LLC(13)(15)	0	129,111	129,111	*	129,111	0	*
Maxim Group, LLC(12)(16)	0	46,949	46,949	*	46,949	0	*
Anchor Venture Trust(17)	209,233	29,129	238,362	1.81%	238,362	0	*
WWIII Enterprises LLC(18)	0	102,717	102,717	*	102,717	0	*
William H. Watson III	0	167,808	167,808	1.26%	167,808	0	*
David Braeger(19)	0	29,522	29,522	*	29,522	0	*
Acceleron Capital Ltd.(20)	0	15,000	15,000	*	15,000	0	*
David SaoMarcos(19)	0	14,772	14,772	*	14,772	0	*
AJ Sexton, V	0	14,424	14,424	*	14,424	0	*
Ronald Smith(19)	0	7,521	7,521	*	7,521	0	*
Carole Smith and Ronald Smith, Community Property	42,447	4,396	46,843	*	14,396	32,447	*
Jamie Hamamoto	0	7,750	7,750	*	7,750	0	*
Alan Harp(19)	17,749	29,435	47,214	*	29,435	17,749	*
James B. Stanley	0	37,188	37,188	*	37,188	0	*
Richard L. Kerbs(19)	4,168	11,690	15,858	*	11,690	4,168	*
Robert Schultz(19)	0	5,409	5,409	*	5,409	0	*
Timothy Sherer(19)	0	3,368	3,368	*	3,368	0	*
Randy Millen	0	3,257	3,257	*	3,257	0	*
Russ Huffington(19)	3,083	2,906	5,989	*	5,989	0	*
Nicolas Pilger(19)	0	2,812	2,812	*	2,812	0	*
Gary Wohrle(19)(21)	12,400	2,583	14,983	*	6,166	8,817	*
Eric Elliot(19)	0	2,777	2,777	*	2,777	0	*
Edward Villarreal	0	4,380	4,380	*	4,380	0	*
Robert Fukunaga(19)(22)	10,000	1,791	11,791	*	1,791	10,000	*
David Singer(19)	750	2,579	3,329	*	2,579	750	*
Robert Badolato(19)	0	833	833	*	833	0	*
Darrel Smith(19)	0	784	784	*	784	0	*
Steven Wilson	0	486	486	*	486	0	*
Dayl Crow(19)	0	10,312	10,312	*	10,312	0	*
William Peterson(19)	0	2,802	2,802	*	2,802	0	*
Bruce Barber(19)	0	278	278	*	278	0	*
Cheryl Sillings(19)	0	503	503	*	503	0	*
Burton Bartlett(19)	6,433	6,433	12,866	*	6,433	6,433	*
Wayne Palmer(19)	2,218	208	2,426	*	208	2,218	*
Phil Rosenbaum(19)	0	416	416	*	416	0	*
Larry Burkholder(19)	555	0	555	*	555	0	*

	Shares
	Beneficially	Shares
	Owned Before	Beneficially
	Offering	Owned Before
	(Excluding	Offering that	Total Shares	Percentage		Number of
	Shares Issuable	are Issuable	Beneficially	Beneficially		Shares Owned	Percentage
	Upon Exercise	Upon Exercise	Owned Before	Owned Before	Number of	After the	Owned After
Name and Address of Beneficial Owner	of Warrants)	of Warrants	Offering	Offering(1)(2)	Shares Offered	Offering	Offering
Stanley C. Brooks(19)	0	134,887	134,887	1.01%	134,887	0	*
Remington Partners, Inc.(23)	0	9,493	9,493	*	9,493	0	*
Ralph A. Anavy(24)	0	585	585	*	585	0	*
Regina M. Anavy(24)	0	585	585	*	585	0	*
Joseph Abrams and Patricia Abrams(24)	0	585	585	*	585	0	*
Sarah Abrams(24)	0	585	585	*	585	0	*
Matt Abrams(24)	0	585	585	*	585	0	*
Warren P. Yost and Gail A. Yost(24)	0	2,343	2,343	*	2,343	0	*
Edward R. Pierce, Trustee of Regina Bublil Waldman separate declaration of trust dtd 12/14/1984(24)	0	1,171	1,171	*	1,171	0	*
Leo and Jacqueline McCarthy LLC(24)(25)	0	2,343	2,343	*	2,343	0	*
Venture Lending and Leasing III, LLC(26)	0	16,666	16,666	*	16,666	0	*
Venture Lending and Leasing IV, LLC(26)	0	71,521	71,521	*	71,521	0	*
Phillips, Spalla & Angstadt LLP(27)(28)	0	7,593	7,593	*	7,593	0	*
Robert C. Burlingame(27)(29)	75,000	75,000	150,000	1.13%	75,000	75,000	*
Barnett Cline(27)	0	3,750	3,750	*	3,750	0	*
Gerald Woolam(27)	2,718	3,750	6,468	*	3,750	2,718	*
Paul Schnur(27)	0	3,750	3,750	*	3,750	0	*
Don C. Wukash(27)	4,166	3,125	7,291	*	3,125	4,166	*
Linda T. Wukash(30)	4,167	3,125	7,292	*	3,125	4,167	*
Kim Kelderman(31)(32)	0	33,333	33,333	*	33,333	0	*
Mcguinn, Hillsman & Palefsky(31)(33)	0	16,666	16,666	*	16,666	0	*

*	Represents beneficial ownership of less than 1%.

(1)	There were 13,157,494 shares of common stock outstanding as of August 15, 2007.

(2)	In computing the number of shares of common stock beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we deemed outstanding shares of common stock subject to the warrants. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other selling stockholder.

(3)	Yannis Bilquez has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(4)	Mitchell P. Kopin, in his capacity as the president of Downsview Capital, Inc., the general partner or this selling stockholder, has sole voting control and investment discretion with respect to the common stock held by this selling stockholder. Each of Mitchell P. Kopin, and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(5)	Maxi Brezzi and Bachir Taleb-Ibrahimi have shared voting control and investment discretion with respect to the common stock held by this selling stockholder.

(6)	David Holein, Rob Rubin and Richard Marks, in their capacities as Manager and Managing Directors, respectively, of Diamond Asset Management, the manager of this selling stockholder have shared voting control and investment discretion with respect to the common stock held by this selling stockholder. Messrs. Holein, Rubin and Marks disclaim beneficial ownership of the common stock held by Diamond Opportunity Fund, LLC.

(7)	Issac Winehouse has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(8)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the common stock held by this selling stockholder. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the common stock held by this selling stockholder. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(9)	Perceptive Advisors LLC has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(10)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through this selling stockholder. By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the common stock owned by this selling stockholder. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of the shares held by Rockmore Investment Master Fund Ltd. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares owned by this selling stockholder and, as of August 15, 2007, Bruce T. Bernstein and Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the common stock held by this selling stockholder. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares owned by this selling stockholder. Messrs. Bernstein and Daly disclaim beneficial ownership of the common stock held by Rockmore Investment Master Fund Ltd., and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls this selling stockholder.

(11)	James A. Silverman has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(12)	Michael Finkelstein, Arthur Jones and Trevor Williams, the Investment Manager and Directors, respectively, of this selling stockholder have shared voting control and investment discretion with respect to the common stock held by this selling stockholder.

(13)	This selling stockholder is a registered broker-dealer, and accordingly, an underwriter within the meaning of Section 2(11) of the Securities Act.

(14)	Stanley C. Brooks has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(15)	Brian C. Roth and Gordon J. Roth, the Chief Executive Officer and Chief Financial Officer, respectively, of this selling stockholder have shared voting control and investment discretion with respect to the common stock held by this selling stockholder.

(16)	Michael Rubinowitz has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(17)	This selling stockholder received its shares by participating in private stock financings.

(18)	William H. Watson III has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(19)	This selling stockholder is or may be an affiliate of a broker-dealer. This selling stockholder has represented to us that it has no agreements or understandings, directly or indirectly, with any person to distribute any shares of common stock subject to the warrants.

(20)	James B. Stanley has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(21)	Includes 1,774 shares held in joint trust with right of survivorship with Mr. Wohrle’s spouse.

(22)	Includes 8,333 shares held in a family trust of which Mr. Fukanaga is a trustee.

(23)	This selling stockholder received its warrants to purchase our common stock in connection with a bridge financing entered into by us. Mark Litwin has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(24)	This selling stockholder was assigned his, her or its warrant to purchase our common stock by Remington Partners, Inc., one of our bridge lenders.

(25)	Jacqueline McCarthy has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(26)	This selling stockholder received its warrant to purchase our common stock in connection with an equipment financing arrangement. Martin Eng, the Chief Financial Officer of this selling stockholder, has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(27)	This selling stockholder received its shares of common stock and/or warrant to purchase our common stock in connection with consultant or advisory services rendered to us.

(28)	Robert K. Phillips has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.

(29)	Mr. Burlingame is one of our creditors pursuant to the bridge loan entered into by us in November 2006 and amended in March 2007 and is also a member of our board of directors. The shares beneficially owned before offering that are issuable upon exercise of warrants includes an option to purchase 75,000 shares of our common stock that is exercisable within 60 days of August 15, 2007. We have assumed the exercise of the option for purposes of computing Mr. Burlingame’s beneficial ownership.

(30)	Ms. Wukash was assigned her warrant to purchase our common stock by Don Wukash, who received his warrant to purchase our common stock in connection with advisory services rendered to us.

(31)	This selling stockholder received its warrant to purchase our common stock in connection with the settlement of litigation.

(32)	Mr. Kelderman was our Chief Operating Officer until January 2005.

(33)	Cliff Palefsky has sole voting control and investment discretion with respect to the common stock held by this selling stockholder.
DESCRIPTION OF CAPITAL STOCK
General
     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. The following describes our common stock and preferred stock and summarizes certain provisions of our certificate of incorporation and bylaws. For additional information about our capital stock, please refer to our certificate of incorporation and bylaws.
Common Stock
     As of December 4, 2009 there were 24,588,478 shares of common stock outstanding held by approximately 638 registered stockholders of record.
     Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.
     Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and nonassessable.
Preferred Stock
     Our board of directors is authorized, subject to limitations imposed by Delaware law, to issue up to a total of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. Our board is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
     The board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
Description of Warrants
The common stock underlying warrants to be registered on behalf of the selling stockholders pursuant to the registration statement of which this prospectus is part were issued at various times between July 2003 and August 2007 and shall be exercisable for 1,760,906 shares of our common stock at various times at exercise prices ranging from of $1.70 to $18.00 per share. The warrants for 504,997 shares of our common stock issued in connection with the private placement that closed on August 13, 2007 will be exercisable at any time after February 10, 2008 and the exercise price of such warrants will be adjusted in the event that we offer securities after their issuance for consideration per share less than or equal to the then-effective exercise price of such warrant. The rights of the shares of our common stock issuable upon exercise of all of our outstanding warrants shall be the same as those described under the heading “Common Stock” above.
PLAN OF DISTRIBUTION
     Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority, or FINRA, NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.
     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling stockholders that are broker-dealers or affiliates of broker-dealers will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any discounts, commissions or concessions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Of the selling stockholders, Rodman & Renshaw, Brookstreet Securities Corporation, Maxim Group, LLC and Roth Capital Partners, LLC is each a broker-dealer. Each of the selling stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities subject to the Registration Statement.
     We are contractually required to pay certain fees and expenses incurred by us incident to the registration of the shares held by selling stockholders who have these contractual rights. We have agreed to indemnify the selling stockholders that have contractual registration rights against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
     We agreed to keep this prospectus effective until the earlier of (1) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (2) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
LEGAL MATTERS
     The validity of the common stock offered by this prospectus is being passed upon for us by Trombly Business Law, Newton, Massachusetts.
EXPERTS
     The consolidated financial statements of Oculus Innovative Sciences, Inc. that are included with our Annual Report on Form 10-K/A for the year ended March 31, 2009 have also been included herein in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. Some information in the registration statement has been eliminated from this prospectus in accordance with the rules of the SEC. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access our publicly filed reports and amendments to any of these reports free of charge on the SEC’s website at http://www.sec.gov. You may also read and copy any of the documents referenced above at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
Executive Compensation
2009 Director Compensation
     The following table sets forth cash amounts and the value of other compensation paid to our outside directors for their service in fiscal year 2009:
Director Compensation Table for the Fiscal Year-Ended March 31, 2009(1)

	Fees Earned	Option		All Other
	or Paid in Cash	Awards(3)(9)		Compensation		Total
Name	($)	($)		($)		($)
(a)	(b)	(c)		(d)		(e)
Akihisa Akao(2)	12,500	12,568		85,169	(10)	110,237
Gregg Alton	17,500	75,471	(4)(11)	0		92,971
Jay Birnbaum	17,500	78,420	(5)(11)	0		95,920
Edward Brown(2)	17,500	12,568		0		30,068
Robert Burlingame	12,500	59,464	(6)(11)	0		71,964
Richard Conley	39,000	75,368	(7)(11)	0		114,368
Gregory French	19,500	66,534	(8)(11)	0		86,034

Notes

(1)	Directors who are also included in the Summary Compensation Table as named executive officers are not included in this table.

(2)	Messrs. Akao and Brown resigned as members of the board of directors effective June 13, 2008.

(3)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2009 under SFAS No. 123(R), “Share Based Payment”, (“SFAS 123(R)”), rather than amounts paid to or realized by the named individual and includes expenses we recognized in 2009 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 14 of Notes to our Consolidated Financial Statements for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. Options may not be exercised (in which case no value will be realized by the individual) and the value on exercise may not approximate the compensation expense we recognized.

(4)	On December 9, 2008, we granted Mr. Alton an option to purchase 25,000 shares of our common stock. The options were fully exercisable at the date of grant and expire on December 9, 2018. Mr. Alton received this grant in lieu of a cash payment.

(5)	On September 2, 2008, we granted Mr. Birnbaum an option to purchase 15,000 shares of our common stock. These options vest in equal monthly increments over the period of one year and expire on September 2, 2018. On December 9, 2008, we granted Mr. Birnbaum an option to purchase 25,000 shares of our common stock. The options were fully exercisable at the date of grant and expire on December 9, 2018. Mr. Birnbaum received this grant in lieu of a cash payment.

(6)	On September 2, 2008, we granted Mr. Burlingame an option to purchase 15,000 shares of our common stock. These options vest in equal monthly increments over the period of one year and expire on September 2, 2018. On December 9, 2008, we granted Mr. Burlingame an option to purchase 25,000 shares of our common stock. The options were fully exercisable at the date of grant and expire on December 9, 2018. Mr. Burlingame received this grant in lieu of a cash payment.

(7)	On September 2, 2008, we granted Mr. Conley an option to purchase 15,000 shares of our common stock. These options vest in equal monthly increments over the period of one year and expire on September 2, 2018. On March 10, 2009, we granted

Mr. Conley an option to purchase 60,000 shares of our common stock. The options become exercisable as to 16.7% of the shares on the six month anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 30 months. The options expire on March 10, 2019.

(8)	On September 2, 2008, we granted Mr. French an option to purchase 15,000 shares of our common stock. These options vest in equal monthly increments over the period of one year and expire on September 2, 2018. On December 9, 2008, Mr. French was granted an option to purchase 25,000 shares of our common stock. The options were fully exercisable at the date of grant and expire on December 9, 2018. Mr. French received this grant in lieu of a cash payment. On March 10, 2009, we granted Mr. French an option to purchase 60,000 shares of our common stock. The options become exercisable as to 16.7% of the shares on the six month anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 30 months. The options expire on March 10, 2019.

(9)	The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at March 31, 2009:

Number of
Name	Shares
Gregg Alton	75,000
Jay Birnbaum	90,000
Robert Burlingame	130,000
Richard Conley	279,570
Gregory French	225,820

(10)	Represents amounts paid to White Moon Medical, Inc. for consulting services rendered to the Company. Mr. Akao is the sole stockholder of White Moon Medical, Inc. The contract for consulting services expired on October 1, 2008.

(11)	Related to services rendered during the fiscal year ended March 31, 2009.
NARRATIVE TO DIRECTOR COMPENSATION TABLE
     Our non-employee directors receive an annual retainer of $25,000. The Chairperson of the board of directors receives $15,000 annually and the Lead Member of the board of directors, if different from the Chairperson, receives $10,000 annually. Mr. Conley, as Chairman of our Audit Committee, receives an annual retainer of $10,000; non-chairperson members of the Audit Committee receive an additional $5,000 annually. The chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees of the board receive an annual retainer of $5,000. Non-chairperson members of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional $2,000 annually. The members may elect to receive stock options in lieu of cash. We also reimburse our non-employee directors for reasonable expenses in connection with attendance at board of director and committee meetings.
     In addition to cash compensation for services as a member of the board, non-employee directors are also eligible to receive nondiscretionary, automatic grants of stock options under our 2006 Stock Incentive Plan. An outside director who joins our board is automatically granted an initial option to purchase 50,000 shares upon first becoming a member of our board. The initial option vests and becomes exercisable over three years, with the first one-third of the shares vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director is automatically granted a nonstatutory option to purchase 15,000 shares of our common stock, provided that no annual grant shall be granted to a non-employee director in the same calendar year that such person received his or her initial grant. These options vest in equal monthly increments over the period of one year.
     Directors who are our employees do not receive any fees for their service on our board of directors or for their service as a chair or committee member. During the fiscal year ended March 31, 2009, Messrs. Alimi and Schutz were our only employee directors.
EXECUTIVE OFFICERS
     The following table identifies our current executive officers:

			In Current
Name	Age	Capacities in Which Served	Position Since
Hojabr Alimi	48	Chief Executive Officer Principal Executive Officer and Chairman	1999
Robert Miller	67	Chief Financial Officer	2004
Jim Schutz	46	Vice President, General Counsel, Corporate Secretary and Director	2006
Bruce Thornton	45	Executive Vice President	2005

     Hojabr Alimi, one of our founders, has served as our Chief Executive Officer, President and director since 1999 and was appointed as Chairman of the board of directors in June 2006. Prior to co-founding our company with his spouse in 1999, Mr. Alimi was a Corporate Microbiologist for Arterial Vascular Engineering. Mr. Alimi received a B.A. in biology from Sonoma State University.
     Robert Miller has served as our Chief Financial Officer since June 2004 and was a consultant to us from March 2003 to May 2004. Mr. Miller has served as a director of Scanis, Inc. since 1998 and served as acting Chief Financial Officer from 1998 to June 2006. He was a Chief Financial Officer consultant to Evit Labs from June 2003 to December 2004, Wildlife International Network from October 2002 to December 2005, Endoscopic Technologies from November 2002 to March 2004, Biolog from January 2000 to December 2002 and Webware from August 2000 to August 2002. Prior to this, Mr. Miller was the Chief Financial Officer for GAF Corporation, Penwest Ltd. and Bugle Boy and Treasurer of Mead Corporation. He received a B.A. in economics from Stanford University and an M.B.A. in finance from Columbia University.
     Jim Schutz has served as our Vice President and General Counsel since August 2003, as a director since May 2004 and Corporate Secretary since June 2006. From August 2001 to August 2003, Mr. Schutz served as General Counsel at Jomed (formerly EndoSonic Corp.), an international medical device company. From 1999 to July 2001, Mr. Schutz served as in-house counsel at Urban Media Communications Corporation, an Internet/telecom company based in Palo Alto, California. Mr. Schutz received a B.A. in economics from the University of California, San Diego and a J.D. from the University of San Francisco School of Law.
     Bruce Thornton has served as our vice president of international operations and sales since June 2005. Mr. Thornton served as our general manager for U.S. operations from March 2004 to July 2005. He served as vice president of operations for Jomed (formerly EndoSonic Corp.) from January 1999 to September 2003, and as vice president of manufacturing for Volcano Therapeutics, an international medical device company, following its acquisition of Jomed, until March 2004. Mr. Thornton received a B.S. in aeronautical science from Embry-Riddle Aeronautical University and an M.B.A. from National University.
SUMMARY COMPENSATION
     The following table sets forth, for the fiscal years ended March 31, 2009 and 2008, all compensation paid or earned by (i) our Principal Executive Officer; (ii) our two most highly compensated executive officers, other than our Principal Executive Officer, and (iii) our two most highly compensated individual employees who did not serve as executive officers on the last day of our most recent fiscal year. These executive officers and individuals are referred to herein as our “named executive officers.”

Summary Compensation Table for the Fiscal Year Ended March 31, 2009 and 2008

				Non-Equity
			Option	Incentive Plan	All Other
	Year Ended	Salary	Awards((1)	Compensation	Compensation		Total
Name and Principal Position	March 31,	($)	($)	($)	($)		($)
(a)	(b)	(c)	(f)	(g)	(i)		(j)
Hojabr Alimi	2009	374,615	4,340	0	11,131	(2)	390,086
Chief Executive Officer Principal Executive Officer and Chairman	2008	275,000	0	275,000	12,212	(3)	562,212
Robert Miller	2009	248,308	2,752	0	5,195	(4)	256,255
Chief Financial Officer	2008	185,000	0	92,500	4,480	(5)	281,980
Jim Schutz	2009	249,904	161,222	0	15,270	(6)	426,396
Vice President, General Counsel, Corporate Secretary and Director	2008	225,000	139,250	112,500	13,440	(7)	490,190
Bruce Thornton	2009	237,135	63,437	45,000	16,265	(8)	361,837
Executive Vice President	2008	180,000	49,427	90,000	12,816	(9)	332,243
Michael Wokasch	2009	147,643	1,257,897	0	293,540	(11)	1,699,080
Former Chief Operating Officer(10)	2008	200,000	284,054	100,000	13,416	(12)	597,470

Notes

(1)	Represents the compensation expense related to outstanding options we recognized for the fiscal years ended March 31, 2009 and 2008 under Statement of Financial Accounting Standards, or SFAS, 123(R), rather than amounts paid to or realized by the named executive officer, and includes expense we recognized in 2009 and 2008 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 14 of Notes to our Consolidated Financial Statements for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. Options may not be exercised (in which case no value will be realized by the individual) and the value on exercise may not approximate the compensation expense we recognized.

During the fiscal year ended March 31, 2009, we granted the following options to our named executive officers:

		Number of
		Shares	Exercise
	Option	Underlying	Price		Expiration
Named Executive Officer	Grant Date	Option	($)	Vesting Terms	Date
Hojabr Alimi	3/10/2009	291,000	1.09	1/6 vests on the six month anniversary from grant date, 1/36 vests monthly thereafter.	3/10/2019
Robert Miller	3/10/2009	184,500	1.09	1/6 vests on the six month anniversary from grant date, 1/36 vests monthly thereafter.	3/10/2019
Jim Schutz	3/10/2009	184,500	1.09	1/6 vests on the six month anniversary from grant date, 1/36 vests monthly thereafter.	3/10/2019
Bruce Thornton	12/9/2008	190,000	0.40	1/6 vests on the six month anniversary from grant date, 1/36 vests monthly thereafter.	12/9/2018

(2)	The 2009 perquisites and personal benefits include: (a) personal use of a Company automobile in the amount of $4,421; (b) matching IRA contribution in the amount of $2,600; and (c) payment of $4,110 to cover premium for life insurance policy for the benefit of Mr. Alimi.

(3)	The 2008 perquisites and personal benefits include: (a) personal use of a Company automobile in the amount of $6,442; (b) matching IRA contribution in the amount of $1,650; and (c) payment of $4,120 to cover premium for life insurance policy for the benefit of Mr. Alimi.

(4)	The 2009 perquisites and personal benefits include: (a) personal use of a Company automobile in the amount of $3,220; and (b) matching IRA contribution in the amount of $1,975.

(5)	The 2008 perquisites and personal benefits include the personal use of a Company automobile in the amount of $4,480.

(6)	The 2009 perquisites and personal benefits include: (a) personal use of a Company automobile in the amount of $6,925; (b) matching IRA contribution in the amount of $7,586; and (c) payment of $759 to cover premium for life insurance policy for the benefit of Mr. Schutz.

(7)	The 2008 perquisites and personal benefits include: (a) car allowance in the amount of $6,294; (b) matching IRA contribution in the amount of $6,386; and (c) payment of $760 to cover premium for life insurance policy for the benefit of Mr. Schutz.

(8)	The 2009 perquisites and personal benefits include: (a) car allowance in the amount of $9,000; and (b) matching IRA contribution in the amount of $7,265.

(9)	The 2008 perquisites and personal benefits include: (a) car allowance in the amount of $7,200; and (b) matching IRA contribution in the amount of $5,616.

(10)	Effective September 5, 2008, Mr. Wokasch’s employment as our Chief Operating Officer was terminated.

(11)	The 2009 perquisites and personal benefits include: (a) car allowance in the amount of $3,185; (b) matching IRA contribution in the amount of $3,486; and (c) severance payment of $286,869. The 2008 perquisites and personal benefits include: (a) car allowance in the amount of $7,200; and (b) matching IRA contribution in the amount of $6,216.
NARRATIVE TO SUMMARY COMPENSATION TABLE
Employment Agreements of Each Named Executive Officer and Potential Payments Upon Termination
     We have entered into employment agreements with each of our named executive officers, each of which provides for payment to such named executive officers in the event of termination without cause or resignation by the named executive officer for good reason, as that term is defined in the agreements with our Company. In the event any of Messrs. Alimi, Miller, Schutz or Thornton is terminated without cause or resigns for good reason, the named executive officer is entitled to:
•	a lump severance payment equal to 18 times, in the case of Mr. Miller and Mr. Schutz, 24 times, in the case of Mr. Alimi, and 12 times, in the case of Mr. Thornton, the average monthly base salary paid to the named executive officer over the preceding 12 months (or for the term of the named executive officer’s employment if less than 12 months);

•	automatic vesting of all unvested options and other equity awards;

•	the extension of exercisability of all options and other equity awards to at least 12 months following the date the named executive officer terminates employment or, if earlier, until the option expires;

•	up to one year (the lesser of one year following the date of termination or until such named executive officer becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and

•	a full gross up of any excise taxes payable by the officer under Section 4999 of the Internal Revenue Code because of the foregoing payments and acceleration (including the reimbursement of any additional federal, state and local taxes payable as a result of the gross up).
     Any of Messrs. Miller, Schutz or Thornton may terminate his employment for any reason upon at least 30 days prior written notice. Mr. Alimi may terminate his employment for any reason upon at least 60 days prior written notice.
     Receipt of the termination benefits described above is contingent on each named executive officer executing a general release of claims against our Company, his resignation from any and all directorships and every other position held by him with our Company or any of its subsidiaries and his return to our Company of all Company property received from or on account of our Company or any of its affiliates by such named executive officer. In addition, the named executive officer is not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of his employment agreement during the term of his employment or the confidentiality provisions of his employment agreement, whether during or after the term of his employment. Furthermore, we are under no obligation to pay the above-mentioned benefits if the named executive officer does not comply with the non-solicitation provisions of his employment agreement, which prohibit a terminated officer from interfering with the business relations of our Company or any of its affiliates and from soliciting employees of our Company, which provisions apply during the term of employment and for two years following termination.

     The table below was prepared as though each of the named executive officers had been terminated on March 31, 2009, the last business day of our last completed fiscal year, without cause, or resigned for good reason, as that term is defined in the agreements with our Company. More detailed information about the payment of benefits, including duration, is contained in the discussion above. All such payments and benefits would be provided by our Company. The assumptions and valuations are noted in the footnotes.

		Continuation of	Value of
		Health and	Unvested
	Salary	Welfare	Equity	Excise Tax and
Name(1)	Continuation	Benefits(2)	Awards(3)	Gross-up(4)
Hojabr Alimi	$750,000	$16,566	$49,470	$379,457
Robert Miller	375,000	11,618	31,365	194,362
Jim Schutz	375,000	16,566	31,365	196,663
Bruce Thornton	250,000	16,566	163,400	199,934

Notes

(1)	Mr. Wokasch was no longer employed by our Company on March 31, 2009, however, in connection with his termination, we were required to provide Mr. Wokasch with a lump sum severance payment of $286,869, which is equivalent to twelve months of his salary. Additionally, pursuant to his employment agreement, upon termination, all non-vested options that were outstanding at the termination date became immediately exercisable. The options will expire twelve months from the date of termination, on September 5, 2009.

(2)	Amount assumes our cost of providing health and welfare benefits for twelve months.

(3)	The values reflect the immediate vesting of all outstanding options and other equity awards as of termination, based on a March 31, 2009 closing stock price of $1.26 and exclude amounts for accelerated options that have an exercise price higher than such closing stock price.

(4)	The assumptions used to calculate excise and associated taxes are as follows:
•	termination occurs on March 31, 2009; and

•	named executive officer was assumed to be subject to the maximum Federal and California income and other payroll taxes, aggregating to an effective tax rate of 46.75%.

2008 and 2009 Bonus Program
     On June 14, 2007, we adopted the 2008 bonus program and on June 11, 2008, we adopted the 2009 bonus program. Pursuant to these programs, each employee and executive officer, including our named executive officers, has the potential to earn an annual bonus based on the Compensation Committee’s assessment of the individual’s and our Company’s contribution to target goals and milestones. Specific goals and milestones and a bonus potential range for each employee and executive officer, including our named executive officers, is set forth in the bonus plan. The Compensation Committee will generally determine whether a bonus pool for executive officers and non-executive employees will be established within a specified time period after the end of each fiscal year. If a bonus pool is established, the Compensation Committee has discretion to set appropriate bonus amounts within an executive officer’s bonus range, based on the Compensation Committee’s assessment of corporate and individual achievements.
     If the Compensation Committee establishes a bonus pool for non-executive employees, our Chief Executive Officer and each group or division’s supervising officer will determine the bonus pool for each group or division. If established, the aggregate pool will be from 10-35% of the aggregate base salary of all employees in the group or division. The employee’s supervising officer and our Chief Executive Officer will determine how the group bonus plan will be allocated among the employees of the group.
     The Compensation Committee may decide that bonuses awarded to executive officers and non-executive employees under the bonus plan will be paid in cash, options, or a combination of cash and options, depending on our Company’s year-end cash position, cash needs and projected cash receipts. The Compensation Committee will not declare any bonus pool or grant any cash awards that will endanger our ability to finance our operations and strategic objectives or place us in a negative cash flow position, in light of our anticipated cash needs.
     During the fiscal year ended March 31, 2009, the Compensation Committee granted three $15,000 bonuses to one of our named executive officers, Bruce Thornton, pursuant to the 2009 bonus program. The bonuses were paid in the first, second, and third quarters of 2009. The bonuses were earned and paid based on the achievement of certain quarterly revenue and expense milestones set forth in the 2009 bonus program.
     Mr. Thornton waived his fourth quarter bonus as well as a bonus he was eligible to receive for achieving milestones for the 2009 fiscal year as a whole. Additionally, the Compensation Committee and Messrs. Alimi, Miller and Schutz agreed that they would voluntarily waive their 2009 bonus eligibility under this plan so that the funds that would have been allocated to bonuses could be reserved to finance operations. The Compensation Committee and Messrs. Alimi, Miller, Schutz and Thornton believed this waiver of their 2009 bonuses would be beneficial both for stockholders and the long-term growth of the Company. Consequently, although Messrs. Alimi, Miller, Schutz and Thornton were eligible to earn bonuses in 2009, such bonuses, except those granted to Mr. Thornton for the first three quarters of the 2009 fiscal year, were not calculated or granted.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table shows grants of options and restricted stock units outstanding on March 31, 2009, the last day of our fiscal year, to each of the named executive officers named in the Summary Compensation Table.
Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:					Number of	Payout Value
	Number of	Number of	Number of					Unearned	of Unearned
	Securities	Securities	Securities			Number of	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Shares or	of Shares or	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Units of Stock	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That have not	That have not	have not	have not
	(#)	(#)	Options	Price((1)	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Hojabr Alimi(2)	0	291,000		1.09	3/10/2019
	8,541	3,959		10.16	10/1/2015
	300,000	0		0.15	5/10/2014
	5,000	0		3.00	8/7/2013
	19,570	0		3.00	7/10/2013
	15,000	0		1.10	3/20/2010
	15,000	0		0.22	10/1/2009

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:					Number of	Payout Value
	Number of	Number of	Number of					Unearned	of Unearned
	Securities	Securities	Securities			Number of	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Shares or	of Shares or	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Units of Stock	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That have not	That have not	have not	have not
	(#)	(#)	Options	Price((1)	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Miller(3)	0	184,500		1.09	3/10/2019
	4,270	1,980		10.16	10/1/2015
	94,633	0		3.00	7/10/2014
	39,181	0		3.00	7/10/2014
						30,000	38,000
Jim Schutz(4)	0	184,500		1.09	3/10/2019
	34,999	65,001		7.27	6/15/2017
	4,270	1,980		10.16	10/1/2015
	50,000	0		3.00	7/10/2014
	6,250	0		3.00	7/10/2014
	30,000	7,500		3.00	7/10/2014
	50,000	0		3.00	9/23/2013
Bruce Thornton(5)	0	190,000		0.40	12/9/2018
	8,750	16,250		7.27	6/15/2017
	15,333	4,667		4.40	5/6/2015
	48,260	22,364		10.16	10/1/2015
	10,000	0		3.00	7/10/2014
Michael Wokasch(6)	124,999	0		12.00	9/5/2009
	150,001	0		7.27	9/5/2009

Notes

(1)	Except for the option grant to Hojabr Alimi for 300,000 shares, with an expiration date of May 10, 2014 and an exercise price of $0.15 per share, the exercise price of each option is equal to the fair market value of our common stock on the date of grant.

(2)	Options with an expiration date of March 10, 2019 vest over a three-year period, becoming exercisable as to 16.7% of the shares on the six month anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 30 months. Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of July 10, 2013 and August 7, 2013 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of March 20, 2010 vest over a one-year period, becoming exercisable as to 100% of the shares on the first anniversary of the grant date. Options with an expiration date of October 1, 2009 and May 10, 2014 were fully vested at grant and were immediately exercisable.

(3)	Options with an expiration date of March 10, 2019 vest over a three-year period, becoming exercisable as to 16.7% of the shares on the six month anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 30 months. Options with an expiration date of July 10, 2014 were fully vested at grant and were immediately exercisable. Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. The grant of 30,000 restricted stock units may be settled on January 15, 2010.

(4)	Options with an expiration date of March 10, 2019 vest over a three-year period, becoming exercisable as to 16.7% of the shares on the six month anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 30 months. Options with an expiration date of October 1, 2015 and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of September 23, 2013 and July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date.

(5)	Options with an expiration date of December 9, 2018 vest over a three-year period, becoming exercisable as to 16.7% of the shares on the six month anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 30 months. Options with an expiration date of July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of May 6, 2015, October 1, 2015, and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.

(6)	Michael Wokasch, a named executive officer and our former Chief Operating Officer, was no longer employed by our Company effective September 5, 2008. In connection with his termination and pursuant to his employment agreement, we were required to provide Mr. Wokasch with a lump sum severance payment, as described in the Summary Compensation Table, and all non-vested options that were outstanding at the termination date became immediately exercisable. The options will expire twelve months from the date of termination, on September 5, 2009. As of March 31, 2009, these options were still outstanding.

Security Ownership of
Certain Beneficial Owners and Management and Related Stockholder Matters
     The following table sets forth certain information as of July 29, 2009, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.
     We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
     In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after July 29, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of
	Shares of	Percentage of
	Common Stock	Common Stock
	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned(2)
5% Stockholders:
Hojabr Alimi(3)	1,424,112	6.8%
Robert Burlingame(4)	1,755,486	8.4%
Seamus Burlingame(5)	1,580,504	7.7%
Directors and Named Executive Officers:
Hojabr Alimi(3)	1,424,112	6.8%
Robert Miller(6)	169,460	*
Jim Schutz(7)	234,395	1.1%
Bruce Thornton(8)	141,407	*
Robert Burlingame(4)	1,755,486	8.4%
Richard Conley(9)	271,137	1.3%
Gregory French(10)	193,383	*
Jay Birnbaum(11)	73,334	*
Gregg Alton(12)	51,518	*
All directors and executive officers as a group (9 persons)	4,314,232	19.5%

*	Percentage of shares beneficially owned foes not exceed one percent.

(1)	Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954.

(2)	Based on 20,582,342 common shares issued and outstanding on July 29, 2009.

(3)	Mr. Alimi is our President, Chief Executive Officer and Chairman of the board of directors. Mr. Alimi beneficially owns 1,011,250 shares of common stock and 412,862 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.

(4)	Mr. Burlingame is a member of our Board of Directors. Mr. Burlingame beneficially owns 1,294,931 shares of common stock, 130,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009 and 75,000 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of July 29, 2009. Additionally, Mr. Burlingame may be deemed to hold 200,000 shares held by Vetericyn, Inc., a California corporation, and 55,555 shares held by Lytle Creek Industries, an entity of which Mr. Burlingame is a majority owner. Mr. Burlingame also holds warrants for 388,889 shares of common stock which may be exercised within 60 days of July 29, 2009, but only to the extent Mr. Burlingame would not, as a result of the exercise, beneficially own more than 4.99% of our outstanding common stock.

(5)	Seamus Burlingame is the son of Robert Burlingame, a member of our board of directors. Seamus Burlingame’s beneficial ownership is comprised of 1,580,504 shares of common stock. Seamus Burlingame’s address is c/o Burlingame Industries, Inc., 3546 N. Riverside Avenue, Rialto, CA 92377. Seamus Burlingame also holds warrants for 777,778 shares of common stock which may be exercised within 60 days of July 17, 2009, but only to the extent he would not, as a result of the exercise, beneficially own more than 4.99% of our outstanding common stock.

(6)	Mr. Miller is our Chief Financial Officer. Mr. Miller beneficially owns 60,000 shares of common stock which include 50,000 shares held by The Miller 2005 Grandchildren’s Trust, for which Mr. Miller is a trustee. Mr. Miller also beneficially owns 109,460 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009. Mr. Miller is the beneficial owner and has shared power with Margaret Miller, in their capacities as trustee of The Miller 2005 Grandchildren’s Trust, to vote and dispose of or direct the disposition of 128,605 shares, and Mr. Miller is the beneficial owner of and has the sole power to vote and dispose of or direct the disposition of 10,000 shares.

(7)	Mr. Schutz is our Vice President, General Counsel, Corporate Secretary and a member of our board of directors. Mr. Schutz beneficially owns 10,000 shares of common stock and 224,395 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.

(8)	Mr. Thornton is our Executive Vice President. Mr. Thornton beneficially owns 141,407 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.

(9)	Mr. Conley is a member of our board of directors. Mr. Conley beneficially owns 42,650 shares of common stock and 228,487 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.

(10)	Mr. French is a member of our board of directors. Mr. French beneficially owns 46,664 shares of common stock and 146,719 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.

(11)	Mr. Birnbaum is a member of our board of directors. Mr. Birnbaum beneficially owns 73,334 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.

(12)	Mr. Alton is a member of our board of directors. Mr. Alton beneficially owns 51,518 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 29, 2009.
As of July 29, 2009, there are no arrangements known to management which may result in a change in control of our Company.
Report of the Audit Committee
     The Audit Committee operates under a written charter adopted by the board of directors. A link to a copy of the Audit Committee Charter is available on our website at www.oculusis.com. All members of the Audit Committee meet the independence standards established by the NASDAQ Capital Market.
     The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of Oculus’ financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting. Management is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
     In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2009 Annual Report with Oculus’ management and the independent registered public accounting firm.
     The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from Oculus and its management, including the matters in the written disclosures required by Independence Standards board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firm’s independence.
     The Audit Committee has discussed with Oculus’ independent registered public accounting firm, with and without management present, their evaluations of Oculus’ internal control over financial reporting and the overall quality of Oculus’ financial reporting.
     In reliance on the reviews and discussion with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in Oculus’ Annual Report on Form 10-K for the year ended March 31, 2009, for filing with the SEC. The Audit Committee has appointed Marcum LLP to serve as Oculus’ independent registered public accounting firm for the 2010 fiscal year.
Audit Committee
Richard Conley
Gregg Alton
Jay Birnbaum

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Business Overview
     We are a biopharmaceutical company that develops, manufactures and markets a family of products, based on our platform technology called Microcyn, intended to help prevent and treat infections in chronic and acute wounds. Microcyn is a non-irritating oxychlorine compound designed to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria, viruses, fungi and spores.
Critical Accounting Policies
     The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting polices and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosure of commitments and contingencies at the date of the consolidated financial statements.
     On an ongoing basis, we evaluate our estimates and judgments. Areas in which we exercise significant judgment include, but are not necessarily limited to, our valuation of accounts receivable, inventory, income taxes, equity transactions (compensatory and financing) and contingencies. We have also adopted certain polices with respect to our recognition of revenue that we believe are consistent with the guidance provided under Securities and Exchange Commission Staff Accounting Bulletin No. 104.
     We base our estimates and judgments on a variety of factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the attributes of our products, regulatory environment, and in certain cases, the results of outside appraisals. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.
     While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.
     A description of significant accounting polices that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:
Stock-based Compensation
     Prior to April 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” We used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to our application of the disclosure requirements under SFAS No. 123.

     Effective April 1, 2006, we adopted SFAS No. 123(R) “Share Based Payment” (“SFAS 123(R)”) using the prospective method. This statement is a revision of SFAS No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123(R) addresses all forms of share based payment, or SBP, awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.
     We had a choice of two attribution methods for allocating compensation costs under SFAS 123(R): the “straight-line method,” which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method,” which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. We chose the former method and amortized the fair value of each option on a straight-line basis over the requisite period of the last separately vesting portion of each award.

Revenue Recognition and Accounts Receivable
     We generate product revenues from sales of our products to hospitals, medical centers, doctors, pharmacies, distributors and strategic partners. We sell our products directly to third parties and to distributors through various cancelable distribution agreements. We have also entered into an agreement to license our products.
     We apply the revenue recognition principles set forth in Securities and Exchange Commission Staff Accounting Bulletin, or SAB, 104 “Revenue Recognition,” with respect to all of our revenues. Accordingly, we record revenues when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability of the sale is reasonably assured.
     We require all of our product sales to be supported by evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms and payment terms. Evidence of an arrangement generally consists of a contract or purchase order approved by the customer. We have ongoing relationships with certain customers from which we customarily accept orders by telephone in lieu of a purchase order.
     We recognize revenues at the time in which we receive a confirmation that the goods were either tendered at their destination when shipped “FOB destination,” or transferred to a shipping agent when shipped “FOB shipping point.” Delivery to the customer is deemed to have occurred when the customer takes title to the product. Generally, title passes to the customer upon shipment, but could occur when the customer receives the product based on the terms of the agreement with the customer.
     While we have a policy of investigating the creditworthiness of our customers, we have, under certain circumstances, shipped goods in the past and deferred the recognition of revenues when available information indicates that collection is in doubt. We establish allowances for doubtful accounts when available information causes us to believe that a credit loss is probable.
     We market a substantial portion of our goods through distributors. In Europe, we defer recognition of distributor-generated revenues until the time we confirm that distributors have sold these goods. Although our terms provide for no right of return, our products have a finite shelf life and we may, at our discretion, accommodate distributors by accepting returns to avoid the distribution of expired goods.
     Service revenues are recorded upon performance of the service contracts. Revenues generated from testing contracts are recorded when the test is completed and the final report is sent to the customer.
Inventory and Cost of Revenues
     We state our inventory at the lower of cost, determined using the first-in, first-out method, or market, based on standard costs. Establishing standard manufacturing costs requires us to make estimates and assumptions as to the quantities and costs of materials, labor and overhead that are required to produce a finished good. Cost of service revenues is expensed when incurred.
Income Taxes
     We are required to determine the aggregate amount of income tax expense or loss based upon tax statutes in jurisdictions in which we conduct business. In making these estimates, we adjust our results determined in accordance with generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities, as a result of these differences, are reflected on our balance sheet for temporary differences in loss and credit carryforwards that will reverse in subsequent years. We also establish a valuation allowance against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. Valuation allowances are based, in part, on predictions that management must make as to our results in future periods. The outcome of events could differ over time which would require that we make changes in our valuation allowance.
Use of Estimates
     The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. These estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-term assets, deferred taxes and related valuation allowances and valuation of equity instruments.
Recent Accounting Pronouncements
     In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Accounting Standard No. 162 (“SFAS 162”), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles. The guidance in SFAS 162 replaces that prescribed in Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, and becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS 162 will not have an impact on our consolidated financial position, results of operations or cash flows.
     In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are in the process of determining the impact FSP APB 14-1 will have on our consolidated financial statements. We are in the process of determining the impact APB 14-1 will have on our consolidated financial statements. We will apply this standard prospectively to convertible debt instruments issued after March 31, 2009.
     In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. We are in the process of determining the impact FSP EITF 03-6-1 will have on our consolidated financial statements. We are is in the process of determining the impact EITF 03-6-1 will have on our consolidated financial statements.
     In October 2008, the FASB issued FASB Staff Position (FSP) FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. The FSP clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in FASB Statement No. 154, Accounting Changes and Error Corrections. The adoption FAS 157-3 did not have an impact on our consolidated financial statements.
     In December 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. This issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of Statement 133. This issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are in the process of determining the impact EITF 07-5 will have on our consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measurement of fair value and expands disclosure about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, except as amended by FASB Staff Position (“FSP”) SFAS 157-2 which is effective for fiscal years beginning after November 15, 2008. FSP SFAS 157-2 allows partial adoption relating to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis. The Company adopted SFAS 157 effective April 1, 2009, except as it applies to the non-financial assets and non-financial liabilities subject to FSP SFAS 157-2. The Company will adopt the remaining provisions of SFAS 157 in the first quarter of fiscal 2010 and is currently evaluating the impact adoption may have on its consolidated financial statements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 applies to all financial instruments that are measured and reported on a fair value basis.

     Other accounting standards that have been issued or proposed by the FASB, the EITF, the SEC and or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.
Comparison of Fiscal Years Ended March 31, 2009 and 2008
Revenues
     We experienced a 53% growth in product revenues and a 2% growth in our services business, resulting in total revenues of $5,388,000 during the twelve months ended March 31, 2009 compared to $3,835,000 in the prior year period. The $1,534,000 increase in product revenues was due primarily to $1,155,000 higher sales in Mexico despite a 11% drop in the value of the peso. Mexico sales increased 55% on higher unit volumes of our Microcyn wound care product to hospitals and pharmacies, as well as higher average selling prices in both our 5-liter and our 240-milliliter presentations. If the peso had not declined, the growth in Mexico sales would have been 71% compared to the prior year. Sales of 240-milliliter units in Mexico increased 27% on improvements to both units sold and higher average selling prices as compared to the prior year period. Additionally, sales to hospitals in Mexico increased 144% on both higher unit shipments and selling prices. Europe/ROW sales increased $277,000, up 49%, over the prior year due to initial sales to China Bao Tai in China, as well as strong sales growth to our customers in India, Singapore, Middle East and Slovakia.
     The following table shows our product revenues by geographic region (in thousands):

	Fiscal Year Ended
	March 31,
	2009	2008	Increase	Increase
U.S.	$298	$197	$101	51%
Europe/ROW	844	566	278	49%
Mexico	3,273	2,118	1,155	55%

Total	$4,415	$2,881	$1,534	53%

     The $19,000 increase in service revenues was due to an increase in the number of tests provided by our services business.
Gross Profit/Loss
     We reported gross profit from our Microcyn products business of $2,742,000, or 62% of product revenues, during the 12 months ended March 31, 2009, compared a gross profit of $1,107,000, or 38%, in the prior year period. This increase was primarily due to lower costs in Europe and the improvements in our Mexico operations, which have improved margins to 75% during the twelve months ended March 31, 2009, compared to 69% in the prior year period. Lower costs in Europe have put our European operation in a positive gross margin position during the twelve months ended March 31, 2009, compared to a gross loss position in the prior year period. Our services business continues to be at or near breakeven as it was in the prior year period.
Research and Development Expense
     Research and development expense declined $3,526,000, or 36%, to $6,252,000 for the twelve months ended March 31, 2009, compared to $9,778,000 in the prior year period. Most of the decrease was attributable to outside clinical expenses, which were $2,400,000 higher than it was in the prior year period, which were related the costs of the Phase II clinical trial last year. During the first part of the current fiscal year, we increased our personnel, while in the later part of the second and third fiscal quarters, we significantly reduced the number of people in research and development, so that the net cost of personnel was lower for the year. This expense also includes a $219,000 net loss on the disposal of certain research and development manufacturing equipment and severance costs of $290,000.
Selling, General and Administrative Expense
     Selling, general and administrative expense increased $126,000, or 1%, to $13,857,000 during the twelve months ended March 31, 2009, from $13,731,000 during the twelve months ended March 31, 2008. Primarily, this increase was due to a $995,000 increase in non-cash stock compensation expense. In addition, there was $479,000 of severance expense associated with terminations during the period. Sales and marketing fees were also higher by $670,000 primarily associated with our U.S. Microcyn wound care product launch. These increases were offset in large part by $965,000 lower bonus expense, by $572,000 lower legal and accounting fees and an overall reduction in headcount and related expenses.
Interest income and expense and other income and expense
     Interest expense decreased $579,000, or 57%, to $437,000 for the twelve months ended March 31, 2009, from $1,016,000 in the prior year period, due to the payments made on debt over the prior year. Total outstanding debt decreased $1,889,000 to $335,000 at March 31, 2009, from $2,224,000 at March 31, 2008. Interest income decreased $478,000, to $152,000 for the twelve months ended March 31, 2009, from $630,000 in the prior year period, primarily due to the decrease in our interest bearing cash balance over the past year.
     Other income and expense decreased $2,536,000 to net other expense of $64,000 for the twelve months ended March 31, 2009, from net other income of $2,472,000 for the twelve months ended March 31, 2009. Primarily this decrease was due to our intercompany notes to Europe and Mexico being reclassified in our second fiscal quarter as long term, and therefore no foreign currency adjustment was required to revalue the notes after the second fiscal quarter. In prior periods, this account consisted of charges due to the fluctuation of foreign exchange rates, and the resulting gain or loss recognized for the revaluation of our intercompany notes payable denominated in non-local currencies.
Net Loss
     Net loss for the twelve months ended March 31, 2009 was $17,656,000, down $2,683,000 from $20,339,000 for the same period in the prior year. Stock compensation expense for the fiscal years ended March 31, 2009 and 2008 were $2,263,000 and $1,339,000, respectively. The total severance cost for this fiscal year was $795,000.
Liquidity and Capital Resources
     We incurred net losses of $17,656,000 for the year ended March 31, 2009. At March 31, 2009, our accumulated deficit amounted to $108,482,000. We had working capital of $1,263,000 as of March 31, 2009. We need to raise additional capital from external sources in order to sustain our operations while continuing the longer term efforts contemplated under our business plan. We expect to continue incurring losses for the foreseeable future and must raise additional capital to pursue our product development initiatives, penetrate markets for the sale of our products and continue as a going concern. We cannot provide any assurance that it will raise additional capital. We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, we have not secured any commitment for new financing at this time nor can we provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the economic climate in the U.S. does not improve or continues to deteriorate, our ability to raise additional capital could be negatively impacted. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to commercialize our products in the United States, which is critical to the realization of our business plan and the future operations. These matters raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may be necessary should the we be unable to continue as a going concern.
Sources of Liquidity
     As of March 31, 2009, we had unrestricted cash and cash equivalents of $1,921,000. Since our inception, substantially all of our operations have been financed through sales of equity securities. Other sources of financing that we have used to date include our revenues, as well as various loans.
     Since our inception, substantially all of our operations have been financed through the sale of $102,565,000 (net proceeds) of our common and convertible preferred stock. This includes, net proceeds $21,936,000 raised in our initial public offering on January 30, 2007, net proceeds of $9,124,000 raised in a private placement of common shares on August 13, 2007, net proceeds of $12,613,000 raised through a registered direct placement from March 31, 2008 to April 1, 2008, net proceeds of $1,514,000 raised through a private placement on February 6, 2009 and net proceeds of $948,000 from a private placement on February 24, 2009 and proceeds of $2,000,000 from a private placement on June 1, 2009.
     In June 2006, we entered into a loan and security agreement with a financial institution to borrow a maximum of $5,000,000. Under this facility we borrowed $4,182,000, of which $1,829,000 was paid in the year ended March 31, 2009. The loan was repaid in full at March 31, 2009.
Cash Flows
     As of March 31, 2009, we had unrestricted cash and cash equivalents of $1,921,000, compared to $18,823,000 at March 31, 2008.
     Net cash used in operating activities during the twelve months ended March 31, 2009 was $16,832,000, primarily due to the $17,656,000 net loss for the period, and to a $1,332,000 decrease in accounts payable, primarily the result of payments made for the placement agent fee related to our registered direct offering in March 2008 that were paid subsequent to March 31, 2008, and a $1,588,000 decrease in accrued expenses, related mostly to accrued bonuses earned during the fiscal year ended March 31, 2008. These uses of cash were offset in part by non-cash charges during the year ended March 31, 2009, including $2,263,000 of stock-based compensation, $768,000 of depreciation and amortization, $304,000 of non-cash interest expense, and $235,000 of loss on the disposal of capital equipment. Net cash used in operating activities during the year ended March 31, 2008 was $17,446,000, primarily due to the $20,339,000 net loss for the period, and to a lesser extent a $989,000 increase in accrued bonuses during the year and $2,594,000 of foreign currency gain. These uses of cash were offset in part by non-cash charges during the year ended March 31, 2008, including $1,339,000 of stock-based compensation, $740,000 of depreciation and amortization, $522,000 of non-cash interest expense and $1,519,000 increase in accrued expenses.
     Net cash used in investing activities was $424,000 and $617,000 for the twelve months ended March 31, 2009 and 2008, respectively. Primarily this cash was used during the periods for purchasing lab and manufacturing equipment.
     Net cash provided by financing activities was $376,000 for the twelve months ended March 31, 2009. Stock was issued for $2,499,000 and $2,119,000 of outstanding debt was paid off during the period. Net cash provided by financing activities was $17,832,000 for the twelve months ended March 31, 2008. This involved debt payments totaling $6,090,000, which included the full payment on a $4.0 million note payable to Robert Burlingame and $21,737,000 of net funds received in connection with the issuance of common stock.
Contractual Obligations
     As of March 31, 2009, we had contractual obligations as follows (long-term debt and capital lease amounts include principal payments only) (in thousands):

	Payments Due by Period
		Less Than	1-3	After
	Total	1 Year	Years	3 Years
Long-term debt	$329	$255	$74	$—
Capital leases	6	6	—	—
Operating leases	628	387	241	—

Total	$963	$648	$315	$—

     We currently lease approximately 12,000 square feet of office, research and manufacturing space in Petaluma, California, which serves as our principal executive offices. We also lease approximately 28,000 square feet of office space in an adjacent building for research and development under the lease agreement. The lease was scheduled to expire on September 30, 2007. On September 13, 2007, we entered into Amendment No. 4 to the property lease agreement for our facility in Petaluma, California. The amendment extended the lease expiration date to September 30, 2010. On May 18, 2009, we entered into Amendment No. 5 to the property lease agreement for our facility in Petaluma, California. Pursuant to the amendment, we agreed to surrender 8,534 square feet of office space and extended the lease expiration on the remaining lease to September 30, 2011.
     We lease approximately 12,000 square feet of office and manufacturing space and approximately 5,000 square feet of warehouse space in Zapopan, Mexico, under a lease that expires in April 2009 and April 2011.
     We lease approximately 5,000 square feet of office space and approximately 14,000 square feet of manufacturing and warehouse space in Sittard, the Netherlands, under a lease that was scheduled to expire on January 31, 2009. On February 15, 2008, we extended this lease to January 2011. On February 1, 2009, the we amended this lease agreement. The amendment shortens the lease period from January 31, 2011 to September 1, 2009. As we expand, we may need to establish manufacturing facilities in other countries.

Operating Capital and Capital Expenditure Requirements
     We incurred a net loss of $17,656,000 for the twelve months ended March 31, 2009. At March 31, 2009 and 2008, our accumulated deficit amounted to $108,482,000 and $90,826,000, respectively. At March 31, 2009, our working capital amounted to $1,263,000.
     We need to raise additional capital from external sources in order to sustain our operations while continuing the longer term efforts contemplated under our business plan. We expect to continue incurring losses for the foreseeable future and must raise additional capital to pursue our product development initiatives, to penetrate markets for the sale of our products and for us to continue as a going concern. We may not raise additional capital. If we are unable to raise additional capital, we will be required to curtail certain operating activities, and implement additional cost reductions in an effort to conserve capital in amounts sufficient to sustain operations and meet our obligations for the next twelve months. These matters raise substantial doubt about our ability to continue as a going concern. We believe that we have access to capital resources through public or private equity offerings, debt financings, corporate collaborations or other means; however, we have not secured any commitment for new financing at this time and new financing may not be available on commercially acceptable terms, if at all. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve cash. These measures could cause significant delays in our efforts to commercialize our products in the United States, which is critical to the realization of our business plan and our future operations.
     We have undertaken initiatives to reduce costs in an effort to conserve liquidity. Future pivotal trials will require the selection of a partner and must also be completed in order for us to commercialize Microcyn as a drug product in the United States. Commencement of the pivotal clinical trials will be delayed until we find a strategic partner to fund these trials. Without a strategic partner or additional capital, our pivotal clinical trials will be delayed for a period of time that is currently indeterminate.
     Our future funding requirements will depend on many factors, including:
•	the scope, rate of progress and cost of our clinical trials and other research and development activities;

•	future clinical trial results;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the cost and timing of regulatory approvals;

•	the cost and delays in product development as a result of any changes in regulatory oversight applicable to our products;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products and technologies.
Off-Balance Sheet Transactions
     We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

     The following discussion of our financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and notes to those statements and our audited consolidated financial statements for the year ended March 31, 2009 included in this S-1.
Comparison of Three Months Ended September 30, 2009 and 2008
Revenues
     Total revenues were $1,672,000 during the quarter ended September 30, 2009 compared to $1,481,000 in the prior year period. Product revenues increased $191,000 due to higher sales in Europe, US, China, India and Singapore. In local currency, product revenue growth in Mexico was 26% while it was down slightly when translated to dollars due to a 29% decrease in the value of the peso. Without the drop in the value of the peso during the quarter, product growth in Mexico would have been 26% and product growth worldwide would have been 37%. Unit sales of our 240-milliliter presentation, sold mostly to pharmacies in Mexico increased 6% over the prior year to a monthly average of 33,000 units compared to 31,000 units in the same quarter last year; unit sales to hospitals increased 38%, partially offset by lower selling prices. Europe/ROW sales increased $120,000 up 52%, over the prior year due to higher sales in Europe, China, India and Singapore. Sales in the US increased $92,000 with strong increases in human and animal wound care, related mostly to TV advertising and programs, sponsored by V&M, Industries, Inc..
     The following table shows our product revenues by geographic region:

	Three Months
	Ended September 30,
	2009	2008	Increase	Increase
U.S.	$160,000	$68,000	$92,000	135%
Europe/ROW	353,000	233,000	120,000	52%
Mexico	890,000	911,000	(21,000)	(2%)

Total	$1,403,000	$1,212,000	$191,000	16%

     Service revenue was about flat compared to same quarter last year with the focus on the product revenue.

Gross Profit
     We reported gross profit from our Microcyn products business of $802,000, or 57% of product revenues, during the three months ended September 30, 2009, compared a gross profit of $766,000, or 63%, in the prior year period. This decrease was primarily due to higher costs in Europe and U.S. as we were transferring our manufacturing from Europe to the US during the current quarter while sustaining costs in both locations. We also incurred shipping costs of equipment and non cash losses due to the write off of equipment and some inventory. Mexico’s margins were about the same at 79% during the quarter ended September 30, 2009, compared to 78% in the prior year period.
Research and Development Expense
     Research and development expense declined $1,784,000, or 75%, to $583,000 for the three months ended September 30, 2009, compared to $2,367,000 in the prior year period. Most of the decrease was attributable to the elimination of the larger clinical team in the quarter ended September 30, 2008, which had supported the completion of the Phase II clinical trial last year and related expenses. As a result of shifting our strategy to find a strategic partner to conduct the Phase III trials, we significantly reduced the number of people in research and development and clinical activities.
Selling, General and Administrative Expense
     Selling, general and administrative expense decreased $2,777,000, or 53%, to $2,485,000 during the three months ended September 30, 2009, from $5,262,000 during the three months ended September 30, 2008. Primarily, this decrease was due to stock compensation expense of $1,454,000 recorded during the three months ended September 30, 2008, an overall reduction in headcount and related expenses, and lower legal and accounting fees. These decreases were partially offset by higher sales and marketing expenses associated with our wound care product launch in U.S. and Mexico.
Interest income and expense and other income and expense, net
     Interest expense decreased $146,000 to $3,000 for the three months ended September 30, 2009, from $149,000 in the prior year period, due to the payments made on debt over the prior year. Total outstanding debt decreased to $207,000 at September 30, 2009, from $335,000 at March 31, 2009. Interest income decreased $55,000 from the prior year period, primarily due to the decrease in our interest bearing average cash balance.
     Other income and expense, net increased $112,000 to net other expense of $86,000 for the three months ended September 30, 2009, from net other income of $26,000 for the same period last year.
Gain on derivative liability
     During the three months ended September 30, 2009 we incurred a reduction in our derivative liabilities of $451,000 and as a result we recorded this amount as income in our statement of operations for this period. For the three months ended September 30, 2008 we did not record a loss or gain as it was not required.
Net Loss
     Net loss for the three months ended September 30, 2009 was $1,893,000, down $5,019,000 from $6,912,000 for the same period in the prior year. Stock compensation expense for the quarter ended September 30, 2009 and 2008 was $441,000 and $1,454,000, respectively.
Comparison of Six Months Ended September 30, 2009 and 2008
Revenues
     Total revenues were $3,519,000 during the six months ended September 30, 2009, up 31%, compared to $2,692,000 in the prior year period. The $751,000 increase in product revenues was due primarily to higher sales in the U.S., Europe and Mexico, up 34% compared to the same period last year. Without the 28% drop in the value of the peso during the six months ended September 30, 2009, product growth in Mexico would have been 61% and product growth worldwide would have been 61%. As a result of the swine flu epidemic in Mexico and normal growth, unit sales for six months ended September 30, 2009, of our 240-milliliter presentation, sold mostly to pharmacies in Mexico, increased 57% over the prior year to a monthly average of 47,000 units, up from 30,000 in the same period last year; unit sales to hospitals increased 68%, partially offset by lower selling prices. Europe/ROW sales increased $165,000, up 39%, over the prior year with higher sales from China, India and Singapore. Sales in the U.S. increased $157,000 with strong increases in human and animal wound care, related mostly to television advertising and other programs sponsored by V&M Industries, Inc.
     The following table shows our product revenues by geographic region (in thousands):

	Six Months
	Ended September 30,
	2009	2008	Increase	Increase
U.S.	$289,000	$132,000	$157,000	119%
Europe/ROW	583,000	418,000	165,000	39%
Mexico	2,098,000	1,669,000	429,000	26%

Total	$2,970,000	$2,219,000	$751,000	34%

     The $76,000 increase in service revenues was due to an increase in the number of tests provided by our services business.
Gross Profit
     We reported gross profit from our Microcyn products business of $1,842,000, or 62% of product revenues, during the six months ended September 30, 2009, compared to a gross profit of $1,335,000, or 60%, in the prior year period. Mexico’s margins improved to 81% during the six months ended September 30, 2009, compared to 73% in the prior year period with higher unit volume in the first quarter due the swine flu epidemic. During the six months ended September 30, 2009, gross margins in Europe and U.S. are relatively low as we are transferring our manufacturing from Europe to the U.S., sustaining costs in both locations and including severance costs in European cost of goods sold.

Research and Development Expense
     Research and development expense declined $3,384,000, or 72%, to $1,304,000 for the six months ended September 30, 2009, compared to $4,688,000 in the prior year period. Most of the decrease was attributable to the elimination of the larger clinical team and related expenses durig the six months ended September 30, 2009, which supported the completion of the Phase II clinical trial. As a result of shifting our strategy to find a strategic partner to conduct the Phase III trials, we significantly reduced the number of people in research and development and clinical activities.
Selling, General and Administrative Expense
     Selling, general and administrative expense decreased $3,420,000, or 40%, to $5,170,000 during the six months ended September 30, 2009, from $8,590,000 during the six months ended September 30, 2008. Primarily, this decrease was due to a $1,188,000 reduction in stock compensation charges, lower legal and accounting fees and an overall reduction in headcount and related expenses. These decreases were partially offset by higher sales and marketing expenses associated with our wound care product launch in the U.S. and Mexico.
Interest income and expense and other income and expense, net
     Interest expense decreased $304,000 to $7,000 for the six months ended September 30, 2009, from $311,000 in the prior year period, due to the payments made on debt over the prior year. Interest income decreased $131,000, to $1,000 for the six months ended September 30, 2009, from $132,000 in the prior year period, primarily due to the decrease in our interest bearing cash balance.
     Other income and expense, net increased $102,000 to net other expense of $115,000 for the six months ended September 30, 2009, from net other expense of $13,000 for the same period last year.
Loss on derivative liability
     During the six months ended September 30, 2009 we incurred an increase in derivative liabilities of $757,000 and as a result recorded a loss in our statement of operations for this period. For the six months ended September 30, 2008 we did not record a loss or gain as it was not required.
Net Loss
     Net loss for the six months ended September 30, 2009 was $5,434,000, down $6,677,000 from $12,111,000 for the same period in the prior year. Stock compensation expense for the six months ended September 30, 2009 and 2008 was $906,000 and $1,911,000, respectively. Also, the loss related to our derivative liabilities of $757,000 was a non-cash charge.
Liquidity and Capital Resources
     At September 30, 2009, our accumulated deficit amounted to $114,239,000. We had working capital of $6,373,000 as of September 30, 2009. We currently anticipate that our cash and cash equivalents, the proceeds we received from the July 30, 2009 registered direct offering, proceeds we received from the exercise of common stock purchase warrants and option exercises and revenues we expect to generate will be sufficient to meet our anticipated cash requirements to continue sales and marketing and some research and development through September 30, 2010. However, in order to execute our Microcyn product development strategy and to penetrate new and existing markets, we may need to raise additional funds, through public or private equity offerings, debt financings, corporate collaborations or other means. We have implemented cost cutting initiatives while continuing to increase revenue in an effort to reach cash breakeven.
     We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, we have not secured any commitment for new financing at this time, nor can we provide any assurance that new financing will be available on commercially acceptable terms, if needed. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve cash.

Sources of Liquidity
     As of September 30, 2009, we had unrestricted cash and cash equivalents of $6,452,000. Since our inception, substantially all of our operations have been financed through sales of equity securities. Other sources of financing that we have used to date include our revenues, as well as various loans.
     Since our inception, substantially all of our operations have been financed through the sale of $111,525,000 (net proceeds) of our common and convertible preferred stock. This includes:
•	net proceeds $21,936,000 raised in our initial public offering on January 30, 2007;

•	net proceeds of $9,124,000 raised in a private placement of common shares on August 13, 2007;

•	net proceeds of $12,613,000 raised through a registered direct placement from March 31, 2008 to April 1, 2008;

•	net proceeds of $1,514,000 raised through a private placement on February 6, 2009;

•	net proceeds of $948,000 from a private placement on February 24, 2009;

•	net proceeds of $2,000,000 from a private placement on June 1, 2009;

•	net proceeds of $5,411,000 from a registered direct offering on July 30, 2009; and

•	$1,053,000 received from the exercise of common stock purchase warrants and options during the three months ended September 30, 2009.
     In June 2006, we entered into a loan and security agreement with a financial institution to borrow a maximum of $5,000,000. Under this facility we borrowed $4,182,000. The loan was repaid in full at March 31, 2009.
Cash Flows
     As of September 30, 2009, we had cash and cash equivalents of $6,452,000, compared to $1,921,000 at March 31, 2009.
     Net cash used in operating activities during the six months ended September 30, 2009 was $3,355,000, primarily due to the $5,434,000 net loss for the period. These uses of cash were offset in part by non-cash charges during the year ended September 30, 2009, including $757,000 loss on the fair value of warrants, $906,000 of stock-based compensation, and $237,000 of depreciation and amortization.
     Net cash used in operating activities during the six months ended September 30, 2008 was $11,665,000 primarily due to the $12,111,000 net loss for the period, and to a $1,676,000 decrease in accounts payable, primarily the result of payments made for the placement fee of our registered direct fundraising in March 2008 that were outstanding at March 31, 2008, and to a lesser extent a $809,000 decrease in accrued expenses, related to the payments made on accrued bonuses earned during the fiscal year ended March 31, 2008. These uses of cash were offset in part by non-cash charges during the six months ended September 30, 2008, including $1,911,000 of stock-based compensation, $444,000 of depreciation and amortization and $214,000 of non-cash interest expense, and $217,000 of loss on the disposal of capital equipment.
     Net cash used in investing activities was $101,000 and $253,000 for the six months ended September 30, 2009 and 2008, respectively.
     Net cash provided by financing activities was $7,984,000 for the six months ended September 30, 2009. We received net proceeds from the sale of common stock during this period of $7,159,000. Additionally, we received proceeds of $1,053,000 related to the exercise of common stock purchase warrants and stock options. Net cash used in financing activities was $918,000 for the six months ended September 30, 2008. This involved debt payments totaling $940,000 and $36,000 of net funds received in connection with the issuance of common stock.

Operating Capital and Capital Expenditure Requirements
     We incurred a net loss of $5,434,000 for the six months ended September 30, 2009. At September 30, 2009 our accumulated deficit amounted to $114,239,000. At September 30, 2009, our working capital amounted to $6,373,000.
     We currently anticipate that our cash and cash equivalents, the proceeds we received from the July 30, 2009 registered direct offering, the proceeds we received from the exercise of common stock purchase warrants and option exercises during the six months ended September 30, 2009, and revenues we expect to generate will be sufficient to meet our anticipated cash requirements to continue sales and marketing and some research and development through September 30, 2010. However, in order to execute our Microcyn product development strategy and to penetrate new and existing markets, we may need to raise additional funds, through public or private equity offerings, debt financings, corporate collaborations or other means. We have implemented cost cutting initiatives while continuing to increase revenue in an effort to reach cash breakeven. We may raise additional capital to pursue its product development initiatives and penetrate markets for the sale of its products.
     We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, we have not secured any commitment for new financing at this time, nor can we provide any assurance that new financing will be available on commercially acceptable terms, if needed. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve cash.
     Our future funding requirements will depend on many factors, including:
•	the scope, rate of progress and cost of our research and development activities;

•	future clinical trial results;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the cost and timing of regulatory approvals;

•	the cost and delays in product development as a result of any changes in regulatory oversight applicable to our products;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products and technologies.
Off-Balance Sheet Transactions
     We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Financial Statements and Supplementary Data
Oculus Innovative Sciences, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Audit Committee of the
Board of Directors and Shareholders
of Oculus Innovative Sciences, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Oculus Innovative Sciences, Inc. and Subsidiaries (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oculus Innovative Sciences, Inc. and Subsidiaries, as of March 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a $17,656,000 loss and used $16,832,000 of cash in its operating activities for the year ended March 31, 2009. The Company has limited capital resources and must raise additional capital in order to sustain operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.
/s/ Marcum LLP
New York, NY
June 10, 2009

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	2008
	(In thousands, except share
	and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,921	$18,823
Accounts receivable, net	923	770
Inventory, net	340	259
Prepaid expenses and other current assets	758	1,098

Total current assets	3,942	20,950
Property and equipment, net	1,432	2,303
Debt issuance costs, net	—	304
Other assets	73	55

Total assets	$5,447	$23,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,565	$2,977
Accrued expenses and other current liabilities	853	2,460
Current portion of long-term debt	255	1,994
Current portion of capital lease obligations	6	19

Total current liabilities	2,679	7,450
Deferred revenue	425	523
Long-term debt, less current portion	74	205
Capital lease obligations, less current portion	—	6

Total liabilities	3,178	8,184

Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2009 and 2008	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 18,402,820 and 15,905,613 shares issued and outstanding at March 31, 2009 and 2008, respectively	2	2
Additional paid-in capital	113,803	109,027
Accumulated other comprehensive loss	(3,054)	(2,775)
Accumulated deficit	(108,482)	(90,826)

Total stockholders’ equity	2,269	15,428

Total liabilities and stockholders’ equity	$5,447	$23,612

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended March 31,
	2009	2008
	(In thousands, except per share amounts)
Revenues
Product	$4,415	$2,881
Service	973	954

Total revenues	5,388	3,835
Cost of revenues
Product	1,673	1,774
Service	913	977

Total cost of revenues	2,586	2,751

Gross profit	2,802	1,084
Operating expenses
Research and development	6,252	9,778
Selling, general and administrative	13,857	13,731

Total operating expenses	20,109	23,509

Loss from operations	(17,307)	(22,425)
Interest expense	(437)	(1,016)
Interest income	152	630
Other income (expense), net	(64)	2,472

Net loss available to common stockholders	$(17,656)	$(20,339)

Net loss per common share: basic and diluted	$(1.09)	$(1.60)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	16,221	12,737

Other comprehensive loss, net of tax
Net loss	$(17,656)	$(20,339)
Foreign currency translation adjustments	(279)	(2,411)

Comprehensive loss	$(17,935)	$(22,750)

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
	Common Stock		Additional	Other
	($0.0001 par Value)		Paid in	Comprehensive	Accumulated
	Shares	Amount	Capital	(Loss)	Deficit	Total
	(In thousands, except share and per share amounts)
Balance, April 1, 2007	11,844,411	$1	$85,751	$(364)	$(70,487)	$14,901
Issuance of common stock in connection with August 13, 2007 offering, net of commissions, expenses and other offering costs	1,262,500	—	9,124	—	—	9,124
Issuance of common stock in connection with March 31, 2008 offering, net of commissions, expenses and other offering costs	2,634,578	—	12,613	—	—	12,613
Issuance of common stock in connection with exercise of stock options	119,375	—	67	—	—	67
Issuance of common stock in connection with exercise of warrants	44,749	1	134	—	—	135
Amortization of stock-based compensation	—	—	148	—	—	148
Non-employee stock-based compensation	—	—	7	—	—	7
Employee stock-based compensation expense recognized under SFAS No. 123R, net of forfeitures	—	—	1,006	—	—	1,006
Fair value of common stock purchase warrants issued to non-employees	—	—	177	—	—	177
Foreign currency translation adjustment	—	—		(2,411)		(2,411)
Net loss	—	—	—	—	(20,339)	(20,339)

Balance, March 31, 2008	15,905,613	$2	$109,027	$(2,775)	$(90,826)	$15,428
Issuance of common stock in connection with April 1, 2008 closing of offering, net of commissions, expenses and other offering costs	18,095	—	36	—	—	36
Issuance of common stock in connection with February 6, 2009 offering, net of commissions, expenses and other offering costs	1,499,411	—	1,514	—	—	1,514
Issuance of common stock in connection with February 24, 2009 offering, net of commissions, expenses and other offering costs	854,701	—	948	—	—	948
Issuance of common stock in connection with exercise of stock options	105,000	—	15	—	—	15
Issuance of common stock for services	20,000	—	21	—	—	21
Amortization of stock-based compensation	—	—	101	—	—	101
Employee stock-based compensation expense recognized under SFAS No. 123R, net of forfeitures	—	—	2,035	—	—	2,035
Fair value of common stock purchase warrants issued to non-employees	—	—	106	—	—	106
Foreign currency translation adjustment	—	—		(279)		(279)
Net loss	—	—	—	—	(17,656)	(17,656)

Balance, March 31, 2009	18,402,820	$2	$113,803	$(3,054)	$(108,482)	$2,269

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities

Net loss from operations	$(17,656)	$(20,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	768	740
Provision for doubtful accounts	29	57
Provision for obsolete inventory	39	230
Stock-based compensation	2,263	1,339
Non-cash interest expense	304	522
Foreign currency transaction losses (gains)	64	(2,594)
Loss on disposal of assets	235	5
Changes in operating assets and liabilities:
Accounts receivable	(379)	580
Inventories	(177)	(180)
Prepaid expenses and other current assets	598	282
Accounts payable	(1,332)	393
Accrued expenses and other liabilities	(1,588)	1,519

Net cash used in operating activities	(16,832)	(17,446)

Cash flows from investing activities:
Purchases of property and equipment	(393)	(617)
Long-term deposits	(31)	—

Net cash used in investing activities	(424)	(617)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	2,499	21,737
Proceeds from issuance of common stock upon exercise of stock options and warrants	15	202
Cash restricted for repayment of debt	—	2,000
Principal payments on debt	(2,119)	(6,090)
Payments on capital lease obligations	(19)	(17)

Net cash provided by financing activities	376	17,832

Effect of exchange rate on cash and cash equivalents	(22)	4
Net decrease in cash and cash equivalents	(16,902)	(227)
Cash and cash equivalents, beginning of year	18,823	19,050

Cash and cash equivalents, end of year	$1,921	$18,823

Supplemental disclosure of cash flow information:
Cash paid for interest	$154	$591

Non-cash investing and financing activities:
Equipment and insurance premiums financed	$249	$253

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — The Company
Organization
     Oculus Innovative Sciences, Inc. (the “Company”) was incorporated under the laws of the State of California in April 1999 and was reincorporated under the laws of the State of Delaware in December 2006. The Company’s principal office is located in Petaluma, California. The Company develops, manufactures and markets a family of products intended to prevent and treat infections in chronic and acute wounds. The Company’s platform technology, called Microcyn, is a proprietary oxychlorine small molecule formulation that is designed to treat a wide range of organisms that cause disease, or pathogens, including viruses, fungi, spores and antibiotic resistant strains of bacteria. The Company conducts its business worldwide, with significant subsidiaries in Europe and Mexico.
NOTE 2 — Going Concern, Liquidity and Financial Condition
     The Company incurred net losses of $17,656,000 for the year ended March 31, 2009. At March 31, 2009, the Company’s accumulated deficit amounted to $108,482,000. The Company had working capital of $1,263,000 as of March 31, 2009. The Company needs to raise additional capital from external sources in order to sustain its operations while continuing the longer term efforts contemplated under its business plan. The Company expects to continue incurring losses for the foreseeable future and must raise additional capital to pursue its product development initiatives, penetrate markets for the sale of its products and continue as a going concern. The Company cannot provide any assurance that it will raise additional capital. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company has not secured any commitment for new financing at this time nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the economic climate in the U.S. does not improve or continues to deteriorate, the Company’s ability to raise additional capital could be negatively impacted. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet it obligations. These measures could cause significant delays in the Company’s efforts to commercialize its products in the United States, which is critical to the realization of its business plan and the future operations of the Company. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
     As described in Note 13, on April 1, 2008, the Company conducted a closing of 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000 (net proceeds of $36,000 after deducting the placement agent’s commission and other offering expenses).
     As described in Note 13, on February 6, 2009, the Company entered into Purchase Agreements with a group of accredited investors whereby it raised $1,752,803 in gross proceeds (net proceeds of $1,514,000 after deducting the placement agent’s commission and other offering expenses) through a private placement of 1,499,411 shares.
     As described in Note 13, on February 24, 2009, the Company entered into a Purchase Agreement with Robert Burlingame, a director of the Company, and an accredited investor. Pursuant to the terms of the Purchase Agreement, the investors agreed to make a $3,000,000 investment in the Company. The investors paid $1,000,000 (net proceeds of $948,000 after deducting offering expenses) for 854,701 shares of common stock on February 24, 2009 and agreed to purchase 1,709,402 shares of common stock for $2,000,000 no later than August 1, 2009.
     On June 1, 2009, the Company issued the remaining securities related to the February 24, 2009 private placement (Note 13). The issuance comprised of an aggregate of 1,709,402 shares of common stock, Series A Warrants to purchase an aggregate of 1,000,000 shares of common stock and Series B Warrants to purchase an aggregate of 1,333,333 shares of common stock to the Investors pro rata to the investment amount of each Investor. The Company received $2,000,000 in connection with this transaction. (Note 18).

     The Company has used, or intends to use, the proceeds from the offerings described above principally for general corporate purposes, including working capital.
NOTE 3 — Summary of Significant Accounting Policies
   Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Aquamed Technologies, Inc., Oculus Technologies of Mexico S.A. de C.V. (“OTM”), Oculus Innovative Sciences Netherlands, B.V. (“OIS Europe”), and Oculus Innovative Sciences K.K. (“OIS Japan”). On January 20, 2009, the Company dissolved OIS Japan. All significant intercompany accounts and transactions have been eliminated in consolidation.
   Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, deferred taxes and related valuation allowances and valuation of equity instruments.
   Revenue Recognition
     The Company generates revenue from sales of its products to hospitals, medical centers, doctors, pharmacies, and distributors. The Company sells its products directly to third parties and to distributors through various cancelable distribution agreements. The Company has also entered into agreements to license its technology.
     The Company also provides regulatory compliance testing and quality assurance services to medical device and pharmaceutical companies.
     The Company applies the revenue recognition principles set forth in Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition” with respect to all of its revenue. Accordingly, the Company records revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability of the sale is reasonably assured.
     The Company requires all of its product sales to be supported by evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms and payment terms. Evidence of an arrangement generally consists of a contract or purchase order approved by the customer. The Company has ongoing relationships with certain customers from which it customarily accepts orders by telephone in lieu of purchase orders.
     The Company recognizes revenue at the time in which it receives a confirmation that the goods were either tendered at their destination when shipped “FOB destination,” or transferred to a shipping agent when shipped “FOB shipping point.” Delivery to the customer is deemed to have occurred when the customer takes title to the product. Generally, title passes to the customer upon shipment, but could occur when the customer receives the product based on the terms of the agreement with the customer.
     The selling prices of all goods that the Company sells are fixed, and agreed to with the customer, prior to shipment. Selling prices are generally based on established list prices. The Company does not customarily permit its customers to return any of its products for monetary refunds or credit against completed or future sales. The Company, from time to time, may replace expired goods on a discretionary basis. The Company records these types of adjustments, when made, as a reduction of revenue. Sales adjustments were insignificant during the years ended March 31, 2009 and 2008.
     The Company evaluates the creditworthiness of new customers and monitors the creditworthiness of its existing customers to determine whether events or changes in their financial circumstances would raise doubt as to the collectability of a sale at the time in which a sale is made. Payment terms on sales made in the United States are generally 30 days and internationally, generally range from 30 days to 90 days.

     In the event a sale is made to a customer under circumstances in which collectability is not reasonably assured, the Company either requires the customer to remit payment prior to shipment or defers recognition of the revenue until payment is received. The Company maintains a reserve for amounts which may not be collectible due to risk of credit losses.
     Additionally, the Company’s treatment for recognizing revenue related to distributors’ that have the inability to provide inventory or product sell-through reports on a timely basis, is to defer and recognize revenue when payment is received. The Company believes the receipt of payment is the best indication of product sell-through.
     The Company has entered into distribution agreements in Europe. Recognition of revenue and related cost of revenue from product sales is deferred until the product is sold from the distributors to their customers.
     When the Company receives letters of credit and the terms of the sale provide for no right of return except to replace defective product, revenue is recognized when the letter of credit becomes effective and the product is shipped.
     License revenue is generated through agreements with strategic partners for the commercialization of Microcyn products. The terms of the agreements typically include non-refundable upfront fees. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the Company analyzes multiple element arrangements to determine whether the elements can be separated. Analysis is performed at the inception of the arrangement and as each product is delivered. If a product or service is not separable, the combined deliverables are accounted for as a single unit of accounting and recognized over the performance obligation period.
     Assuming the elements meet the EITF No. 00-21 criteria for separation and the SAB 104 requirements for recognition, the revenue recognition methodology prescribed for each unit of accounting is summarized below:
     When appropriate, the Company defers recognition of non-refundable upfront fees. If it has continuing performance obligations then such up-front fees are deferred and recognized over the period of continuing involvement.
     The Company recognizes royalty revenues from licensed products upon the sale of the related products.
     Revenue from consulting contracts is recognized as services are provided. Revenue from testing contracts is recognized as tests are completed and a final report is sent to the customer.
   Sales Tax and Value Added Taxes
     In accordance with the guidance of EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”, the Company accounts for sales taxes and value added taxes imposed on its goods and services on a net basis in the consolidated statement of operations.
   Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents may be invested in money market funds, commercial paper, variable rate demand instruments, and certificates of deposits.
   Restricted Cash
     In connection with the Company’s building lease agreement for its Netherlands facility (Note 12), the Company is required to maintain a security deposit in a restricted cash account. On February 1, 2009, the Company and the property owner entered into a lease termination agreement. Pursuant to the agreement, the lease expiration date was changed from January 31, 2011 to September 1, 2009. Accordingly, the Company recorded $26,000 of restricted cash in prepaid expenses and other current assets in the March 31, 2009 accompanying consolidated balance sheet. Addiitonally, the Company recorded $55,000 of restricted cash in other long-term assets in the March 31, 2008 accompanying consolidated balance sheet.

   Concentration of Credit Risk and Major Customers
     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. Cash and cash equivalents are maintained in financial institutions in the United States, Mexico and the Netherlands. The Company is exposed to credit risk in the event of default by these financial institutions for amounts in excess of the Federal Deposit Insurance Corporation insured limits. Cash and cash equivalents held in foreign banks are intentionally kept at minimal levels, and therefore have minimal credit risk associated with them.
     The Company grants credit to its business customers, which are primarily located in Mexico, Europe and the United States. Collateral is generally not required for trade receivables. The Company maintains allowances for potential credit losses. Two customers represented a total of 29% and two customer represented 28% of the net accounts receivable balance at March 31, 2009 and 2008, respectively. During the years ended March 31, 2009 and 2008, three customers represented 21% and three customers represented 23% of sales, respectively.
   Accounts Receivable
     Trade accounts receivable are recorded net of allowances for cash discounts for prompt payment, doubtful accounts, and sales returns. Estimates for cash discounts and sales returns are based on analysis of contractual terms and historical trends. With respect to government chargebacks, the Mexican Ministry of Health’s (“MOH”) policy is to levy penalties on its vendors for product received after scheduled delivery times. The Company has not incurred any such chargebacks to date; however, such penalties (if incurred) would be recorded as a reduction of revenue and the related accounts receivable balance.
     The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Other factors that the Company considers include its existing contractual obligations, historical payment patterns of its customers and individual customer circumstances, an analysis of days sales outstanding by customer and geographic region, and a review of the local economic environment and its potential impact on government funding and reimbursement practices. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts at March 31, 2009 and 2008 represents probable credit losses in the amounts of $51,000 and $31,000, respectively.
   Inventories
     Inventories are stated at the lower of cost, cost being determined on a standard cost basis (which approximates actual cost on a first-in, first-out basis), or market.
     Due to changing market conditions, estimated future requirements, age of the inventories on hand and production of new products, the Company regularly reviews inventory quantities on hand and records a provision to write down excess and obsolete inventory to its estimated net realizable value. The Company recorded reserves to reduce the carrying amounts of inventories to their net realizable value in the amounts of $71,000 and $208,000 for the years ended March 31, 2009 and 2008, respectively.
   Fair Value of Financial Assets and Liabilities
     Financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The fair value of capital lease obligations and equipment loans approximates its carrying amounts as a market rate of interest is attached to their repayment.
     The Company measures the fair value of financial assets and liabilities based on the guidance of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“Statement No. 157”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective April 1, 2008, the Company adopted the provisions of Statement No. 157 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis. The adoption of the provisions of Statement No. 157 did not materially impact the Company’s consolidated financial position and results of operations.
     Statement No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement No. 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Statement No. 157 describes three levels of inputs that may be used to measure fair value:
Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)
     At March 31, 2009 there were no assets or liabilities subject to additional disclosure under Statement No. 157.
   Property and Equipment
     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful life of the improvement or the remaining term of the lease. Estimated useful asset life by classification is as follows:

Years
Office equipment	3
Manufacturing, lab and other equipment	5
Furniture and fixtures	7
     Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.
   Impairment of Long-Lived Assets
     The Company periodically reviews the carrying values of its long lived assets in accordance with SFAS 144 “Long Lived Assets” when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. Specific potential indicators of impairment include, but are not necessarily limited to:
•	a significant decrease in the fair value of an asset;

•	a significant change in the extent or manner in which an asset is used or a significant physical change in an asset;

•	a significant adverse change in legal factors or in the business climate that affects the value of an asset;

•	an adverse action or assessment by the U.S. Food and Drug Administration or another regulator;

•	an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income-producing asset.
     When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable.

   Research and Development
     Research and development expense is charged to operations as incurred and consists primarily of personnel expenses, clinical and regulatory services and supplies. For the years ended March 31, 2009 and 2008, research and development expense amounted to $6,252,000 and $9,778,000, respectively.
   Advertising Costs
     Advertising costs are expenses are incurred. Advertising costs amounted to $170,000 and $130,000, for the years ended March 31, 2009 and 2008, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.
   Shipping and Handling Costs
     The Company applies the guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 00-10 “Accounting for Shipping and Handling Fees and Costs” with respect to its shipping and handling costs. Accordingly, the Company classifies amounts billed to customers related to shipping and handling in sale transactions as revenue. Shipping and handling costs incurred are recorded in cost of product revenues. For the years ended March 31, 2009 and 2008, the Company recorded shipping and handling costs of $24,000 and $20,000, respectively.
   Foreign Currency Reporting
     The consolidated financial statements are presented in United States Dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation” (“SFAS 52”). Accordingly, the Company’s subsidiary, OTM uses the local currency (Mexican Pesos) as its functional currency, OIS Europe uses the local currency (Euro) as its functional currency and OIS Japan uses the local currency (Yen) as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date, and revenue and expense accounts are translated at average exchange rates during the period. Resulting translation adjustments were recorded in accumulated other comprehensive loss in the accompanying consolidated balance sheets at March 31, 2009 and March 31, 2008. On January 20, 2009 the Company dissolved OIS Japan. This transaction resulted in a reclassification adjustment of $96,000 from other comprehensive loss to other income in the accompanying statement of operations for the year ended March 31, 2009.
     Foreign currency transaction gains (losses) relate primarily to working capital loans that the Company has made to its subsidiary OIS Japan and trade payables and receivables between subsidiaries OTM and OIS Europe. These transactions are expected to be settled in the foreseeable future. The Company recorded foreign currency transaction gains (losses) of $(64,000) and $2,594,000 for the years ended March 31, 2009 and 2008, respectively. The related gains (losses) were recorded in other income (expense) in the accompanying consolidated statements of operations.
     The Company and its OTM and OIS Europe subsidiaries periodically re-evaluate the operating plans and liquidity circumstances of each operating subsidiaries. The Company and its Mexico and Netherlands subsidiaries determined that the subsidiaries lack the ability to repay the outstanding balances of their respective intercompany loans in the foreseeable future. As a result, the Company renegotiated the terms of its notes with its Mexico and Netherlands subsidiaries. The Company’s board of directors memorialized the working capital loan agreements. The terms of the new loan agreements extend the maturity date of the loans plus all accrued interest for an additional five years to April 1, 2013. In the event the loans cannot be settled at the maturity date, the parties may agree that the loans will be renewed for periods of three years. The Company and its subsidiaries have agreed that interest will accrue at the initial rate of 4.65% and shall be adjusted upward to the applicable federal rate, or AFR, for mid-term debt established by the U.S. Internal Revenue Service if the AFR for mid-term debt is higher than the initial rate on the first day of each calendar quarter.
     Due to the renegotiation of the loans and the lack of ability to predict if the loans will be settled in the foreseeable future, the Company believes it was appropriate to evaluate its treatment of foreign exchange gains and losses resulting from the translation of the loans from local currency to U.S. Dollars. In accordance with the provisions of SFAS 52, if it is determined that an intercompany loan will not be repaid in the foreseeable future, foreign exchange gains and losses related to the translation of the loans from local currency to U.S. Dollars should be classified as other comprehensive income and loss. The Company believes that given the inability to foresee settlement of the loans, it is appropriate to record the exchange gains and losses related to these loans in other comprehensive income and loss.
   Stock-Based Compensation
     Prior to April 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to its application of the disclosure requirements under SFAS No. 123.
     Effective April 1, 2006, the Company adopted SFAS No. 123(R) “Share Based Payment” (“SFAS 123(R)”). This statement is a revision of SFAS No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123(R) addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.
     The Company had a choice of two attribution methods for allocating compensation costs under SFAS 123(R): the “straight-line method,” which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method,” which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. The Company chose the former method and amortized the fair value of each option on a straight-line basis over the requisite period of the last separately vesting portion of each award.
     Under SFAS 123(R), nonpublic entities, including those that become public entities after June 15, 2005, that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes under SFAS No. 123 are required to apply SFAS 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the date of adoption. In addition, SFAS 123(R), requires such entities to continue accounting for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards. Accordingly, stock-based compensation expense relating to awards granted prior to April 1, 2006 that are expected to vest in periods ending after April 1, 2006 were being recorded in accordance with the provisions of APB 25 and its related interpretive guidance.
     The Company has adopted the prospective method with respect to accounting for its transition to SFAS 123(R). Accordingly, the Company recognized in salaries and related expense in the accompanying consolidated statements of operations $101,000 and $148,000 of stock-based compensation expense during the years ended March 31, 2009 and 2008, respectively, which represents the intrinsic value amortization of options granted prior to April 1, 2006 that the Company is continuing to account for using the recognition and measurement principles prescribed under APB 25. The Company also recognized in salaries and related expense in the accompanying consolidated statements of operations $2,035,000 and $1,006,000 of stock-based compensation expense during the years ended March 31, 2009 and 2008, respectively, which represents the amortization of the fair value of options granted subsequent to adoption of SFAS 123(R).
   Non-Employee Stock-Based Compensation
     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123(R) and EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” (“EITF 96-18”) which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. Non-employee stock-based compensation charges are amortized over the vesting period.
   Income Taxes
     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which became effective for the Company beginning April 1, 2007. FIN 48 addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the tax benefit from an uncertain tax position can be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The adoption of FIN 48 had no impact on the Company’s financial condition, results of operations or cash flows.
Comprehensive Loss
     Other comprehensive loss includes all changes in stockholders’ equity during a period from non-owner sources and is reported in the consolidated statement of stockholders’ equity. To date, other comprehensive loss consists of changes in accumulated foreign currency translation adjustments. Accumulated other comprehensive (loss) at March 31, 2009 and 2008 was $(3,054,000) and $(2,775,000), respectively.
   Net Loss Per Share
     The Company computes net loss per share in accordance with SFAS No. 128 “Earnings Per Share” and has applied the guidance enumerated in Staff Accounting Bulletin No. 98 (“SAB Topic 4D”) with respect to evaluating its issuances of equity securities during all periods presented.
     Under SFAS No. 128, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic loss per share for the years ended March 31, 2009 and 2008, excludes potentially dilutive securities because their inclusion would be anti-dilutive.

	Year Ended March 31,
	2009	2008
	(In thousands)
Anti-dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:
Options to purchase common stock	3,964	2,624
Restricted stock units	30	60
Warrants to purchase common stock	7,056	3,327

	11,050	6,011

   Fair Value of Financial Instruments
     Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the Company’s line of credit obligation and other long term obligations approximate fair value as such instruments feature contractual interest rates or have effective yields that are consistent with instruments of similar risk.
   Common Stock Purchase Warrants and Other Derivative Financial Instruments
     The Company accounts for the issuance of common stock purchase warrants issued and other free standing derivative financial instruments in accordance with the provisions of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consists of warrants to purchase common stock, satisfied the criteria for classification as equity instruments at March 31, 2009 and 2008.

Recent Accounting Pronouncements
     In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles. The guidance in SFAS 162 replaces that prescribed in Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, and becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS 162 will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.
     In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company will apply this Standard prospectively to convertible debt instruments issued after March 31, 2009.
     In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company is in the process of determining the impact FSP EITF 03-6-1 will have on its consolidated financial statements. The Company is in the process of determining the impact EITF 03-6-1 will have on its consolidated financial statements.
     In December 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. This issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of Statement 133. This issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is in the process of determining the impact EITF 07-5 will have on its consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measurement of fair value and expands disclosure about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, except as amended by FASB Staff Position (“FSP”) SFAS 157-2 which is effective for fiscal years beginning after November 15, 2008. FSP SFAS 157-2 allows partial adoption relating to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis. The Company adopted SFAS 157 effective April 1, 2008, except as it applies to the non-financial assets and non-financial liabilities subject to FSP SFAS 157-2. The Company will adopt the remaining provisions of SFAS 157 in the first quarter of fiscal 2010 and is currently evaluating the impact adoption may have on its consolidated financial statements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 applies to all financial instruments that are measured and reported on a fair value basis.
     In October 2008, the FASB issued FASB Staff Position (FSP) FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. The FSP clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in FASB Statement No. 154, Accounting Changes and Error Corrections. The adoption FAS 157-3 did not have an impact on the Company’s consolidated financial statements.
     Other accounting standards that have been issued or proposed by the FASB, the EITF, the SEC and or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 4 — Accounts Receivable
     Accounts receivable consists of the following (in thousands):

	March 31,
	2009	2008
Accounts receivable	$974	$801
Less: allowance for doubtful accounts	(51)	(31)

	$923	$770

     Allowance for doubtful accounts activities are as follows (in thousands):

		Additions
	Balance at	Charged to		Balance at
	Beginning	Operating	Deductions	End of
Year Ended March 31	of Year	Expenses	Write-Offs	Year
2008	$207	$57	$(233)	$31
2009	$31	$29	$(9)	$51
NOTE 5 — Inventories
     Inventories consist of the following (in thousands):

	March 31,
	2009	2008
Raw materials	$277	$361
Finished goods	134	106

	411	467
Less: inventory allowances	(71)	(208)

	$340	$259

     Reserve for obsolete inventories activities are as follows (in thousands):

		Additions
		Charged to
	Balance at	Cost of		Balance at
	Beginning	Product	Deductions	End of
Year Ended March 31	of Year	Revenues	Write-Offs	Year
2008	$94	$230	$(116)	$208
2009	$208	$39	$(176)	$71
NOTE 6 — Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets consist of the following (in thousands):

	March 31,
	2009	2008
Prepaid expenses	$657	$691
Value Added Tax receivable	23	32
Other current assets	78	375

	$758	$1,098

NOTE 7 — Debt Issuance Costs
     Debt issuance costs consists of the following (in thousands):

	March 31,
	2009	2008
Fair value of common stock purchase warrants issued in connection with a Line of Credit (Note 10)	$1,046	$1,046
Cash paid for debt offering expenses	28	28

	1,074	1,074
Less: accumulated amortization	(1,074)	(770)

	$—	$304

     During the years ended March 31, 2009 and 2008, the Company recorded $304,000 and $522,000 of non-cash interest expense related to the amortization of debt issue costs, respectively. These amounts are included in interest expense in the accompanying consolidated statements of operations.
NOTE 8 — Property and Equipment
     Property and equipment consists of the following (in thousands):

	March 31,
	2009	2008
Manufacturing, lab, and other equipment	$3,067	$3,387
Office equipment	421	555
Furniture and fixtures	60	201
Leasehold improvements	252	436

	3,800	4,579
Less: accumulated depreciation and amortization	(2,368)	(2,276)

	$1,432	$2,303

     Property and equipment includes $186,000 of equipment purchases that were financed under capital lease obligations as of March 31, 2009 and 2008 (Note 11). The accumulated amortization on these assets amounted to $181,000 and $168,000 as of March 31, 2009 and 2008, respectively.
     Depreciation and amortization expense (including amortization of leased assets) amounted to $768,000 and $740,000 for the years ended March 31, 2009 and 2008, respectively.
NOTE 9 — Accrued Expenses and Other Current Liabilities
     Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31
	2009	2008
Salaries and related costs	$394	$1,339
Professional fees	90	592
Deferred revenue	272	359
Other	97	170

	$853	$2,460

NOTE 10 — Long-Term Debt
     On May 1, 1999, the Company issued a note payable in the amount of $64,000 with interest at 8% per annum and a final payment due on December 31, 2009. The remaining balance on this obligation, which amounts to $23,000 including accrued interest, is included in the current portion of long-term debt in the accompanying consolidated balance sheet at March 31, 2009.
     From February 2005 to March 2006, the Company issued various notes for aggregate principal amounting to $182,000 with interest rates ranging from 6.25% to 14.44% per annum. The proceeds of these notes were used to purchase automobiles and software. The Company made principal payments on these notes of $48,000 and $36,000, during the years ended March 31, 2009 and 2008, respectively. Aggregate interest expense under these obligations amounted to $6,000 and $8,100 for the years ended March 31, 2009 and 2008, respectively. These notes are payable in aggregate monthly installments of $3,700 including interest through March 14,

2011. The remaining balance of these notes amounted to $39,000 at March 31, 2009, of which $28,000 is included in the current portion of long-term debt in the accompanying consolidated balance sheet.
     On June 14, 2006, the Company entered into a credit facility providing it with up to $5,000,000 of available credit. The facility permitted the Company to borrow up to a maximum of $2,750,000 for growth capital, $1,250,000 for working capital based on eligible accounts receivable and $1,000,000 in equipment financing. In June 2006, the Company drew an aggregate of $4,182,000 of borrowings under this facility. These borrowings were payable in 30 to 33 fixed monthly installments with interest at rates ranging from 12.4% to 12.7% per annum, with the final due payment on March 31, 2009. The Company issued the lender warrants to purchase up to 71,521 shares of its Series B convertible preferred stock upon originating the loan which automatically converted into warrants to purchase 71,521 shares of the Company’s common stock at the closing of the Company’s initial public offering on January 30, 2007. The aggregate fair value of all warrants issued to the lender under this arrangement amounted to $1,046,000 (Note 13). This amount was recorded as debt issuance costs and was amortized as interest expense over the term of the credit facility. For the years ended March 31, 2009 and 2008, the Company recorded $304,000 and $429,000 of non-cash interest expense related to the amortization of debt issue costs, respectively. In connection with these notes, for the years ended March 31, 2009 and 2008, the Company made principal payments of $1,829,000 and $1,501,000, respectively. Additionally, for the years ended March 31, 2009 and 2008, the Company made interest payments of $133,000 and $331,000, respectively. The final payment was made in connection with this facility on March 31, 2009. The Company does not have the ability to borrow against this facility in the future.
     On May 5, 2006, the Company entered into a note agreement for $69,000 with interest at the rate of 7.94% per annum. This note is related to the purchase of an automobile. This note is payable in sixty monthly installments of $1,200 through May 2012. The Company made principal payments of $10,800 and $9,800 during the year ended March 31, 2009 and 2008, respectively. Additionally, the Company made interest payments of $3,700 and $4,700 during the years ended March 31, 2009 and 2008, respectively. The remaining balance of this note amounted to $41,000 at March 31, 2009, including $11,800 in the current portion of long-term debt in the accompanying consolidated balance sheet.
     From July 1, 2006 to March 25, 2007, the Company entered into note agreements for $805,000 with interest rates ranging from 5.6% to 9.7% per annum. These notes were used to finance insurance premiums. These notes were payable in aggregate monthly installments of $66,000 through November 25, 2007. During the year ended March 31, 2008, the Company made principal payments of $480,000. Additionally, during the year ended March 31, 2008, the Company made interest payments of $15,000. On July 3, 2007, the Company paid all outstanding principal and interest under these financings.
     On November 7, 2006, the Company signed a loan agreement with Robert Burlingame, one of the Company’s directors, in the amount of $4,000,000, which was funded on November 10, 2006 and accrued interest at an annual rate of 7%. Concurrently, Mr. Burlingame became a consultant to the Company under a two-year consulting agreement, and was appointed to fill a vacancy on the Company’s board of directors. At the time the principal was advanced to the Company, a broker who acted as the agent in this transaction, was paid a fee of $50,000 and was granted a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $18.00 per share. The aggregate fair value of all warrants issued to the agent under this arrangement amounted to $104,000 (Note 13). This amount in addition to the $50,000 cash payment was recorded as debt issuance costs and was amortized as interest expense over the term of the credit facility. During the year ended March 31, 2008, the Company recorded $93,000 of non-cash interest expense related to the amortization of the debt issuance costs. The Company paid principal of $2,000,000 on August 15, 2007, and paid the remaining $2,000,000 and accrued interest on August 31, 2007. During the year ended March 31, 2008, the Company paid $222,000 of interest expense related to this note.
     On April 12, 2007, the Company entered into a note agreement to purchase an automobile for $75,800 with interest at the rate of 7.75% per annum. This note is payable in monthly installments of $1,500 through April 2012. During the year ended March 31, 2009 and 2008, the Company made principal payments of $13,900 and $11,600, respectively. Additionally, during the year ended March 31, 2009 and 2008, the Company made interest payments of $4,500 and $5,300, respectively. The remaining balance of this note amounted to $49,000 at March 31, 2009, including $15,000 in the current portion of long-term debt in the accompanying consolidated balance sheet.
     On March 1, 2008, the Company entered into a note agreement for $176,600 with an interest rate of 5.6% per annum. The note was used to finance insurance premiums. The note was payable in monthly installments of $14,800 through January 1, 2009. During the year ended March 31, 2009 and 2008, the Company made interest payments of $4,500 and $0, respectively. During the year ended March 31, 2009 and 2008, the Company made principal payments of $142,800 and $33,800, respectively. The final payment on this note was made on January 1, 2009.

     On January 25, 2009 and February 16, 2009, the Company entered into a note agreements for $249,000 with an interest rate of 4.0% per annum. The notes were used to finance insurance premiums. The notes are payable in monthly installments of $25,500 through November 25, 2009. During the year ended March 31, 2009, the Company made interest payments of $1,200. During the year ended March 31, 2009, the Company made principal payments of $73,800. The remaining balance of this note amounted to $176,500 at March 31, 2009 which is included in the current portion of long-term debt in the accompanying consolidated balance sheet.
     A summary of principal payments due in years subsequent to March 31, 2009 is as follows (in thousands):

For Years Ending March 31,
2010	$255
2011	39
2012	31
2013	4

Total principal payments	329
Less: current portion	(255)

Long-term portion	$74

NOTE 11 — Capital Lease Obligations
     During the period from September 1, 2003 through October 1, 2003, the Company entered into various capital leases under which the aggregate present value of the minimum lease payments amounted to $40,000. The present value of the minimum lease payments was calculated using discount rates ranging from 13% to 18%. Lease payments, including amounts representing interest, amounted to $11,300 and $12,000 for the years ended March 31, 2009 and 2008, respectively. The final payment was made on these capital leases on September 1, 2008.
     On November 10, 2004, the Company entered into a capital lease under which the present value of the minimum lease payments amounted to $37,000. The present value of the minimum lease payments was calculated using a discount rate of 10%. Lease payments, including amounts representing interest, amounted to $9,000 and $9,000 for the years ended March 31, 2009 and 2008, respectively. The remaining principal balance on this obligation amounted to $6,000 at March 31, 2009, which is included in the current portion of capital lease obligations in the accompanying consolidated balance sheets.
     The Company recorded interest expense in connection with these lease agreements in the amounts of $1,700 and $4,500 for the years ended March 31, 2009 and 2008, respectively.
NOTE 12 — Commitments and Contingencies
   Lease Commitments
     The Company has entered into various non-cancelable operating leases, primarily for office facility space, that expire at various times through April 2012.
     On September 13, 2007, the Company entered into Amendment No. 4 to the property lease agreement for its facility in Petaluma, California. The amendment extends the lease expiration date to September 30, 2010. On February 1, 2009, the Company amended its property lease agreement for its facility in Sittard, the Netherlands. The amendment shortens the lease period from January 31, 2011 to September 1, 2009. Pursuant to the amendment, by March 31, 2009, the Company agreed to prepay the property owner $96,000 which represents the lease payments for the period of April 1, 2009 to September 1, 2009.
     Minimum lease payments for non-cancelable operating leases, including the effects of the lease extension described above, are as follows (in thousands):

For Years Ending March 31,
2010	$387
2011	235
2012	6

Total minimum lease payments	$628

     Rent expense amounted to $628,000 and $676,000 for the years ended March 31, 2009 and 2008, respectively.

Legal Matters
     In June 2006, the Company received a written communication from the grantor of a license to an earlier version of its technology indicating that such license was terminated due to an alleged breach of the license agreement by the Company. The license agreement extends to the Company’s use of the technology in Japan only. While the Company does not believe that the grantor’s revocation is valid under the terms of the license agreement and no legal claim has been threatened to date, the Company cannot provide any assurance that the grantor will not take legal action to restrict the Company’s use of the technology in the licensed territory. While the Company’s management does not anticipate that the outcome of this matter is likely to result in a material loss, there can be no assurance that if the grantor pursues legal action, such legal action would not have a material adverse effect on the Company’s financial position or results of operations.
     The Company, from time to time, is involved in legal matters arising in the ordinary course of its business including matters involving proprietary technology. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is or could become involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.
   Other Matters
     On September 16, 2005, the Company entered into a series of agreements with Quimica Pasteur S.A. de C.V. (“QP”), a Mexico-based company engaged in the business of distributing pharmaceutical products to hospitals and health care entities owned or operated by the Mexican Ministry of Health. These agreements provided, among other things, for QP to act as the Company’s exclusive distributor of Microcyn to the Mexican Ministry of Health for a period of three years. In connection with these agreements, the Company was concurrently granted an option to acquire all except a minority share of the equity of QP directly from its principals in exchange for 150,000 shares of common stock, contingent upon QP’s attainment of certain financial milestones. The Company’s distribution and related agreements were cancelable by the Company on thirty days’ notice without cause and included certain provisions to hold the Company harmless from debts incurred by QP outside the scope of the distribution and related agreements. The Company terminated these agreements on March 26, 2006 without having exercised the option.
     Due to its liquidity circumstances, QP was unable to sustain operations without the Company’s subordinated financial and management support. Accordingly, QP was deemed to be a variable interest entity in accordance with FIN 46(R) and its results were consolidated with the Company’s consolidated financial statements for the period of September 16, 2005 through March 26, 2006, the effective termination date of the distribution and related agreement, without such option having been exercised.
     Subsequent to having entered into the agreements with QP, the Company became aware of an alleged tax avoidance scheme involving the principals of QP. The audit committee of the Company’s board of directors engaged an independent counsel, as well as tax counsel in Mexico to investigate this matter. The audit committee of the board of directors was advised that QP’s principals could be liable for up to $7,000,000 of unpaid taxes; however, the Company is unlikely to have any loss exposure with respect to this matter because the alleged tax omission occurred prior to the Company’s involvement with QP. The Company has not received any communications to date from Mexican tax authorities with respect to this matter. Based on an opinion of Mexico counsel, the Company’s management and the audit committee of the board of directors do not believe that the Company is likely to experience any loss with respect to this matter. However, there can be no assurance that the Mexican tax authorities will not pursue this matter and, if pursued, that it would not result in a material loss to the Company.
   Employment Agreements
     As of March 31, 2009, the Company has entered into employment agreements with five of its key executives. The agreements provide, among other things, for the payment of six to twenty-four months of severance compensation for terminations under certain circumstances. With respect to these agreements, at March 31, 2009, aggregated potential severance amounted to $1,840,000 and aggregated annual salaries amount to $1,305,000.
     On September 4, 2008, the employment agreement of Mr. Mike Wokasch, the Company’s Chief Operating Officer, was terminated, effective September 5, 2008. In connection with the termination, the Company was required to provide Mr. Wokasch with a lump sum severance payment of $275,000, which is equivalent to twelve months of his salary. Additionally, pursuant to the employment agreement, upon termination, all non-vested options that were outstanding at the termination date became immediately exercisable.

The Company recorded $1,168,000 of stock compensation expense related to the acceleration of the vesting. The options will expire twelve months from the date of termination, on September 5, 2009. The severance and stock compensation expense was recorded as a selling, general and administrative expense in the accompanying condensed consolidated statements of operations for the year ended March 31, 2009. The Company paid the severance on October 10, 2008.
   Board Compensation
     On April 26, 2007, the Company’s board of directors adopted a Non-Employee Director Compensation Package (the “Compensation Package”) to provide members of the board and its committees with regular compensation. The Compensation Package provides for cash payments of $25,000 in two equal installments to each of the non-employee members of the board of directors. Directors who are members (but not the chairperson) of the audit committee receive an additional $5,000 per year. Directors who are members (but not the chairperson) of the compensation committee receive an additional $2,000 per year. The chairperson of the board of directors receives $15,000 annually, the lead director (if different from the chair person) receives $10,000 annually, the chairperson of the audit committee receives $10,000 annually, and the chairperson of each other committee receives $5,000 annually. Upon mutual agreement between the compensation committee and the non-employee directors, the Company may issue stock options in lieu of cash payments. Additionally, the Compensation Package provides for the grant of options to each non-employee director under the 2006 Restated Stock Incentive Plan. Each new director will receive an initial option grant to purchase 50,000 shares of the Company’s common stock, which will vest over three years, and each non-employee director will receive an automatic annual grant of an option to purchase 15,000 shares of the Company’s common stock, which will vest monthly over a period of one year. The annual option grants were granted to non-employee directors following the annual stockholders meeting on August 27, 2008. In connection with the annual awards, on September 2, 2008, the Company granted 15,000 options to each of four non-employee directors at an exercise price of $2.82 per share which was the closing price of the Company’s common stock on the date of grant. Additionally, on December 9, 2008, the Company issued 25,000 options at $0.40 per share to each of three non-employee directors in lieu of cash payments that were due on November 1, 2008. One non-employee director received a cash payment of $12,500.
   Consulting Agreements
     On October 1, 2005, the Company entered into a consulting agreement with White Moon Medical. Akihisa Akao, a former member of the board of directors, is the sole stockholder of White Moon Medical. Under the terms of the agreement, the individual was compensated for services provided outside his normal board duties. The Company paid and recorded expense related to this agreement in the amount of $85,000 and $146,000 which is included in selling, general and administrative expense in the consolidated statements of operations for the years ended March 31, 2009 and 2008, respectively. This agreement was terminated on October 1, 2008.
     On November 7, 2006, the Company entered into a two year consulting agreement with Mr. Robert Burlingame, one of the Company’s directors who also provided the Company with a $4,000,000 Bridge Loan (Note 10). In connection with this agreement, the director received 75,000 common stock purchase warrants at an exercise price of $8.00 per share. During the years ended March 31, 2009 and 2008, the amortized fair value of the warrants amounted to $106,000 and $175,000 and was recorded as selling, general and administrative expense in the accompanying consolidated statements of operations (Note 13).
   Commercial Agreements
     On May 8, 2007 and June 11, 2007, the Company entered into separate commercial agreements with two unrelated customers granting such customers the exclusive right to sell the Company’s products in specified territories or for specific uses. Both customers are required to maintain certain minimum levels of purchases of the Company’s products in order to maintain exclusivity. Up-front payments amounting to $625,000 paid under these agreements have been recorded as deferred revenue of which $425,000 is classified as long-term deferred revenue in the accompanying consolidated balance sheet at March 31, 2009. The up-front fees will be amortized on a straight-line basis over the terms of the underlying agreements. The Company amortized $98,000 and $5,000 of deferred revenue which is included in product revenue in the accompanying consolidated statement of operations for the years ended March 31, 2009 and 2008, respectively.
NOTE 13 — Stockholders’ Equity
   Authorized Capital
     The Company is authorized to issue up to 100,000,000 shares of common stock with a par value of $0.0001 per share and 5,000,000 shares of convertible preferred stock with a par value of $0.0001 per share.

   Description of Common Stock
     Each share of common stock has the right to one vote. The holders of common stock are entitled to dividends when funds are legally available and when declared by the board of directors.
   Common Stock Issued in Private Placement
     On August 13, 2007, the Company completed a private placement of 1,262,500 shares of common stock to certain accredited investors at a price of $8.00 per share pursuant to the terms of a Securities Purchase Agreement, dated August 7, 2007. In addition, the investors received warrants to purchase an aggregate of 416,622 additional shares of common stock at an exercise price of $9.50 per share (described below). The exercise price for the investor warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The investor warrants are now exercisable for an additional 41,977 shares. Gross proceeds from the private placement were $10,100,000 and net proceeds were $9,124,000 (after the placement agent’s commission and other offering expenses). Pursuant to the terms of a Registration Rights Agreement, dated August 7, 2007, the shares of common stock issued to the investors in the private placement and the shares of common stock to be issued upon the exercise of the warrants issued in the private placement were registered. If the registration statement ceases to remain continuously effective, or the holders of the registrable securities are not permitted to utilize the related prospectus to resell the securities registered under the registration statement for more than ten consecutive calendar days, or more than a total of fifteen calendar days in any twelve month period, the Company will be required to pay the security holders, until cured, partial liquidated damages in cash equal to 1% monthly, up to a maximum of 15%, of the aggregate purchase price paid pursuant to the terms of the Securities Purchase Agreement. If the Company is required to pay liquidated damages and payments are not made seven days from the due date, the holders will become entitled to interest payments of 18% per annum on the amount due. The Company, after having evaluated the registration payment arrangement, has determined that it is unlikely to incur any liability based on its past experience in filing registration statements. Accordingly, the Company does not believe it is necessary to record any reserves for contingent transfer of consideration in accordance with EITF FSP 00-19-2, “Accounting for Registration Payment Arrangements”.
     The Company also issued a warrant to purchase 88,375 shares of common stock to a placement agent in connection with the private placement (described above). The warrant has the same terms, including exercise price and registration rights, as the warrants issued in the private placement. The exercise price for the warrants was adjusted to $8.63 on March 31, 2008, after the anti-dilution provisions of the warrants was triggered by the Companies registered direct offering. Additionally, the placement agent warrants are now exercisable for an additional 8,909 shares.
   Registered Direct Offering
     On February 13, 2008, the Company filed a shelf registration statement on Form S-3 (File No. 333-149223), which was declared effective on February 26, 2008. In connection with this S-3, the Company may from time to time, offer and sell preferred stock, either separately or represented by depositary shares, common stock or warrants, either separately or in units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock. The aggregate initial offering price of all securities sold under the shelf registration statement will not exceed $75,000,000. The Company may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. The Company will set forth the names of any underwriters, dealers or agents and their compensation in a prospectus or prospectus supplement.
     On March 31, 2008, the Company closed the registered direct placement of 2,634,578 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 1,317,278 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $13,297,000 and net proceeds of $12,613,000 (after deducting the placement agent’s commission and other offering expenses). On April 1, 2008, the Company had a second closing of an additional 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000 and net proceeds of $36,000 (after deducting the placement agent’s commission and other offering expenses). Both closings were part of the same offering. Additionally, the Company issued a warrant to purchase 130,000 shares of common stock at an exercise price of $6.30 per share to the placement agent related to this offering.

   Common Stock Issued in Private Placement
     On February 6, 2009, the Company entered into Purchase Agreements with a group of accredited investors whereby it raised $1,752,803 in gross proceeds (net proceeds of $1,514,000 after deducting the placement agent’s commission and other offering expenses) through a private placement of 1,499,411 shares.
     For each $116.90 invested, an investor received one hundred shares of common stock, par value $0.0001 per share; a Series A Warrant to purchase fifty-eight shares of common stock at an exercise price of $1.87 per share which are exercisable after six months and have a five year term; a Series B Warrant to purchase seventy-eight shares of common stock at an exercise price of $1.13 per share which are exercisable after six months and have a three year term; and for every two shares of common stock the investor purchases upon exercise of a Series B Warrant, the investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 per share and a five year term.
     The Company issued an aggregate of 1,499,411 shares of common stock, Series A warrants to purchase 869,658 shares of common stock and Series B warrants to purchase 1,169,544 shares of common stock. The Company has not issued any Series C warrants as of March 31, 2009 because no Series B warrants have been exercised. However, if all Series B warrants are exercised, the Company may issue Series C warrants to purchase up to 584,772 shares of common stock. As compensation for services rendered as the exclusive placement agent for the offering, the placement agent received $122,696 in cash plus warrants, exercisable upon the closing date of the transaction for a five year term, to purchase 104,958 shares of common stock at an exercise price of $1.56 per share.
   Common Stock Issued in Private Placement to a Related Party
     On February 24, 2009, the Company entered into a Purchase Agreement with Robert Burlingame, a director of the Company, and an accredited investor. Pursuant to the terms of the Purchase Agreement, the investors agreed to make a $3,000,000 investment in the Company. The investors paid $1,000,000 (net proceeds of $948,000 after deducting offering expenses) for 854,701 shares of common stock on February 24, 2009 and agreed to pay $2,000,000 for 1,709,402 shares of common stock no later than August 1, 2009. In addition, the Company agreed to issue to the investors Series A Warrants to purchase a total of 1,500,000 shares of common stock pro rata to the number of shares of common stock issued on each closing date at an exercise price of $1.87 per share. The Series A Warrants will be exercisable after six months and will have a five year term. The Company also agreed to issue to the investors Series B Warrants to purchase a total of 2,000,000 shares of common stock pro rata to the number of shares of common stock issued on each closing date at an exercise price of $1.13 per share. The Series B Warrants will be exercisable after six months and will have a three year term. In addition, for every two shares of common stock the investor purchases upon exercise of a Series B Warrant, the investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 per share and a five year term. The Company will only be obligated to issue Series C Warrants to purchase up to 1,000,000 shares of common stock.
   Common Stock Issued to Consultants for Services Rendered
     On March 5, 2009, the Company issued 10,000 shares of common stock to Spot Savvy LLC pursuant to the terms of a Consulting Agreement dated February 26, 2009. The fair value of the underlying stock on the date of issuance was at $1.06 per share. The shares are fully vested and non-forfeitable at the time of issuance. The shares were issued as compensation for providing product marketing services. The Company determined the fair value of the common stock was more readily determinable than the fair value of the services rendered. For the year ended March 31, 2009, the Company recorded $10,600 of expense in the accompanying consolidated statement of operations.
     Also on March 5, 2009, the Company issued 10,000 shares of common stock to Michael Salman Teymouri pursuant to the terms of a Consulting Agreement dated February 26, 2009. The fair value of the underlying stock on the date of issuance was at $1.06 per share. The shares are fully vested and non-forfeitable at the time of issuance. The shares were issued as compensation for providing product marketing services. The Company determined the fair value of the common stock was more readily determinable than the fair value of the services rendered. For the year ended March 31, 2009, the Company recorded $10,600 of expense in the accompanying consolidated statement of operations.
   Stock Purchase Warrants Issued in Financing Transactions
     On June 14, 2006, the Company issued warrants to purchase 71,521 shares of Series B convertible preferred stock at an exercise price of $18.00 per share in connection with a financing facility described in Note 10. These warrants were automatically converted to warrants to purchase 71,521 shares of common stock at the closing of the Company’s IPO on January 30, 2007. The warrants were valued using the Black-Scholes pricing model. Assumptions used were as follows: Fair value of the underlying stock $18.00; risk-free interest rate 5.15% percent; contractual life of 10 years; dividend yield of 0%; and volatility of 70%. The fair value of the warrants, which amounted to $1,046,000, was recorded as deferred debt issuance costs and is being amortized as interest expense over the term of the credit facility. Amortization of these costs amounted to $133,000 and $331,000 and is included as a component of interest expense in the accompanying consolidated statement of operations for the year ended March 31, 2009 and 2008, respectively.
     On November 10, 2006, Brookstreet Securities Corporation was granted a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $18.00 per share in connection with a finder’s fee for the Robert Burlingame Bridge Loan, which funded on November 10, 2006 (Note 10). The warrants were valued using the Black-Scholes pricing model using the following assumptions: Fair value of the underlying stock $18.00; risk-free interest rate 4.70% percent; contractual life of 5 years; dividend yield of 0%; and volatility of 70%. The fair value of the warrants, which amounted to $104,000 was recorded as debt issue costs. The Company amortized $62,000 of interest expense related to the warrants during the year ended March 31, 2008.
     On August 13, 2007, the Company issued warrants to purchase 416,622 shares of common stock at an exercise price of $9.50 per share to investors in conjunction with the private placement of common stock described above. The warrants became exercisable on February 8, 2008, and have a term of five years. The exercise price for the investor warrants was adjusted to $8.63 on March 31, 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The warrantholder received an additional 41,997 warrants as a result of this transaction. Additionally, the exercise price for the investor warrants was adjusted to $5.03 in February 2009, after the anti-dilution provisions of the warrants were triggered by the Company’s February 6, 2009 and February 24, 2009 private placement offerings. The investor warrants are now exercisable for an additional 328,247 shares. At March 31, 2009 there were 786,846 investor warrants outstanding related to this transaction. The warrants are subject to adjustment in certain circumstances and require settlement in shares of the Company’s common stock. The Company accounted for the issuance of the common stock purchase warrants in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
     On August 20, 2007, the Company issued a warrant to purchase 88,375 shares of common stock at an exercise price of $9.50 per share to the placement agent for the private placement described above. The warrant became exercisable on February 8, 2008, and has a term of five years. The warrant was adjusted to $8.63 on March 31, 2008, after the anti-dilution provisions of the warrant was triggered by the Company’s registered direct offering. The warrantholder received an additional warrant to purchase 8,909 shares of common stock as a result of this adjustment. Additionally, the exercise price for the placement agent warrant was adjusted to $5.02 in February 2009, after the anti-dilution provisions of the warrants were triggered by our February 6, 2009 and February 24, 2009 private placement offerings. The warrantholder received a warrant to purchase an additional 69,622 shares of common stock as a result of this transaction. At March 31, 2009 the placement agent had a warrant to purchase 166,906 shares of common stock. The warrant has the same terms as the warrants issued in the private placement and was accounted for in accordance with the provisions of EITF 00-19. The securities underlying the warrant were registered on the same registration statement.
     On March 31, 2008, the Company issued warrants to purchase 1,317,278 shares of common stock at an exercise price of $6.85 per share to investors in conjunction with the registered direct placement of common stock described above. The warrants become exercisable on September 28, 2008, and have a term of five years. The Company accounted for the issuance of the common stock purchase warrants in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
     On March 31, 2008, the Company issued a warrant to purchase 130,000 shares of common stock at an exercise price of $6.30 per share to the placement agent for the private placement described above. The warrant has the same terms as the warrants issued to investors in the registered direct placement described above and were accounted for in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
     On February 6, 2009, the Company issued the following warrants in connection with a private placement. The Company issued Series A warrants to purchase 869,658 shares of common stock at an exercise price of $1.87 per share and Series B warrants to purchase 1,169,544 shares of common stock at an exercise price of $1.13 per share. If all Series B warrants are exercised, the Company may issue Series C warrants to purchase up to 584,772 shares of common stock at an exercise price of $1.94 per share. For every two shares of common stock the purchased upon exercise of a Series B Warrant, an additional Series C Warrant to purchase one share of common stock will be issued. The Company has not issued any Series C warrants as of March 31, 2009 because no Series B warrants have been exercised. As compensation for services rendered as the exclusive placement agent, the Company issued the placement agent a warrant to purchase 104,958 shares of common stock at an exercise price of $1.56 per share, exercisable upon the closing date of the transaction for a five year term. The Company accounted for the issuance of the common stock purchase warrants in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
     On February 24, 2009, the Company issued the following warrants in connection with a private placement. The Company issued Series A warrants to purchase 500,000 shares of common stock at an exercise price of $1.87 per share and Series B warrants to purchase 666,667 shares of common stock at an exercise price of $1.13 per share. If all Series B warrants are exercised, the Company may issue Series C warrants to purchase up to 1,000,000 shares of common stock at $1.94 per share. For every two shares of common stock the investor purchases upon exercise of a Series B Warrant, the investor will receive an additional Series C Warrant to purchase one share of common stock. The Company has not issued any Series C warrants as of March 31, 2009 because no Series B warrants have been exercised. The Series A Warrants will be exercisable after six months and will have a five year term. The Series B Warrants will be exercisable after six months and will have a three year term. The Company accounted for the issuance of the common stock purchase warrants in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
     On March 4, 2009, the Company issued an advisor, Dayl Crow, a Series A Warrant exercisable for a five year term, to purchase 50,000 shares of our common stock at an exercise price of $1.87 per share. These warrants were issued in connection with consulting services.
   Anti-dilution adjustment
     Pursuant to the anti-dilution provisions contained in the private placement investor and placement agent warrant agreements, following the close of the registered direct offering on March 31, 2008, the Company adjusted the conversion price of the private placement warrants. As a result, the exercise price for the warrants was adjusted from $9.50 to $8.63. Additionally, as a result of this transaction, an additional 50,886 warrants were issued.
     Following the close of the February 6, 2009 private placement offering and following the close of the February 24, 2009 private placement offering, the Company again adjusted the conversion price of the warrants related to the August 7, 2007 private placement. The exercise price for the warrants was adjusted from $8.63 to $5.02 per share. Additionally, as a result of this transaction, an additional 397,869 warrants were issued. At March 31, 2009, 953,752 warrants were outstanding that related to the August 7, 2007 private placement transaction.
   Common Stock and Common Stock Purchase Warrants Issued to Non-Employees For Services
     On November 10, 2006, the Company entered into a 2 year consulting agreement with its new director, Robert Burlingame. Under the terms of the agreement, the Company issued to the director a warrant to purchase 75,000 shares of its common stock, exercisable at a price equal to the Company’s common stock in its initial public offering in consideration of corporate advisory services. The warrants were fully exercisable and non-forfeitable at their date of issuance. The warrants were valued using the Black-Scholes option pricing model. Assumptions used were as follows: Fair value of the underlying stock of $9.00, risk-free interest rate of 4.70%; contractual life of 5 years; dividend yield of 0%; and volatility of 70%. The adjusted fair value of the warrant amounted to $350,000. Following the guidance enumerated in Issue 2 of EITF 96-18, the Company amortized the fair value of the warrants over the two year term of the consulting agreement which is consistent with its treatment of similar cash transactions. During the years ended March 31, 2009 and 2008, the amortized fair value of the warrants amounted to $106,000 and $175,000, respectively, and was recorded as selling, general and administrative expense in the accompanying consolidated statements of operations. The fair value was fully amortized in the year ended March 31, 2009.
     The Company accounted for its issuance of stock-based compensation to non-employees for services using the measurement date guidelines enumerated in SFAS 123(R) and EITF 96-18. Accordingly, the value of any awards that were fully vested and non forfeitable at their date of issuance were measured based on the fair value of the equity instruments at the date of issuance. The non-vested portion of awards that are subject to the future performance of the counterparty are adjusted at each reporting date to their fair values based upon the then current market value of the Company’s stock and other assumptions that management believes are reasonable.
     On April 5, 2007, the Company terminated certain advisory consulting contracts and made all unvested warrants issued to the consultants available for immediate exercise. In addition, the Company extended the exercise period through April 13, 2009. For the year ended March 31, 2008, the Company recorded $2,000 of expense for the incremental fair value related to the modification of these warrants. The warrants were adjusted to fair value using the following weighted average assumptions: Risk-free interest rate of 4.03%; contractual life of 2.66 years; dividend yield of 0%; and volatility of 70%.
NOTE 14 — Stock-Based Compensation
   1999, 2000, 2003 and 2004 Stock Option Plans
     The 1999, 2000, 2003 and 2004 Stock Option Plans became effective May 1999, June 2000, July 2003 and July 2004, respectively. The Plans provide for grants of both incentive stock options (ISOs) and non-qualified stock options (NSOs) to employees, consultants and directors.
     In accordance with the Plans, stated exercise price may not be less than 100% and 85% of the estimated fair market value of the Company’s common stock on the date of grant for ISOs and NSOs, respectively, as determined by the board of directors at the date of grant. With respect to any 10% shareholder, the exercise price of an ISO or NSO was not to exceed 110% of the estimated fair market value per share on the date of grant.
     Options issued under the Plans generally have a ten-year term and generally became exercisable over a five-year period.
     On June 29, 2006, the compensation committee of the Company’s board of directors resolved that it would not approve any further grants under its 1999, 2000 and 2003 Plans. Additionally, in connection with the Delaware reincorporation on December 15, 2006, no future options will be granted under the 2004 Plan.
   2006 Stock Plan
     On November 7, 2006, the board authorized and reserved 1,250,000 shares for issuance of options that may be granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), which was previously adopted by the board of directors in August 2006. On December 14, 2006, the stockholders approved the Company’s 2006 Plan which became effective at the close of the Company’s initial public offering. The Plan was amended by resolution of the board on April 26, 2007, and the amendments were subsequently approved by the stockholders.
     The 2006 Plan provides for the granting of incentive stock options to employees and the granting of nonstatutory stock options to employees, non-employee directors, advisors and consultants. The 2006 Plan also provides for grants of restricted stock, stock appreciation rights and stock unit awards to employees, non-employee directors, advisors and consultants.
     In accordance with the 2006 Plan, the stated exercise price may not be less than 100% and 85% of the estimated fair market value of common stock on the date of grant for ISOs and NSOs, respectively, as determined by the board of directors at the date of grant. With respect to any 10% stockholder, the exercise price of an ISO or NSO shall not be less than 110% of the estimated fair market value per share on the date of grant.
     Options issued under the 2006 Plan generally have a ten-year term and generally become exercisable over a five-year period.
     Shares subject to awards that expire unexercised or are forfeited or terminated will again become available for issuance under the 2006 Plan. No participant in the 2006 Plan can receive option grants, restricted shares, stock appreciation rights or stock units for more than 750,000 shares in the aggregate in any calendar year.
     As provided under the 2006 Plan, the aggregate number of shares authorized for issuance as awards under the 2006 Plan automatically increased on April 1, 2008 by 795,280 shares (which number constitutes 5% of the outstanding shares on the last day of the year ended March 31, 2008).
     As described above, the number of shares authorized for issuance will be subject to adjustment on April 1, 2009 (Note 18).

     Options and restricted stock units outstanding at March 31, 2009 under the various plans is as follows (in thousands):

			Total
			Number of
			Options and
			Restricted
	Number	Number of	Stock Units
	of	Restricted	Outstanding
Plan	Options	Stock Units	in Plan
1999 Plan	207	—	207
2000 Plan	40	—	40
2003 Plan	162	—	162
2004 Plan	683	—	683
2006 Plan	2,572	30	2,602
Granted Outside Plans	300	—	300

	3,964	30	3,994

     A summary of activity under all option Plans for the years ended March 31, 2009 and 2008 is presented below (in thousands, except per share data):

			Weighted-
	Number	Weighted-	Average	Aggregate
	of	Average	Contractual	Intrinsic
	Shares	Exercise Price	Term	Value
Outstanding at March 31, 2007	2,020	$4.91
Options granted	912	6.97
Options exercised	(119)	0.56
Options forfeited or expired	(189)	7.04

Outstanding at March 31, 2008	2,624	5.67
Options granted	2,035	0.97
Options exercised	(105)	0.14
Options forfeited or expired	(590)	6.45

Outstanding at March 31, 2009	3,964	$3.28	7.10	$1,469

Exercisable at March 31, 2009	1,888	$4.81	4.50	$546

Options available for grant as of March 31, 2009	36

     The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock ($1.26) for stock options.
   Stock-Based Compensation Before Adoption of SFAS No. 123(R)
     Prior to April 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to its application of the disclosure requirements under SFAS 123.
     For the years ended March 31, 2009 and 2008, the Company recorded $101,000 and $148,000, respectively, of stock-based compensation expense related to options that the Company accounted for under APB 25 through March 31, 2006. Additionally, there was $25,000 of unrecognized compensation cost related to these options at March 31, 2009. These costs are expected to be recognized over a weighted average amortization period of 0.41 years.
   Stock-Based Compensation After Adoption of SFAS 123(R)
     Effective April 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards granted, modified and settled to the Company’s employees and directors after April 1, 2006. The Company’s consolidated financial statements as of and for the years ended March 31, 2009 and 2008 reflect the impact of SFAS No. 123(R). In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R).
     Stock-based compensation expense recorded in accordance with the provisions of SFAS No. 123(R) is as follows (in thousands, except per share amounts):

	Impact from	Impact from
	SFAS No.	SFAS No.
	123(R)	123(R)
	Provisions for	Provisions for
	the Year	the Year
	Ended	Ended
	March 31,	March 31,
	2009	2008
Cost of revenues service	$18	$10
Research and development	82	145
Selling, general and administrative	1,935	851

Total stock-based compensation	$2,035	$1,006

     No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.
     The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service periods of the respective awards. The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Year Ended March 31,
	2009		2008
Fair value of common stock	$3.42		$6.97
Expected Term	5.97	yrs	5.67	yrs
Risk-free interest rate	1.89%		4.51%
Dividend yield	0.00%		0.00%
Volatility	83.0%		73.0%
     The weighted-average fair values of options granted during the years ended March 31, 2009 and 2008 were $0.68 and $4.53, respectively.
     The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by SAB 107 for “plain vanilla” options. The Company used this approach as it did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for the Company’s stock options was determined by examining the historical volatilities for industry peers and using an average of the historical volatilities of the Company’s industry peers as well as the trading history for the Company’s common stock. The Company will continue to analyze the stock price volatility and expected term assumptions as more data for the Company’s common stock and exercise patterns becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
     In addition, SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated at 5% based on historical experience. Prior to the adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred.
     At March 31, 2009, there was unrecognized compensation costs of $3,179,000 related to stock options accounted for in accordance with the provisions of SFAS 123(R). The cost is expected to be recognized over a weighted-average amortization period of 2.78 years.
     In addition to the above option activity, on April 26, 2007, an award of 60,000 stock units was issued to an officer of the Company. Each stock unit represents the right to receive a share of the Company’s common stock, in consideration of past services rendered and the payment by the officer of $3.00 per share, upon the settlement of the stock unit on a fixed date in the future. Half of the stock units, representing 30,000 shares, were forfeited on January 15, 2009 and the remaining 30,000 will either be settled or forfeited on January 15, 2010. The modification of this award did not result in incremental fair value or an additional charge to Company’s consolidated statements of operations for the year ended March 31, 2008.
     The Company did not capitalize any cost associated with stock-based compensation.
     The Company issues new shares of common stock upon exercise of stock options.
   Non-Employee Options
     The Company believes that the fair value of the stock options issued to non-employees is more reliably measurable than the fair value of the services received. The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. In connection with stock options granted to non-employees, the Company recorded $7,000 during the year ended March 31, 2008. The Company did not record any stock compensation related to non-employee stock options during the year ended March 31, 2009. The fair value of the stock options was calculated using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted-average assumptions: Risk-free interest rate of 4.03%; contractual life of 2.58 years; dividend yield of 0%; and volatility of 70%.
NOTE 15 — Income Taxes
     The Company has the following net deferred tax assets (in thousands):

	March 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$31,205	$28,124
Research and development tax credit carryforwards	1,262	858
Stock-based compensation	2,419	1,960
Reserves and accruals	1,553	349
Other deferred tax assets	18	3

Total deferred tax assets	$36,457	$31,294
Deferred tax liabilities:
Basis difference in assets	(26)	(27)

Net deferred tax asset	36,431	31,267
Valuation allowance	(36,431)	(31,267)

Net deferred tax asset	$—	$—

     The Company’s recorded income tax benefit, net of the change in the valuation allowance, for each of the periods presented is as follows:

	Years Ended March 31,
	2009	2008
Income tax benefit	$5,164	$6,535
Change in valuation allowance	(5,164)	(6,535)

Net income tax benefit	$—	$—

     A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Years Ended March 31,
	2009	2008
Expected federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.8)%	(5.8)%
Research and Development Credit	(1.9)%	(1.7)%
Foreign earnings taxed at different rates	0.8%	1.5%
Recognition of change in estimate of State and Foreign NOL Carryforwards Benefits	9.6%	7.0%
Effect of permanent differences	2.2%	0.9%

	(29.1)%	(32.1)%
Change in valuation allowance	29.1%	32.1%

Totals	0.0%	0.0%

     At March 31, 2009, the Company had net operating loss carryforwards for federal, state and foreign income tax purposes of approximately $67,077,000, $57,143,000 and $19,842,000, respectively. The carryforwards expire at various times beginning March 31, 2020. The Company also had, at March 31, 2009, federal and state research and development credit carryforwards of approximately $653,000 and $609,000, respectively. The federal credits expire beginning March 31, 2024 and the state credits do not expire.
     The Company has completed a study to assess whether a change in control has occurred or whether there have been multiple changes of control since the Company’s formation. The Company determined, based on the results of the study, that no change in control occurred for purposes of Internal Revenue Code section 382. The Company, after considering all available evidence, fully reserved for these and its other deferred tax assets since it is more likely than not such benefits will not be realized in future periods. The Company has incurred losses for both financial reporting and income tax purposes for the year ended March 31, 2009. Accordingly, the Company is continuing to fully reserve for its deferred tax assets. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred income tax assets satisfy the realization standard of SFAS No. 109, the valuation allowance will be reduced accordingly.
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which became effective for the Company beginning April 1, 2007. FIN 48 addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the tax benefit from an uncertain tax position can be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The adoption of FIN 48 had no impact on the Company’s financial condition, results of operations or cash flows.
     The Company has identified its federal tax return and its state tax return in California as major tax jurisdictions. The Company is also subject to certain other foreign jurisdictions, principally Mexico and The Netherlands. The Company’s evaluation of FIN 48 tax matters was performed for tax years ended through March 31, 2009. Generally, the Company is subject to audit for the years ended March 31, 2008, 2007 and 2006 and may be subject to audit for amounts relating to net operating loss carryforwards generated in periods prior to March 31, 2006. The Company has elected to retain its existing accounting policy with respect to the treatment of interest and penalties attributable to income taxes in accordance with FIN 48, and continues to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit as well as its outstanding income tax assets and liabilities. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments, other than those identified above that would result in a material change to its financial position.
NOTE 16 — Employee Benefit Plan
     The Company has a program to contribute and administer individual Simple IRA accounts for regular full time employees. Under the plan, the Company matches employee contributions to the plan up to 3% of the employee’s salary. The Company contributed $91,000 and $79,000 to the program for the years ended March 31, 2009 and 2008, respectively.
NOTE 17 — Segment and Geographic Information
     In accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”), operating segments are identified as components of an enterprise for which separate and discreet financial information is available and is used by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief decision-makers, as defined by SFAS 131, are the Chief Executive Officer and his direct reports.
     The Company’s chief decision-makers review financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and operating profit by operating unit. This information is used for purposes of allocating resources and evaluating financial performance.

     The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment data includes segment revenue, segment operating profitability, and total assets by segment. Shared corporate operating expenses are reported in the U.S. segment.
     The Company is organized primarily on the basis of operating units which are segregated by geography, United States (“U.S.”), Europe and Rest of the World (“Europe/ROW”) and Mexico. Oculus Japan is insignificant with respect to the Company’s consolidated operating results for the year ended March 31, 2009 and 2008 and therefore has been included in the U.S. segment.

		Europe/
	U.S.	ROW	Mexico	Total
Year Ended March 31, 2009:
Product revenues	$298	$844	$3,273	$4,415
Service revenues	973	—	—	973

Total revenues	1,271	844	3,273	5,388
Depreciation and amortization expense	394	213	161	768
Loss from operations	(16,666)	(556)	(85)	(17,307)
Interest expense	(437)	—	—	(437)
Interest income	152	—	—	152

		Europe/
	U.S.	ROW	Mexico	Total
Year Ended March 31, 2008:
Product revenues	$197	$566	$2,118	$2,881
Service revenues	954	—	—	954

Total revenues	1,151	566	2,118	3,835
Depreciation and amortization expense	420	227	93	740
Loss from operations	(19,567)	(1,586)	(1,272)	(22,425)
Interest expense	(1,016)	—	—	(1,016)
Interest income	630	—	—	630
     Sales by geography reported in the Europe/ROW segment is as follows (in thousands):

	March 31,
	2009	2008
India	$116	$83
China	159	—
Europe and other	569	483

Total Europe/ROW	$844	$566

     The following table shows property and equipment balances by segment (in thousands):

	March 31,
	2009	2008
U.S	$931	$1,193
Europe/ROW	322	754
Mexico	179	356

	$1,432	$2,303

     The following table shows total asset balances by segment (in thousands):

	March 31,
	2009	2008
U.S	$3,543	$20,974
Europe/ROW	841	1,271
Mexico	1,063	1,367

	$5,447	$23,612

NOTE 18 — Subsequent Events
Increase in Number of Shares Authorized in the 2006 Plan
     As provided under the 2006 Plan, the aggregate number of shares authorized for issuance as awards under the 2006 Plan automatically increased on April 1, 2009 by 920,141 shares (which number constitutes 5% of the outstanding shares on the last day of the year ended March 31, 2009). Total shares authorized for issuance subsequent to the increase is 955,999.
Consulting Agreement with Member of Board of Directors
     On April 1, 2009, the Company entered into a six month consulting agreement with a member of its Board of Directors, Mr. Bob Burlingame. Pursuant to the agreement, Mr. Burlingame will provide the Company with sales and marketing expertise and services. In consideration of his services, the Company agreed to issue Mr. Burlingame 435,897 unregistered shares of its common stock. The Company intends to issue the shares in June 2009. The shares are to be non-forfeitable at the time of issuance. The Company has determined the fair value of the common stock is more readily determinable than the fair value of the services rendered. Accordingly, the Company will record $475,000 of stock compensation expense related to this agreement. The expense will be recognized on a straight-line basis over the six month term of the agreement (April 1, 2009 to October 1, 2009).
Contract Sales Agreement
     On April 24, 2009, the Company entered into an agreement with a contract sales organization (“CSO”) that will serve as the Company’s sales force for the sale of wound care products in the United States. Pursuant to the agreement, the Company agreed to pay the CSO a monthly fee that may increase based on achievement of certain levels of sales. The Company may also pay bonuses in the event certain levels of sales are achieved. Additionally, the Company agreed to issue the CSO 7,000 shares of common stock each month as compensation for their services. On May 27, 2009, the Company issued 24,500 shares of common stock in connection with this agreement that represents compensation through July 31, 2009. The Company has determined the fair value of the common stock, which will be calculated as shares are issued, will be more readily determinable than the fair value of the services rendered. Accordingly, the Company will record the fair market value of the stock as compensation expense. The expense will be recognized as the shares of stock are earned.
Amendment to Petaluma Building Lease
     On May 18, 2009, the Company amended its lease for its facility in Petaluma which resulted in a reduction of the Company’s monthly lease payment. Pursuant to the amendment, the Company agreed to surrender 8,534 square feet of office space and extended the lease expiration on the remaining lease to September 30, 2011. The Company also agreed to provide the property owner a cash payment of $50,000 no later than August 14, 2009. Additionally, at the option of the Company, no later than August 17, 2009, the property owner will either receive 53,847 shares of the Company’s common stock or a $70,000 cash payment.
Sale of Unregistered Securities
     On June 1, 2009, the Company issued the remaining securities related to the February 24, 2009 private placement (Note 13). The issuance comprised of an aggregate of 1,709,402 shares of common stock, Series A Warrants to purchase an aggregate of 1,000,000 shares of common stock and Series B Warrants to purchase an aggregate of 1,333,333 shares of common stock to the Investors pro rata to the investment amount of each Investor. The Company received $2,000,000 in connection with this transaction.
Changes in and Disagreements with Accountants on Accounting and Financials Disclosure
     None.
Other Information
Entry Into Material Definitive Agreements
Consulting Agreement with Member of Board of Directors

     On April 1, 2009, we entered into a six month consulting agreement with a member of our Board of Directors, Robert Burlingame. Pursuant to the agreement, Mr. Burlingame will provide us with sales and marketing expertise and services. In consideration of his services, we agreed to issue Mr. Burlingame 435,897 unregistered shares of our common stock. We issued the shares in June 2009.
Contract Sales Agreement
     On April 24, 2009, we entered into a two-year agreement with Advocos, a contract sales organization, or CSO, that will serve as our sales force for product sales, specifically of Microcyn as permitted to be marketed and sold in the United States. We may terminate the agreement with 30 days’ notice and the agreement will automatically renew for an additional one year term if no notice of termination is provided prior to the end of the term. Pursuant to the agreement, we agreed to pay Advocos a monthly fee that may increase based on achievement of certain levels of sales. We may also pay bonuses in the event certain levels of sales are achieved. Additionally, we agreed to issue Advocos 3,500 shares of common stock initially, and 7,000 shares of common stock each month as compensation for their services. On May 27, 2009, we issued 24,500 shares of common stock in connection with this agreement.
Amendment to Petaluma Building Lease
     On May 18, 2009, we amended our lease for our facility in Petaluma which resulted in a reduction of our monthly lease payment. Pursuant to the amendment, we agreed to surrender 8,534 square feet of office space and extended the lease expiration on the remaining lease to September 30, 2011. We also agreed to provide the property owner a cash payment of $50,000 no later than August 14, 2009. Additionally, at our option, no later than August 17, 2009, we will either pay the property owner 53,847 shares of our common stock or a $70,000 cash payment.
Receipt of FDA Approvals
     On May 27, 2009, we received a 510(k) clearance from the FDA to market our Microcyn Skin and Wound Gel as both a prescription and over-the-counter formulation. Additionally, on June 4, 2009, we received an expanded 510(k) label clearance from the FDA to market our Microcyn Skin and Wound Cleanser with preservatives as both a prescription and over-the-counter formulation. The new prescription product is indicated for use by health care professionals to manage the debridement of wounds such as stage I-IV pressure ulcers, diabetic foot ulcers, post-surgical wounds, first- and second-degree wounds, grafted and donor sites.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
PART I: FINANCIAL INFORMATION
Item 1. Financial Statements

	September 30,	March 31,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,452	$1,921
Accounts receivable, net	1,022	923
Inventories, net	505	340
Prepaid expenses and other current assets	611	758

Total current assets	8,590	3,942
Property and equipment, net	1,273	1,432
Other assets	107	73

Total assets	$9,970	$5,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,129	$1,565
Accrued expenses and other current liabilities	988	853
Current portion of long-term debt	98	255
Current portion of capital lease obligations	2	6

Total current liabilities	2,217	2,679
Deferred revenue	377	425
Long-term debt, less current portion	107	74
Derivative liability	1,080	—

Total liabilities	3,781	3,178

Commitments and Contingencies
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2009 (unaudited) and March 31, 2009	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 24,542,931 and 18,402,820 shares issued and outstanding at September 30, 2009 (unaudited) and March 31, 2009, respectively	2	2
Additional paid-in capital	123,367	113,803
Accumulated other comprehensive loss	(2,941)	(3,054)
Accumulated deficit	(114,239)	(108,482)

Total stockholders’ equity	6,189	2,269

Total liabilities and stockholders’ equity	$9,970	$5,447

See accompanying notes

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Product	$1,403	$1,212	$2,970	$2,219
Service	269	269	549	473

Total revenues	1,672	1,481	3,519	2,692

Cost of revenues
Product	601	446	1,128	884
Service	258	251	473	449

Total cost of revenues	859	697	1,601	1,333

Gross profit	813	784	1,918	1,359

Operating expenses
Research and development	583	2,367	1,304	4,688
Selling, general and administrative	2,485	5,262	5,170	8,590

Total operating expenses	3,068	7,629	6,474	13,278

Loss from operations	(2,255)	(6,845)	(4,556)	(11,919)
Interest expense	(3)	(149)	(7)	(311)
Interest income	—	56	1	132
Income (loss) on derivative instruments	451	—	(757)	—
Other (expense) income, net	(86)	26	(115)	(13)

Net loss	$(1,893)	$(6,912)	$(5,434)	$(12,111)

Net loss per common share: basic and diluted	$(0.08)	$(0.43)	$(0.26)	$(0.76)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	22,750	15,924	21,078	15,924

Other comprehensive loss, net of tax
Net loss	$(1,893)	$(6,912)	$(5,434)	$(12,111)
Foreign currency translation adjustments	42	(207)	113	(189)

Other comprehensive loss	$(1,851)	$(7,119)	$(5,321)	$(12,300)

See accompanying notes

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(5,434)	$(12,111)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	237	444
Stock-based compensation	906	1,911
Change in fair value of derivative liability	757	—
Non-cash interest expense	—	214
Foreign currency transaction losses (gains)	26	(60)
Loss on disposal of assets	125	217
Changes in operating assets and liabilities:
Accounts receivable	(42)	(165)
Inventories	(148)	(25)
Prepaid expenses and other current assets	172	395
Accounts payable	(11)	(1,676)
Accrued expenses and other liabilities	57	(809)

Net cash used in operating activities	(3,355)	(11,665)

Cash flows from investing activities:
Change in restricted cash		23
Change in long-term deposits	(33)	—
Purchases of property and equipment	(68)	(276)

Net cash used in investing activities	(101)	(253)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of offering costs	7,159	36
Proceeds from the exercise of common stock options and warrants	1,053	—
Principal payments on debt	(224)	(940)
Payments on capital lease obligations	(4)	(14)

Net cash provided by (used in) financing activities	7,984	(918)
Effect of exchange rate on cash and cash equivalents	3	(15)

Net increase (decrease) in cash and cash equivalents	4,531	(12,851)
Cash and equivalents, beginning of period	1,921	18,823

Cash and equivalents, end of period	$6,452	$5,972

Supplemental disclosure of cash flow information:
Cash paid for interest	$7	$105

Equipment financed	$100	$—

Obligations settled with stock	$447	$—

See accompanying notes

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Organization and Summary of Significant Accounting Policies
Organization
     Oculus Innovative Sciences, Inc. (the “Company”) was incorporated under the laws of the State of California in April 1999 and was reincorporated under the laws of the State of Delaware in December 2006. The Company’s principal office is located in Petaluma, California. The Company develops, manufactures and markets a family of products intended to prevent and treat infections in chronic and acute wounds. The Company’s platform technology, called Microcyn, is a proprietary oxychlorine small molecule formulation that is designed to treat a wide range of organisms that cause disease, or pathogens, including viruses, fungi, spores and antibiotic resistant strains of bacteria. The Company conducts its business worldwide, with significant subsidiaries in Europe and Mexico.
Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements as of September 30, 2009 and for the three and six months then ended have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the annual audited consolidated financial statements. The unaudited condensed consolidated balance sheet as of September 30, 2009, condensed consolidated statements of operations for the three and six months ended September 30, 2009 and 2008, and the condensed consolidated statements of cash flows for the six months ended September 30, 2009 and 2008 are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results for the three and six months ended September 30, 2009 are not necessarily indicative of results to be expected for the year ending March 31, 2010 or for any future interim period. The condensed consolidated balance sheet at March 31, 2009 has been derived from audited consolidated financial statements. However, it does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended March 31, 2009, and notes thereto included in the Company’s Form 10-K, which was filed with the SEC on June 11, 2009.
Use of Estimates
     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Periodically, the Company evaluates and adjusts estimates accordingly. The allowance for uncollectible accounts receivable balances amounted to $62,000 and $51,000, which are included in accounts receivable, net in the accompanying September 30, 2009 and March 31, 2009 condensed consolidated balance sheets, respectively.
Foreign Currency Reporting
     The consolidated financial statements are presented in United States Dollars in accordance with FASB Accounting Standards Codification (“ASC”) 830 “Foreign Currency Matters”. Accordingly, the Company’s subsidiaries, Oculus Technologies of Mexico, S.A. de C.V. (“OTM”) uses the local currency (Mexican Pesos) as its functional currency, and Oculus Innovative Sciences Netherlands, B.V. (“OIS Europe”) uses the local currency (Euro) as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date, and revenue and expense accounts are translated at average exchange rates during the period. Resulting translation adjustments were recorded in accumulated other comprehensive loss in the accompanying condensed consolidated balance sheets at September 30, 2009 and March 31, 2009.
     Foreign currency transaction gains (losses) relate primarily to trade payables and receivables between subsidiaries OTM and OIS Europe. These transactions are expected to be settled in the foreseeable future. The Company recorded foreign currency transaction gains (losses) of $26,000 and $(60,000) for the three months ended September 30, 2009 and 2008, respectively. The related gains (losses) were recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Loans made to its subsidiaries OTM and OIS Europe are expected be paid back to the Company as cash flows sufficient to repay the loans are generated.
Net Loss per Share
     The Company computes net loss per share in accordance with ASC 260 “Earnings per Share”, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic loss per share for the three months ended September 30, 2009 and 2008, excludes potentially dilutive securities because their inclusion would be anti-dilutive.

     The following securities were excluded from basic and diluted net loss per share calculation because their inclusion would be anti-dilutive (in thousands):

	September 30,
	2009	2008
Options to purchase common stock	3,219	2,631
Restricted stock units	30	60
Warrants to purchase common stock	10,624	3,321

	13,873	6,012

Common Stock Purchase Warrants and Other Derivative Financial Instruments
     The Company accounts for the issuance of common stock purchase warrants issued and other free standing derivative financial instruments in accordance with the applicable provisions of ASC 815 “Derivatives and Hedging” (“ASC 815”). Based on the provisions of ASC 815, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consist of warrants to purchase common stock, satisfied the criteria for classification as equity instruments at September 30, 2009 and March 31, 2009 other than certain warrants that contain reset provisions that the Company classified as derivative liabilities as more fully described in Note 5.
Fair Value of Financial Assets and Liabilities
     Financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which management believes approximates fair value due to the short-term nature of these instruments. The fair value of capital lease obligations and equipment loans approximates its carrying amounts as a market rate of interest is attached to their repayment.
     The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements on April 1, 2009, the Company adopted the new standard for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis.
     The standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
          Level 1 — quoted prices in active markets for identical assets or liabilities
          Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
          Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)
     Financial liabilities measured at fair value on a recurring basis are summarized below:

Fair value measurements at September 30, 2009 using
Significant
		Quoted prices in	other	Significant
		active markets for	observable	unobservable
	September 30,	identical assets	inputs	inputs
	2009	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Fair value of warrant obligations (Note 5)	1,080,000	—	—	1,080,000

Subsequent Events
     Management has evaluated subsequent events or transactions occurring through November 9, 2009, the date the financial statements were issued.
Recent Accounting Pronouncements In December 2008, the FASB issued ASC 815-40 “Contracts in Entity’s own Equity”. This issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of Statement 133. This issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company has included the impact of ASC 815-40 in its June 30, 2009 condensed consolidated financial statements (Note 5).
     In April 2009, the FASB issued ASC 820-10-65 “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. Based on the guidance, if an entity determines that the level of activity for an asset or liability has significantly decreased and that a transaction is not orderly, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transaction or quoted prices may be necessary to estimate fair value in accordance with Statement of Financial Accounting Standards ASC 820-10 “Fair Value Measurements”. This is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company adopted this guidance for its quarter ended June 30, 2009. The adoption has no impact on the Company’s condensed consolidated financial statements.
     In April 2009, the FASB issued ASC 825, “Financial Instruments” (“ASC 825”). This standard extends the disclosure requirements concerning the fair value of financial instruments to interim financial statements of publicly traded companies. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and as such, became effective for the Company in the quarter ended June 30, 2009. The adoption of ASC 855 had no material impact on the Company’s consolidated financial position, results of operations or cash flows.
     In May 2009, the FASB issued guidance now codified as ASC Topic 855, “Subsequent Events”. ASC Topic 855 establishes standards for the disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. ASC Topic 855 introduces the concept of financial statements being “available to be issued.” It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The Company adopted ASC Topic 855 for the period ended June 30, 2009. The adoption of ASC Topic 855 had no material impact on the Company’s consolidated financial position, results of operations or cash flows.
     In July 2009, the FASB issued ASC 105, “Generally Accepted Accounting Principles” (“ASC 105”). ASC 105 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States (the GAAP hierarchy). ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the standard did not have an impact on the Company’s condensed consolidated financial statements.
     In August 2009, the FASB issued ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This Accounting Standards Update amends Subtopic 820-10, Fair Value Measurements and Disclosures > Overall, to provide guidance on the fair value measurement of liabilities. The adoption of ASU 2009-05 is not expected to have a material impact on our condensed consolidated financial statements.
     Other accounting standards that have been issued or proposed by the FASB and SEC and/or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
Note 2. Liquidity and Financial Condition
     The Company incurred a net loss of $1,893,000 and $5,434,000 for the three and six months ended September 30, 2009, respectively. At September 30, 2009, the Company’s accumulated deficit amounted to $114,239,000. During the six months ended September 30, 2009, net cash used in operating activities amounted to $3,355,000. At September 30, 2009, the Company’s working capital amounted to $6,373,000.

     On June 1, 2009, the Company issued the final tranche from the February 24, 2009 private placement (Note 6). The issuance comprised of an aggregate of 1,709,402 shares of common stock, Series A Warrants to purchase an aggregate of 1,000,000 shares of common stock and Series B Warrants to purchase an aggregate of 1,333,333 shares of common stock to the Investors pro rata to the investment amount of each Investor. The Company received $2,000,000 in connection with this transaction.
     On July 30, 2009, the Company closed a registered direct placement of 2,454,000 shares of its common stock at a purchase price of $2.45 per share, and warrants to purchase an aggregate of 1,226,991 shares of common stock at an exercise price of $3.3875 per share for gross proceeds of $6,012,000 (net proceeds of $5,159,000 after deducting the placement agent’s commissions and other offering costs).
     During the three months ended September 30, 2009, the Company received $1,053,000 in connection with the exercise of 780,000 common stock purchase warrants and the exercise of 521,110 stock options.
     The Company currently anticipates that its cash and cash equivalents, the proceeds from the July 30, 2009 registered direct offering, proceeds received from the exercise of common stock purchase warrants and option exercises during the six months ended September 30, 2009, and revenues it expects to generate will be sufficient to meet its anticipated cash requirements to continue its sales and marketing and some research and development through at least September 30, 2010. However, in order to execute the Company’s Microcyn product development strategy and to penetrate new and existing markets, the Company may need to raise additional funds, through public or private equity offerings, debt financings, corporate collaborations or other means. The Company has implemented cost cutting initiatives while continuing to increase revenue in an effort to reach cash breakeven. The Company may raise additional capital to pursue its product development initiatives and penetrate markets for the sale of its products.
     Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if needed. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash.
     The Company has used, or intends to use, the proceeds from the offerings described above principally for general corporate purposes, including working capital.

Note 3. Condensed Consolidated Balance Sheet
Inventories
     Inventories consisted of the following (in thousands):

	September 30,	March 31,
	2009	2009
Raw materials	$320	$277
Finished goods	237	134

	557	411
Less: inventory allowances	(52)	(71)

	$505	$340

Notes Payable
     From February 7, 2005 to February 16, 2009, the Company entered into eight separate note agreements for aggregate principal amounting to $596,000 with interest rates ranging from 3.99% to 14.44% per annum. These instruments are mostly connected to automobile and insurance premium financing. During the three months ended September 30, 2009, the Company made principal and interest payments related to these notes in the amounts of $133,000 and $3,000, respectively. During the six months ended September 30, 2009, the Company made principal and interest payments related to these notes in the amounts of $223,000 and $7,000, respectively. The remaining balance of these notes amounted to $106,000 at September 30, 2009 of which $79,000 is included in the current portion of long-term debt in the accompanying condensed consolidated balance sheet.
     On August 29, 2009, the Company entered into a note agreement for principal amounting to $100,000 with an interest rate of 2.90% per annum. This instrument is connected to financing an automobile. During the three months ended September 30, 2009, the Company made principal and interest payments related to this note in the amounts of $1,000 and $0, respectively. The remaining balance of these notes amounted to $99,000 at September 30, 2009 of which $19,000 is included in the current portion of long-term debt in the accompanying condensed consolidated balance sheet.
Note 4. Commitments and Contingencies
Legal Matters
     In February 2007, the Company’s Mexico subsidiary served Quimica Pasteur (“QP”), a former distributor of the Company’s products in Mexico, with a claim alleging breach of contract under a note made by QP. A trial date has not yet been set.
     The Company, from time to time, is involved in legal matters arising in the ordinary course of its business including matters involving proprietary technology. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is or could become involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.
Employment Agreements
     As of September 30, 2009, the Company had employment agreements with five of its key executives. The agreements provide, among other things, for the payment of six to twenty-four months of severance compensation for terminations under certain circumstances. With respect to these agreements, at September 30, 2009, potential severance amounted to $1,305,000 and aggregated annual salaries amounted to $1,840,000.
Board Compensation
     On April 26, 2007, the Company’s board of directors adopted a Non-Employee Director Compensation Package (the “Compensation Package”) to provide members of the board and its committees with regular compensation. The Compensation Package provides for cash compensation in the amount of $25,000 to each non-employee member of the board of directors, and annual payments ranging from $2,000 to $5,000 for participation on board committees. Employee directors do not receive any form of compensation for their board participation. Additionally, on an annual basis the board members are automatically granted 15,000 stock options. The Company plans to issue stock options to the board members in lieu of cash installments.

Commercial Agreements
     On May 8, 2007, and June 11, 2007, the Company entered into separate commercial agreements with two unrelated customers granting such customers the exclusive right to sell the Company’s products in specified territories or for specified uses. Both customers are required to maintain certain minimum levels of purchases of the Company’s products in order to maintain the exclusive right to sell the Company’s products. Up-front payments amounting to $625,000 paid under these agreements have been recorded as deferred revenue. The short-term portion of the deferred revenue related to these agreements amounted to $97,500 which is included in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheet at September 30, 2009. The up-front fees are being amortized on a straight-line basis over the terms of the underlying agreements. For the three months ended September 30, 2009 and 2008, the Company amortized $24,000 and $24,000, respectively, and for the six months ended September 30, 2009 and 2008 the Company amortized $48,000 and $48,000, respectively, related to these agreements. These amounts are included in product revenue in the accompanying condensed consolidated statement of operations.
Amendment to Petaluma Building Lease
     On May 1, 2009, the Company amended its lease for its facility in Petaluma which resulted in a reduction of the Company’s monthly lease payment. Pursuant to the amendment, the Company agreed to surrender 8,534 square feet of office space and extended the lease expiration on the remaining lease to September 30, 2011. The Company also agreed to provide the property owner a cash payment of $50,000 no later than August 14, 2009. Additionally, on August 28, 2009 the property owner received 53,847 shares of the Company’s common stock (Note 6).
Agreements with Related Party
     On January 26, 2009, the Company entered into a commercial agreement with Vetericyn, Inc., a California corporation wholly-owned by the Company’s director, Robert Burlingame, to market and sell its Vetericyn products. Vetericyn, Inc. later changed its name to V&M Industries (“V&M”), which remains wholly-owned by Mr. Burlingame. Additionally, Mr. Burlingame holds a significant position in the Company’s common stock. This agreement was amended on February 24, 2009 and on July 24, 2009. Pursuant to the agreement, the Company provides V&M with bulk product and V&M bottles, packages, and sells Vetericyn products. The Company receives a fixed amount for each bottle of Vetericyn V&M sells. On September 15, 2009, V&M and the Company amended this agreement whereby the Company granted V&M a non-exclusive right to market the Company’s Microcyn over-the-counter (“OTC”) liquid and gel products. . The Company manufactures the Microcyn OTC products and will continue to bear all inventory and collection risks related to most of these sales. Accordingly, the Company records most of this revenue on the gross basis and records expenses related to V&M’s marketing efforts in selling, general and administrative expenses. In addition, once certain milestones are met by V&M, the Company will share revenue generated by V&M related to Vetericyn and Microcyn OTC sales. During the three and nine months ended September 30, 2009, the Company recorded $47,000 and $78,000, respectively, of revenue related to these agreements. The revenue is recorded in product revenues in the accompanying condensed consolidated statements of operations.
Other Matters
     On September 16, 2005, the Company entered into a series of agreements with QP, a Mexico-based company engaged in the business of distributing pharmaceutical products to hospitals and health care entities owned or operated by the Mexican Ministry of Health. These agreements provided, among other things, for QP to act as the Company’s exclusive distributor of Microcyn to the Mexican Ministry of Health for a period of three years. In connection with these agreements, the Company was concurrently granted an option to acquire all except a minority share of the equity of QP directly from its principals in exchange for 150,000 shares of common stock, contingent upon QP’s attainment of certain financial milestones. The Company’s distribution and related agreements were cancelable by the Company on thirty days’ notice without cause and included certain provisions to hold the Company harmless from debts incurred by QP outside the scope of the distribution and related agreements. The Company terminated these agreements on March 26, 2006 without having exercised the option.
     Due to its liquidity circumstances, QP was unable to sustain operations without the Company’s subordinated financial and management support. Accordingly, QP was deemed to be a variable interest entity in accordance with FIN 46(R) and its results were consolidated with the Company’s consolidated financial statements for the period of September 16, 2005 through March 26, 2006, the effective termination date of the distribution and related agreement, without such option having been exercised.

     Subsequent to having entered into the agreements with QP, the Company became aware of an alleged tax avoidance scheme involving the principals of QP. The audit committee of the Company’s board of directors engaged an independent counsel, as well as tax counsel in Mexico to investigate this matter. The audit committee of the board of directors was advised that QP’s principals could be liable for up to $7,000,000 of unpaid taxes; however, the Company is unlikely to have any loss exposure with respect to this matter because the alleged tax omission occurred prior to the Company’s involvement with QP. The Company has not received any communications to date from Mexican tax authorities with respect to this matter.
     Based on an opinion of Mexico counsel, the Company’s management and the audit committee of the board of directors do not believe that the Company is likely to experience any loss with respect to this matter. However, there can be no assurance that the Mexican tax authorities will not pursue this matter and, if pursued, that it would not result in a material loss to the Company.
Note 5. Derivative Liability
     In accordance with the applicable provisions of Asc 815-40, “Contracts in Entity’s Own Equity,” financial instruments which do not have fixed settlement provisions are deemed to be derivative instruments. The common stock warrants issued with the Company’s August 13, 2007 private placement, and the common stock warrants issued to the placement agent in the transaction, do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at lower prices in the future (Note 6). The Company was required to include the reset provisions in order to protect the warrant holders from the potential dilution associated with future financings. In accordance with ASC 815, the warrants were recognized as a derivative instrument and have been re-characterized as derivative liabilities. ASC 815 requires that the fair value of these liabilities be re-measured at the end of every reporting period with the change in value reported in the statement of operations.
     The derivative liabilities were valued using the Black-Scholes option valuation model and the following assumptions on the following dates:

	September 30,	April 1,
	2009	2009
Expected life	2.87 years	3.37 years
Risk-free interest rate	1.45%	1.15%
Dividend yield	0.00%	0.00%
Volatility	85%	84%
Warrants issued with private placement	1,105,502	953,752
Fair value of warrants	$1,080,000	$323,000
     Effective April 1, 2009 the Company reclassified the fair value of these common stock purchase warrants from equity to liability as if these warrants were treated as a derivative liability since their date of issue. On April 1, 2009, the Company recorded a $323,000 derivative liability and a corresponding charge to its accumulated deficit to recognize the cumulative effects of having adopted this accounting policy. The fair value of these common stock purchase warrants increased to $1,080,000 at September 30, 2009 from $323,000 at April 1, 2009. Accordingly, the Company increased the derivative liability by $757,000 to reflect the change in fair value for the six months ended September 30, 2009. This amount is included as a change in the fair value of derivative instruments in the accompanying condensed consolidated statement of operations for the six months ended September 30, 2009. Additionally, during the three months ended September 30, 2009, the Company recorded gains of $451,000 related to its derivative liabilities. This amount represents a decrease in the fair value of its derivative liabilities from $1,531,000 at June 30, 2009 to $1,080,000 at September 30, 2009. This amount is included as income on derivative instruments in the accompanying condensed consolidated statement of operations for the three months ended September 30, 2009

Note 6. Stockholders’ Equity
Common Stock Issued to Director
     On April 1, 2009, the Company entered into a six month consulting agreement with a member of its Board of Directors, Mr. Bob Burlingame. Pursuant to the agreement, Mr. Burlingame will provide the Company with sales and marketing expertise and services. In consideration of his services, the Company agreed to issue Mr. Burlingame 435,897 unregistered shares of its common stock. The Company issued the shares on June 12, 2009. The shares were fully vested and non-forfeitable at the time of issuance. The fair value of the common stock was more readily determinable than the fair value of the services rendered. Following the guidance enumerated in ASC 505 “Equity-Based Payments to Non-Employees”, the Company is amortizing the fair value of the warrants over the six month term of the consulting agreement which is consistent with its treatment of similar cash transactions. Accordingly, the Company will record $476,000 of stock compensation expense related to this agreement which will be recognized on a straight-line basis over the six month term of the agreement (April 1, 2009 to October 1, 2009). During the three and six months ended September 30, 2009, the Company recorded $238,000 and $476,000 of compensation expense, respectively. These expenses were recorded as selling, general and administrative expense in the accompanying condensed consolidated statements of operations.
Common Stock Issued to Service Provider
     On April 24, 2009, the Company entered into an agreement with a contract sales organization (“CSO”) that will serve as the Company’s sales force for the sale of wound care products in the United States. Pursuant to the agreement, the Company agreed to pay the CSO a monthly fee and potential bonuses that will be based on achievement of certain levels of sales. The Company agreed to issue the CSO shares of common stock each month as compensation for its services. During the three and six months ended September 30, 2009, the Company issued 5,600 and 24,500 shares of common stock, respectively, in connection with this agreement. The Company has determined the fair value of the common stock, which was calculated as shares were issued, is more readily determinable than the fair value of the services rendered. Accordingly, the Company recorded the fair market value of the stock as compensation expense. The expense will be recognized as the shares of stock are earned. During the three and six months ended September 30, 2009, the Company recorded $14,000 and $40,000 of compensation expense, respectively. These expenses were recorded as selling, general and administrative expense in the accompanying condensed consolidated statements of operations.
Common Stock Issued in Private Placement
     On February 24, 2009, the Company entered into a Purchase Agreement with Robert Burlingame, a director of the Company, and an accredited investor. Pursuant to the terms of the Purchase Agreement, the investors agreed to make a $3,000,000 investment in the Company. The investors paid $1,000,000 (net proceeds of $948,000 after deducting offering expenses) for 854,701 shares of common stock on February 24, 2009 and paid $2,000,000 for 1,709,402 shares of common stock on June 1, 2009. In addition, the Company issued to the investors Series A Warrants to purchase a total of 1,500,000 shares of common stock pro rata to the number of shares of common stock issued on each closing date at an exercise price $1.87 per share. The Series A Warrants are exercisable after six months and will have a five year term. The Company also issued to the investors Series B Warrants to purchase a total of 2,000,000 shares of common stock pro rata to the number of shares of common stock issued on each closing date at an exercise price of $1.13 per share. The Series B Warrants are exercisable after six months and will have a three year term. In addition, for every two shares of common stock the investor purchases upon exercise of a Series B Warrant, the investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 per share and a five year term. The Company will only be obligated to issue Series C Warrants to purchase up to 1,000,000 shares of common stock.
Registered Direct Offering
     On July 30, 2009, the Company closed a registered direct placement of Units of its common stock to certain accredited investors. For each Unit purchased in this offering, the investors received one share of the Company’s common stock and a warrant to purchase one half of one share of common stock. The offering price of each Unit was $2.45 per Unit. The Company sold 2,454,000 Units consisting of 2,454,000 shares of common stock and 1,226,991 warrants to purchase common stock. The exercise price of each warrant is $3.3875 per share, the warrants become exercisable six months following the close of the offering and expire five years following the close of the offering. The Company received gross proceeds of $6,012,000 (net proceeds of $5,159,000 after deducting the placement agent’s commissions and other offering costs) from this offering.

Common Stock Issued to Settle Obligations
     During the three months ended September 30, 2009, the Company issued shares of common stock to various vendors to settle outstanding accounts payables. The Company entered into settlement agreements with these vendors and issued a total of 155,755 shares with a fair value equal to the outstanding payables or $377,000. Additionally, the Company issued the property owner of its Petaluma, CA facility 53,847 shares with a fair value of $70,000. These shares were issued as partial settlement in connection with the renegotiation of the lease and will be amortized on a straight-line basis over the remaining term of the lease which expires on September 30, 2011.
Anti-dilution Adjustments
     Pursuant to an anti-dilution provision contained in both the August 13, 2007 private placement investor and placement agent warrant agreements, for various transactions during the six months ended September 30, 2009, the Company was required to adjust the exercise price and the number of warrants held by each warrant holder under these agreements. These adjustments were the result of the issuance of the 2,454,000 Units issued in connection with the registered direct offering closed on July 30, 2009, the issuance of 465,997 shares of common stock to certain consultants in consideration for their services, and 209,602 shares of common stock issued in connection with the settlement of certain obligations. The exercise price for the warrants was adjusted from $5.03 to $4.34 and an additional 151,750 warrants were issued. At September 30, 2009, the total number of warrants outstanding subject to adjustment was 1,105,502.
Note 7. Stock-Based Compensation
     The Company accounts for share-based awards exchanged for employee services in accordance with ASC 718 “Compensation-Stock Compensation” (“ASC 718”) under which share-based compensation expense is measured at the grant date, based on the estimated fair value of the award. The Company estimates the fair value of employee stock awards using the Black-Scholes option pricing model. The Company amortizes the fair value of employee stock options on a straight-line basis over the requisite service period of the awards.
     The effect of recording stock-based compensation expense in accordance with the applicable provisions of ASC 718 is as follows (in thousands, except per share amounts):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cost of service revenue	$5	$3	$10	$7
Research and development	17	19	46	70
Selling, general and administrative	167	1,358	334	1,679

Total stock-based compensation	$189	$1,380	$390	$1,756

     No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.
     The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Expected life	6.0 years	5.5 years	6.0 years	6.1 years
Risk-free interest rate	1.65%	3.00%	1.65%	3.18%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Volatility	85%	73%	85%	75%
     The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by SAB 110 for “plain vanilla” options. The Company used this approach as it did not have sufficient historical exercise information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for the Company’s stock options was determined by examining the historical volatilities for industry peers and using an average of the historical volatilities of the

Company’s industry peers. The Company will continue to analyze the stock price volatility and expected term assumptions as more data for the Company’s common stock and exercise patterns becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
     In addition, ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated at 5% based on historical experience.
     A summary of all option activity as of September 30, 2009 and changes during the nine months then ended is presented below:

		Weighted-	Weighted-	Aggregate
		Average	Average	Intrinsic
	Shares	Exercise	Contractual	Value
Options	(000)	Price	Term	($000)
Outstanding at April 1, 2009	3,964	$3.28
Granted	150	2.18
Exercised	(521)	0.33
Forfeited or expired	(374)	8.25

Outstanding at September 30, 2009	3,219	$3.14	7.77	$3,028

Exercisable at September 30, 2009	1,523	$4.58	6.24	$778

     In addition to the above option activity, on April 26, 2007, an award of 60,000 stock units was issued to an officer of the Company. Each stock unit represents the right to receive a share of the Company’s common stock, in consideration of past services rendered and the payment by the officer of $3.00 per share, upon the settlement of the stock unit on a fixed date in the future. Half of the stock units, representing 30,000 shares, were forfeited on January 15, 2009 and the remaining 30,000 will be settled on January 15, 2010.
     The aggregate intrinsic value is calculated as the difference between the exercise price of the stock options and the underlying fair value of the Company’s common stock (2.43) for stock options that were in-the-money as of September 30, 2009.
     At September 30, 2009, there was unrecognized compensation costs of $1,630,000 related to stock options accounted for in accordance with the provisions of SFAS 123(R). The cost is expected to be recognized over a weighted-average amortization period of 2.39 years.
     The Company issues new shares of common stock upon exercise of stock options.
     As provided under the Company’s 2006 Stock Incentive Plan (“2006 Plan”), the aggregate number of shares authorized for issuance as awards under the 2006 Plan automatically increased on April 1, 2009 by 920,141 shares (which number constitutes 5% of the outstanding shares on the last day of the year ended March 31, 2009). Additionally, by a vote of the shareholders of the Company the shares authorized for issuance under the plan was increased by 1,000,000. Remaining shares authorized for issuance from the 2006 Plan at September 30, 2009 was 2,039,000.
Note 8. Income Taxes
     The Company has completed a study to assess whether a change in control has occurred or whether there have been multiple changes of control since the Company’s formation. The study concluded that no change in control occurred for purposes of Internal Revenue Code section 382. The Company, after considering all available evidence, fully reserved for these and its other deferred tax assets since it is more likely than not such benefits will not be realized in future periods. The Company has incurred losses for both financial reporting and income tax purposes for the three months ended September 30, 2009. Accordingly, the Company is continuing to fully reserve for its deferred tax assets. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred income tax assets satisfy the realization standard of ASC 740 “Income Taxes” (“ASC 740”), the valuation allowance will be reduced accordingly.
     ASC 740 addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the tax benefit from an uncertain tax position can be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. ASC 740 had no impact on the Company’s financial condition, results of operations or cash flows.
     The Company has identified its federal tax return and its state tax return in California as major tax jurisdictions. The Company is also subject to certain other foreign jurisdictions, principally Mexico and The Netherlands. The Company’s evaluation of ASC 740 tax matters was performed for tax years ended through March 31, 2009. Generally, the Company is subject to audit for the years ended March 31, 2008, 2007 and 2006 and maybe be subject to audit for amounts relating to net operating loss carryforwards generated in periods prior to March 31, 2005. The Company has elected to retain its existing accounting policy with respect to the treatment of interest and penalties attributable to income taxes in accordance with ASC 740, and continues to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit as well as its outstanding income tax assets and liabilities. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments, other than those identified above that would result in a material change to its financial position.
Note 9. Segment and Geographic Information
     The Company is organized primarily on the basis of operating units which are segregated by geography, United States (“U.S.”), Europe and Rest of the World (“Europe/ROW”) and Mexico.
     The following tables present information about reportable segments (in thousands):

		Europe/
	U.S.	ROW	Mexico	Total
Three months ended September 30, 2009
Product revenues	$160	$353	$890	$1,403
Service revenues	269	—	—	269

Total revenues	429	353	890	1,672
Depreciation and amortization expense	83	9	23	115
Profit (loss) from operations	(2,411)	78	78	(2,255)
Interest expense	(3)	—	—	(3)
Interest income	—	—	—	—

		Europe/
	U.S.	ROW	Mexico	Total
Three months ended September 30, 2008
Product revenues	$68	$233	$911	$1,212
Service revenues	269	—	—	269

Total revenues	337	233	911	1,481
Depreciation and amortization expense	103	60	32	195
Loss from operations	(6,674)	(170)	(1)	(6,845)
Interest expense	(149)	—	—	(149)
Interest income	56	—	—	56

		Europe/
	U.S.	ROW	Mexico	Total
Six months ended September 30, 2009
Product revenues	$289	$583	$2,098	$2,970
Service revenues	549	—	—	549

Total revenues	838	583	2,098	3,519
Depreciation and amortization expense	158	35	44	237
Profit (loss) from operations	(4,948)	(22)	414	(4,556)
Interest expense	(7)	—	—	(7)
Interest income	1	—	—	1

	U.S.	Europe/ ROW	Mexico	Total
Six months ended September 30, 2008
Product revenues	$132	$418	$1,669	$2,219
Service revenues	473	—	—	473

Total revenues	605	418	1,669	2,692
Depreciation and amortization expense	207	122	115	444
Loss from operations	(11,516)	(333)	(70)	(11,919)
Interest expense	(311)	—	—	(311)
Interest income	132	—	—	132

     Sales by geography reported in the Europe/ROW segment is as follows (in thousands):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
India	$50	$32	$79	$59
China	103	79	209	79
Europe and other	200	122	295	280

Total Europe/ROW	$353	$233	$583	$418

     The following table shows property and equipment balances by segment (in thousands):

	September 30,	March 31,
	2009	2009
U.S.	$1,031	$931
Europe/ROW	42	322
Mexico	200	179

	$1,273	$1,432

     The following table shows total asset balances by segment (in thousands):

	September 30,	March 31,
	2009	2009
U.S.	$7,999	$3,543
Europe/ROW	542	841
Mexico	1,429	1,063

	$9,970	$5,447

Note 10. Subsequent Events
Stock Option Grants to Directors
     On November 6, 2009, the Company granted its director Greg French a option to purchase 75,000 shares of the Company’s common stock at an exercise price of $1.89 per share. The options will vest over a three year period and will expire on November 6, 2019. Additionally, on November 6, 2009, the Company granted its director Jay Birnbaum a option to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.89 per share. The options will vest over a six month period and will expire on November 6, 2019.